Exhibit 10.1

Execution Version

INTEREST PURCHASE AGREEMENT

by and among

BREIT INDUSTRIAL BOBCAT HOLDINGS LLC,

CABOT INDUSTRIAL VALUE FUND IV, L.P.

and

CABOT INDUSTRIAL VALUE FUND IV MANAGER, LIMITED PARTNERSHIP

Dated as of December 19, 2017

i

ARTICLE IV - COVENANTS		34
4.1	Conduct of the Business Pending Closing	34
4.2	Entering Into or Modification of Space Leases and Contracts	38
4.3	No Solicitation	38
4.4	Excluded Interests	39

ARTICLE V - ADDITIONAL COVENANTS		39
5.1	Due Diligence.	39
5.2	Confidentiality	44
5.3	Reasonable Best Efforts; Further Action	45
5.4	Certain Tax Matters	45
5.5	Public Announcements	48
5.6	Resignations	48
5.7	Representative Indemnification.	48
5.8	Capital Projects	50
5.9	Use of Name; Amendment of Governing Documents	51
5.10	Management Agreements	51
5.11	Request for Tenant Estoppel Certificates	51
5.12	Repayment of Indebtedness	52
5.13	Unwinding of Swaps	52
5.14	Brokers	52
5.15	Affiliate Agreements	52
5.16	Risk of Loss; Condemnation and Casualty.	52
5.17	Books and Records	54
5.18	SNDAs; CCRs	55
5.19	Bonds and Letters of Credit	55
5.20	Incentive Fees	56
5.21	Third Flag Pkwy	57
5.22	2nd Amendment Drive	57
5.23	Enterprise Drive	58

ARTICLE VI - CONDITIONS AND CLOSING DELIVERIES		59
6.1	Conditions to Each Party’s Obligation to Effect the Closing	59
6.2	Conditions to Obligations of Buyer	59
6.3	Conditions to Obligations of Seller Parties	61
6.4	Seller Parties’ Closing Deliveries	62
6.5	Buyer’s Closing Deliveries	63
6.6	H-S-R Act	64

ARTICLE VII - LIMITATIONS ON REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; RESERVE		64
7.1	Survival	64
7.2	Indemnification by Seller Parties	65
7.3	Indemnification by Buyer	69
7.4	Treatment of Indemnity Payments	71
7.5	Remedies Exclusive	71
7.6	Disclaimer; Seller Parties’ Knowledge; Disclosure; Material Adverse Effect	72

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER		75
8.1	Termination	75

8.2	Effect of Termination	76
8.3	Amendment	77
8.4	Extension; Waiver	77

ARTICLE IX - GENERAL PROVISIONS		77
9.1	Nonsurvival of Representations and Warranties	77
9.2	Notices	77
9.3	Interpretation	78
9.4	Counterparts	79
9.5	Entire Agreement; No Third-Party Beneficiaries	79
9.6	Governing Law; Consent to Jurisdiction	79
9.7	Waiver of Jury Trial	80
9.8	Assignment	80
9.9	Specific Enforcement	80
9.10	Severability	81
9.11	Expenses	81
9.12	Attorneys’ Fees	82
9.13	Joint and Several	82
9.14	State-Specific Provisions	82

EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A	Form of Termination Fee Guaranty
EXHIBIT B	Form of Holdback Escrow Agreement
EXHIBIT C	Form of Estoppel Certificate
EXHIBIT D	Form of Assignment and Transfer Agreement
EXHIBIT E	Obligatory Removal Matters
EXHIBIT F	Form of REIT Opinion
EXHIBIT G	Allocation of Costs
EXHIBIT H	Form of Title Affidavit and Non-Imputation Certification
EXHIBIT I	Form of FIRPTA Affidavit
SCHEDULE A	Defined Terms
SCHEDULE B-1	Interests; Purchase Price Allocation

SCHEDULES

Schedule 1.4(g)(vi)(e)	Budgeted Real Estate Taxes
Schedule 1.4(k)	Real Estate Taxes
Schedule 1.8	Purchase Price Allocation
Schedule 2.6(a)	Financial Statements
Schedule 5.2	Required SEC Filings
Schedule 5.8 Schedule 5.21 Schedule 5.22	Buyer Capital Projects Third Flag Outparcel 2nd Amendment Drive Outparcel

SELLER PARTIES DISCLOSURE LETTER

Schedule B-2	Subsidiary Interests
Schedule B-3	Excluded Interests
Schedule 1.4(m)	Current Tax Appeals
Schedule 2.2(b)	Partnership Subsidiaries
Schedule 2.3(b)	Obligations to Sell or Acquire Interests
Schedule 2.4	Other Interests
Schedule 2.5(b)	Required Approvals
Schedule 2.6(b)	Subsidiaries Not Consolidated With Operating Partnership; Undisclosed Liabilities
Schedule 2.7	Certain Events from the Date of the Most Recent Balance Sheet
Schedule 2.8	Litigation
Schedule 2.9(b)	Existing Title Reports and Surveys
Schedule 2.9(c)	Condemnation and Rezoning
Schedule 2.9(d)-A	List of Space Leases and Amendments
Schedule 2.9(d)-B	Notices of Default
Schedule 2.9(d)-C	List of Outstanding Improvements
Schedule 2.9(d)-E	Early Rent Payments
Schedule 2.9(d)-F	Spaces Lease Arrearages
Schedule 2.9(d)-G	Space Lease Security Deposits
Schedule 2.9(e)	Tenant Inducements
Schedule 2.9(f)	Service Contracts
Schedule 2.9(g)	Notices from Government Authorities
Schedule 2.9(i)	Property Dispositions
Schedule 2.9(j)	Sale and Option Agreements
Schedule 2.9(k)	Post-Closing Liabilities and Incentive Fees
Schedule 2.9(l)	Existing Property Purchase Agreements
Schedule 2.10	Hazardous Materials Contamination
Schedule 2.12	Tax Exceptions
Schedule 2.13	Brokers
Schedule 2.17(a)	Defaults Under Contracts
Schedule 2.17(b)	Debt
Schedule 2.17(c)	Derivatives

Schedule 2.17(d)	Broker Agreements
Schedule 2.17(f)	Affiliate Agreements
Schedule 2.18	Additional Insurance Policies and Insurance Claims
Schedule 2.19	Banking Relationship Information
Schedule 2.20	Material Capital Projects
Schedule 9.14(e)	ISRA Leaseholds

* Schedules, exhibits and similar attachments to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.

v

INTEREST PURCHASE AGREEMENT

THIS INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of December 19, 2017, is by and among BREIT INDUSTRIAL BOBCAT HOLDINGS LLC, a Delaware limited liability company (“Buyer”), CABOT INDUSTRIAL VALUE FUND IV, L.P., a Delaware limited partnership (“Cabot Fund”), and CABOT INDUSTRIAL VALUE FUND IV MANAGER, LIMITED PARTNERSHIP, a Massachusetts limited partnership (the “General Partner”).  Cabot Fund and General Partner are sometimes referred to herein collectively as “Seller Parties” or individually as “Seller Party.”  A list of the defined terms used in this Agreement and the Section where each is defined is set forth on Schedule A attached hereto.

RECITALS:

WHEREAS, Cabot Fund is the owner and holder of all of the common shares of Cabot Industrial Value Fund IV REIT LLC, a Delaware limited liability company (the “Cabot REIT”), as set forth on Schedule B-1 hereto (the “REIT Common Shares”);

WHEREAS, General Partner is the owner and holder of all of the limited partner interests in Cabot Industrial Value Fund IV Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”; and together with the Cabot REIT, collectively, the “Target”), as set forth on Schedule B-1 of the Seller Parties Disclosure Letter (the “LP Interests” and, together with the REIT Common Shares, the “Interests”);

WHEREAS, the Cabot REIT is the owner and holder of all of the general partner interests (and is the sole general partner) of the Operating Partnership;

WHEREAS, the Operating Partnership directly or indirectly owns all of the limited liability company interests in each direct or indirect Subsidiary (as defined below) of the Operating Partnership (the “Partnership Subsidiaries”; and together with the Target, collectively the “Target Companies”), as set forth on Schedule B-2 of the Seller Parties Disclosure Letter (the “Subsidiary Interests”);

WHEREAS, Buyer is not acquiring the limited liability company interests in the Partnership Subsidiaries set forth on Schedule B-3 of the Seller Parties Disclosure Letter (the “Excluded Interests”);

WHEREAS, certain of the Partnership Subsidiaries identified on Schedule B-2 of the Seller Parties Disclosure Letter own the land, buildings, fixtures and other improvements constituting the Property and listed opposite their names on Schedule B-2 of the Seller Parties Disclosure Letter (each a “Property” and collectively the “Properties” or the “Portfolio”);

WHEREAS, Buyer desires, subject to the terms and conditions set forth in this Agreement, to purchase from Seller Parties and Seller Parties desires to sell to Buyer all of the Interests owned by Seller Parties free from any Liens and subject to the terms and conditions set forth in this Agreement (the “Interest Purchase”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Interest Purchase, and also to prescribe various conditions to the Interest Purchase.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I - THE Interest Purchase

1.1Purchase and Sale of Interests.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller Party shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from each Seller Party, the Interests set forth next to such Seller Party’s name on Schedule B-1 hereto, free and clear of all Liens.

1.2Closing.  The closing of the Interest Purchase (the “Closing”) will take place at 12:00 noon, eastern time, on March 15, 2018, or any other date mutually agreed upon in writing by the parties hereto (the “Closing Date”).  “Business Day” means each day, other than a Saturday, Sunday or other day on which banks in New York, New York are required by Law to close, or bank or LIBOR holidays.

1.3Purchase Price.  Subject to the terms and conditions of this Agreement, at the Closing, in exchange for all of the Interests, Seller Parties shall receive from Buyer, and Buyer shall pay, or cause to be paid, to Seller Parties cash in an amount, without interest, equal to the following consideration (the “Purchase Consideration”);

(i)at the Closing, an amount of cash equal to One Billion Eight Hundred Five Million and No/100 Dollars ($1,805,000,000.00) (the “Purchase Price”) as adjusted, pursuant to Sections 1.4(a) and 1.4(b) and as otherwise expressly set forth in this Agreement (such cash to be allocated among Seller Parties as set forth on Schedule B-1 hereto; provided, that the amount payable to Seller Parties on the Closing Date shall be calculated using the Estimated Closing Adjusted Working Capital as finally determined pursuant to Section 1.4), less:

(a)the amount applied to the repayment of the outstanding Indebtedness (as defined below) as provided in Section 5.12 together with all amounts due thereunder;

(b)the amount of the Post-Closing Adjustment Escrow placed into escrow at the Closing as provided in Section 1.4(o) and the Holdback Escrow Agreement;

(c)the amount of the Holdback Escrow Amount placed into escrow at the Closing as provided in Section 1.5(c) and the Holdback Escrow Agreement;

(ii)following the Closing, a portion of the Post-Closing Adjustment Escrow, such portion to be subject to, and determined in accordance with, the terms and conditions of Section 1.4, Article VII and the Holdback Escrow Agreement; and

(iii)following the Closing, a portion of the Holdback Escrow Amount, such portion to be subject to, and determined in accordance with, the terms and conditions of Article VII and the Holdback Escrow Agreement.

The amount payable to Seller Parties at Closing calculated by clause (i) of the foregoing sentence is referred to herein as the “Closing Cash Payment”.

1.4Adjustment to Closing Cash Payment.

(a)At least five (5) Business Days prior to the Closing Date, Seller Parties shall in good faith prepare and provide to Buyer an estimate of the Pro-Rated Adjustment as of the close of business on the day immediately prior to the Closing Date (the “Estimated Pro-Rated Adjustment”), setting forth the calculation of the Estimated Pro-Rated Adjustment in reasonable detail, together with supporting information.  Except as set forth in Sections 1.4(h), 1.4(i) and 1.4(k), the prorations set forth herein will apportion income and expenses with respect to the Portfolio as of 12:01 a.m., Eastern time, on the day of Closing, as if Buyer were vested with title to the Interests during the entire day upon which Closing occurs.  The Estimated Pro-Rated Adjustment shall be subject to Buyer’s reasonable approval.  As provided in Section 1.3 hereof, the Closing Cash Payment shall be adjusted, dollar for dollar, up or down, as appropriate, by the Estimated Pro-Rated Adjustment (i.e., if the Estimated Pro-Rated Adjustment is a positive number, Buyer will pay the Estimated Pro-Rated Adjustment in cash at Closing in addition to the Purchase Price; if the Estimated Pro-Rated Adjustment is a negative number, Buyer will receive a credit at Closing for such amount). The parties agree that the adjustment based on Adjusted Working Capital described in Section 1.4(b) is not intended to be duplicative of the adjustment based on the Pro-Rated Adjustment and, accordingly, the effects of the Pro-Rated Items and other items included in the calculation of the Pro-Rated Adjustment are not to be taken into account in calculating the Adjusted Working Capital.

(b)At least five (5) Business Days prior to the Closing Date, Seller Parties shall in good faith prepare and provide to Buyer an estimated balance sheet of Cabot REIT and an estimated combined consolidated balance sheet of the Operating Partnership and the Partnership Subsidiaries, as of the close of business on the day immediately prior to the Closing Date (collectively, the “Estimated Closing Date Balance Sheet”).  The Estimated Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied on a fair value basis and otherwise consistent with the methodology used to prepare the Most Recent Balance Sheet and shall also include a calculation of Adjusted Working Capital.  The Estimated Closing Date Balance Sheet and the calculation of the Adjusted Working Capital shall be subject to Buyer’s reasonable approval.  As provided in Section 1.3 hereof, the Closing Cash Payment shall be adjusted, dollar for dollar, up or down, as appropriate, by the amount that the Adjusted Working Capital set forth on the Estimated Closing

Date Balance Sheet (the “Estimated Closing Adjusted Working Capital”) exceeds or is less than $0.00 (the “Base Adjusted Working Capital”).

(c)During the period from delivery of the Estimated Pro-Rated Adjustment and the Estimated Closing Date Balance Sheet until the Closing Date, Seller Parties shall permit Buyer to have reasonable access to Seller Parties’ and the Target Companies’ books and records pertaining to the preparation of such estimates.  Further, upon the Closing Date, Buyer shall continue to have access and an opportunity to review Seller Parties’ and the Target Companies’ books and records pertaining to the preparation of such estimates and also shall review the Estimated Closing Date Balance Sheet in accordance with GAAP consistently applied on a fair value basis, and otherwise consistent with the methodology used to prepare the Most Recent Balance Sheet and the provisions of this Section 1.4, and following such review, Buyer shall make any adjustments necessary thereto consistent with the provisions of this Section 1.4 (the Estimated Closing Date Balance Sheet, as so adjusted, shall be called the “Post-Closing Balance Sheet”).  Buyer shall, within sixty (60) days after the Closing Date, deliver the Post-Closing Balance Sheet to Seller Parties, together with worksheets which detail any adjustments and the basis of any such adjustments and any other information that Seller Parties may reasonably request in order to verify or evaluate such adjustments; provided, however, that if Seller Parties have not prepared one or more tax returns for jurisdictions in which a Target Company is required to pay taxes within the foregoing sixty (60) day period pursuant to Section 5.4, such sixty (60) day period shall extend until ten (10) days following the completion of all such tax returns.  If Buyer fails to deliver the Post-Closing Balance Sheet to Seller Parties within such sixty (60) day period, or within ten (10) days following completion of all such tax returns, as the case may be, then the Estimated Closing Date Balance Sheet shall be deemed to be the Post-Closing Balance Sheet unless, within thirty (30) days after the date by which the Buyer was supposed to have delivered the Post-Closing Balance Sheet, the Seller Parties provide written notice to Buyer objecting to a deemed approval of the Post-Closing Balance Sheet (a “Seller Deemed Approval Objection Notice”).  The Post-Closing Balance Sheet and the Adjusted Working Capital at the Closing reflected thereon, shall be binding upon the parties upon approval in writing (or upon “deemed approval” pursuant to this Section) of such Post-Closing Balance Sheet by Seller Parties and Buyer.  Seller Parties shall be deemed to have approved the Post-Closing Balance Sheet and the Adjusted Working Capital unless Seller Parties have delivered a written statement specifying any disagreement therewith within fifteen (15) days following its receipt of the Post-Closing Balance Sheet and accompanying worksheets (a “Seller Objection Notice”).  If Seller Parties do not agree with the Post-Closing Balance Sheet and the calculation of Adjusted Working Capital at the Closing stated thereon, or if Buyer fails to deliver the Post-Closing Balance Sheet and the Seller Parties deliver to Buyer a Seller Deemed Approval Objection Notice within the time period set forth above, then Buyer and Seller Parties shall use good faith efforts to resolve their differences.  In the event that Buyer and Seller Parties cannot resolve such differences, within fifteen (15) days following receipt by Buyer of the Seller Objection Notice, then Buyer and Seller Parties shall select a nationally recognized independent accounting firm mutually satisfactory to Buyer and Seller Parties to resolve such dispute (the “Neutral Auditor”).  The Neutral Auditor shall review the Post-Closing Balance Sheet and, as soon as possible after its appointment, shall make any adjustments necessary thereto, and upon completion of such review, such Post-Closing Balance Sheet (and the calculation of the Adjusted Working Capital at the Closing stated thereon) as determined by the Neutral Auditor shall be binding upon (and deemed approved by) Buyer and Seller Parties and neither Seller Parties nor

Buyer shall have any further right to contest if appeal the same, including, without limitation, in any judicial process.  The Adjusted Working Capital at the Closing stated on the version of the Post-Closing Balance Sheet that is ultimately binding on the parties pursuant to this Section 1.4(c) shall be referred to as the “Closing Adjusted Working Capital.”  If such a review is conducted by the Neutral Auditor, then the party (i.e., Buyer, on the one hand, or Seller Parties, on the other hand) whose last proposed offer for the settlement of the items in dispute prior to the selection of the Neutral Auditor, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses of the Neutral Auditor associated with such review; provided, that the sole source for any such amounts owed by Seller Parties shall be first, the Post-Closing Adjustment Escrow, and thereafter, the Holdback Escrow Amount, to the extent available.

(d)No later than September 15, 2018 (“True-Up Date”), Buyer shall prepare and present to Seller Parties for their approval a calculation of the re-proration of the Pro-Rated Items, based upon the actual amount of such items incurred or received by the parties for the year or other applicable fiscal period, together with such supporting documentation as reasonably requested by Seller Parties.  Any disagreement shall be resolved by a Neutral Auditor in a manner consistent with Section 1.4(c).  The re-proration that is ultimately agreed to or binding on the parties is the “Closing Pro-Rated Adjustment”.  To the extent that the Closing Pro-Rated Adjustment is different from the Estimated Pro-Rated Adjustment, then, within three (3) Business Days following the determination of the Closing Pro-Rated Adjustment, Buyer and Seller Parties shall appropriately adjust for such difference and either (i) if there is an adjustment in favor of Buyer, by Seller Parties paying to Buyer the difference between such amounts by wire transfer of immediately available funds, the sole source for which shall be first, the Post-Closing Adjustment Escrow, and thereafter, the Holdback Escrow Amount to the extent available, and (ii) if there is an adjustment in favor of Seller Parties, by Buyer paying to Seller Parties the difference between such amounts by wire transfer of immediately available funds.

(e)Within three (3) Business Days following the determination of the Closing Adjusted Working Capital in accordance with Section 1.4(c), (i) in the event the Closing Adjusted Working Capital is less than the Estimated Closing Adjusted Working Capital, Seller Parties shall pay to Buyer the difference between such amounts, the sole source of which shall be first, the Post-Closing Adjustment Escrow, and thereafter, the Holdback Escrow Amount to the extent available, and (ii) in the event the Closing Adjusted Working Capital is greater than the Estimated Closing Adjusted Working Capital, Buyer shall pay to Seller Parties the difference between such amounts by wire transfer of immediately available funds.

(f)Subject to Section 1.4(n) below, Buyer shall use its reasonable efforts for nine (9) months after the Closing Date to collect any Uncollected Tenant Payments.  Buyer shall not be obligated to pursue any such past due amounts after such 9-month period.  Buyer will be obligated to promptly pay to Seller Parties an amount equal to any Uncollected Tenant Payments not accounted for in the calculation of the Closing Pro Rated Adjustment and otherwise payable to Seller Parties subject to the waterfall provisions of Section 1.4(g)(vi)(d) only to the extent that such Uncollected Tenant Payments are subsequently collected.  If at the Closing Date any tenants owe any Partnership Subsidiaries any money, Seller Parties shall have no rights to collect such sums directly from the tenants, and hereby covenant and agree not to seek such sums in any manner whatsoever, including but limited to bringing  lawsuits against the tenants for such collection, disturbing the possession, use or occupancy of the tenants, seeking the termination of the applicable Space Lease or otherwise pursuing the eviction of such tenant.

(g)As used in this Section 1.4:

(i)“Adjusted Working Capital” means Current Assets minus Current Liabilities, as adjusted to net out the effect of the Pro-Rated Items and the other items included in the calculation of the Pro-Rated Adjustment.

(ii)“Current Assets” means and includes unrestricted cash (other than any security deposits held by the Target Companies with respect to any Space Leases, any amounts deposited by Seller Parties pursuant to Section 5.19, or cash payments received pursuant to Section 5.13 resulting from the unwinding or termination of any swaps), and subject to approval by Buyer in its sole but good faith discretion, all cash equivalents, and all accounts receivable (excluding Uncollected Tenant Payments) of the Target Companies, in each case as determined in accordance with GAAP consistently applied on a fair value basis.

(iii)“Current Liabilities” means and includes all accounts payable, accrued expenses, accrued but unpaid (including delinquent) Taxes, deferred revenues and all other liabilities of the Target Companies, in each case as determined in accordance with GAAP consistently applied on a fair value basis.  Current Liabilities shall not include (i) any accruals or security deposits related to Pro-Rated Items, (ii) any CAM and Real Estate Tax Payables otherwise covered by Section 1.4(i), (iii) Real Estate Taxes payable and covered by Sections 1.4(h) and 1.4(k), and (iv) any portion of Indebtedness to be paid off at Closing in accordance with the terms of this Agreement to the extent paid in full at Closing.

(iv)“Pro-Rated Adjustment” shall equal (A) the sum of (x), with respect only to the post-Closing determination of the Closing Pro-Rated Adjustment under Section 1.4(d), all income of the Target Companies on a combined consolidated basis attributable to the Pro-Rated Items for periods prior to the Closing Date that is collected after the Closing Date, plus (y) all expenses of the Target Companies on a combined basis attributable to the Pro-Rated Items for periods on or after the Closing Date that have been paid as of the Closing Date, minus (B) the sum of (x) all income of the Target Companies on a combined consolidated basis attributable to the Pro-Rated Items for periods on or after the Closing Date that has been collected as of the Closing Date, plus (y) all expenses of the Target Companies on a combined consolidated basis attributable to the Pro-Rated Items for periods prior to the Closing Date that have not been paid as of the Closing Date.  Income and expenses attributed to the Pro-Rated Items will be allocated among these time periods as follows, except as otherwise specified herein with respect to a Pro-Rated Item: (A) income and expenses relating to the Pro-Rated Items with respect to periods beginning prior to the Closing Date and ending on or after the Closing Date will be allocated based on a 365 day year in the applicable period (e.g., collected rent for the month in which the Closing occurs will be prorated based on the number of days in the month) and (B) all other income and expenses will be allocated to the period to which it relates (e.g., collected rent for a month beginning after the Closing Date shall be credited in full to that time period).

(v)The Pro-Rated Adjustment will be: (A) with respect to New Leases entered into or Lease Modifications, in each case in accordance with Section 4.2, and Post-12/15 Existing Leases, increased or decreased, as applicable, by the Tenant Inducement Costs borne or to be borne by the landlord, prorated between Seller Parties and Buyer based on the base rent each party would receive during its respective period of indirect ownership of the applicable Properties during the term of the applicable Space Lease (not including any unexercised extension or renewal term) by Buyer and Seller Parties, in each case to the extent that Seller Parties have paid or, with respect to free rent, incurred such Tenant Inducement Costs on or before the Closing Date in an amount in excess of, or below, as applicable, its prorated share of such Tenant Inducement Costs, (B) decreased by the amount of any Tenant Inducement Costs with respect to the terms of Pre-12/15 Existing Leases as of the date of this Agreement that have not been paid or provided by Seller Parties on or before the Closing Date, and (C) decreased by any amounts necessary to complete any Pre-12/15 Capital Projects that have not been paid by Seller Parties on or before the Closing Date, with such amounts more particularly described in Schedule 2.18 of the Seller Parties Disclosure Letter, as such amounts may be reduced by payments made between the date of this Agreement and the Closing Date.  The Estimated Pro Rata Adjustment shall include an estimate of the costs of the items under clauses (A) through (C) above.  Buyer and Seller Parties, as applicable, shall promptly pay to Buyer or Seller Parties, as applicable, the amount by which the aggregate Estimated Pro Rated Adjustment for such items is less than, or greater than, the final aggregate Pro-Rated Adjustment for such items, provided, however, that the sole source for any such payment by Seller Parties shall be first, the Post-Closing Adjustment Escrow, and thereafter, the Holdback Escrow Amount, to the extent available. As used herein, “Tenant Inducement Costs” shall mean all payments, costs and expenses, obligations required to be paid, incurred, reimbursed or otherwise provided by the landlord pursuant to a Space Lease which is in the nature of tenant improvement costs, tenant allowances, free rent, cash concession payments, landlord’s work costs, legal fees associated with lease negotiations, brokerage and leasing commissions (whether due in connection with the representation of landlord or tenant), moving costs, tenant relocation costs or any other related or similar benefit or inducement.

As an example of the proration set forth in clause (A) of the first sentence of this clause (v), if there is a Post-12/15 Existing Lease with a 63 month lease term which provides a Tenant Inducement Cost of three months of free rent for the first three months of the lease term, and base rent of $1,000 for each month of the 63-month term other than the three months of free rent, and the first month of the lease term occurs during the Seller’s period of ownership, then such Seller will be responsible for 1/63rd of the free rent cost, or $47.62 (i.e., three months of free rent, or $3,000, multiplied by 1/63), and such Seller shall receive a credit at Closing of $952.38 because tenant did not pay any rent to such Seller during the first month of the lease term.

Subject to the terms of this Section 1.4(g)(v) and provided the applicable Pro-Rated Adjustment (as adjusted by the Closing Pro-Rated Adjustment) has been made in accordance therewith, from and after Closing, Buyer shall be solely and exclusively responsible for all Tenant Inducement Costs for all Space Leases, including, without limitation, Pre-12/15 Existing Leases and Post-12/15 Existing Leases.

As used herein, “Existing Leases” shall mean the Pre-12/15 Existing Leases and the Post-12/15 Existing Leases; “Pre-12/15 Existing Leases” shall mean the Space Leases entered into prior to December 15, 2017; “Post-12/15 Existing Leases” shall mean the Space Leases entered into on or after December 15, 2017 but prior to the date of this Agreement; “New Leases” shall mean all Space Leases entered into on or after the date of this Agreement; and “Lease Modifications” shall mean any amendments after the date of this Agreement to Existing Leases or New Leases.

(vi)The “Pro-Rated Items” shall consist of the following:

(a)Subject to Section 1.4(h) and 1.4(k), real and personal property taxes and installments of special assessments (“Real Estate Taxes) with respect to Properties.  For the avoidance of doubt, subject to Section 1.4(h) and 1.4(k), the parties agree that Seller shall be responsible for and pay all Real Estate Taxes for the calendar year 2017 and all prior periods, and Buyer shall be responsible for and pay all Real Estate Taxes for calendar year 2018.

(b)Subject to Section 1.4(h), all operating expenses and other apportionable expenses, including, but not limited to, assessments and other obligations under covenants and easements, reciprocal easement agreements and similar agreements encumbering the Properties with third parties (including homeowner’s associations), and all amounts owed or accrued with respect to electricity, gas, water, sewer or other utility usage at the Properties (collectively, the “Operating Expenses”).  For the avoidance of doubt, subject to Section 1.4(h), the parties agree that Seller shall be responsible for and pay all Operating Expenses for the calendar year 2017 and all prior periods, and Buyer shall be responsible for and pay all Operating Expenses for calendar year 2018.

(c)Collected rents for the current period; the full amount of any security deposits actually received by Seller Parties and not applied by landlord in accordance with the terms of the applicable Space Leases prior to the date hereof or, to the extent permitted hereunder, after the date hereof (with interest earned thereon required to be paid to the applicable tenant and not so paid, if any); prepaid rentals and all other incidental expenses and charges paid by current, former or prospective tenants at the Properties; in each of the foregoing cases, only to the extent collected for the current period and any future periods, but excluding CAM and Real Estate Tax Receivables for Space Leases that are triple net leases.

(d)All rents and related charges for the current period in which Closing occurs and prior rental periods that are collected after the Closing

Date, less any reasonable third party out-of-pocket expenses of collection thereof (“Uncollected Tenant Payments”), but for purposes of this Section 1.4(g)(vi)(d), Uncollected Tenant Payments shall exclude CAM and Real Estate Tax Receivables.  For the avoidance of doubt, Uncollected Tenant Payments shall not be pro-rated unless and until they are collected, and in such case, only with respect to the post-Closing determination of the Closing Pro-Rated Adjustment under Section 1.4(d).  Seller Parties and Buyer agree that all rent under a Space Lease received by Seller Parties or Buyer after Closing will be applied first to rents that became due and payable in the month in which Closing occurs, and second to rents that become due and payable after Closing, and third, to those that were due and payable prior to Closing.  If, after Closing, Seller Parties or Buyer, as applicable, receives any payment from any tenant, such amount will be remitted to the party entitled thereto in accordance with the terms of the preceding sentence within five (5) Business Days after receipt.

(e)Collected CAM and Real Estate Tax Receivables (including annual adjustments thereto and annual tenant reconciliations) for Space Leases that are triple net leases, in each case only to the extent collected.  For the avoidance of doubt, Buyer shall be entitled to receive all CAM and Real Estate Tax Receivables for triple net leases that are attributable to calendar year 2018, and Seller Parties shall be entitled to receive all CAM and Real Estate Tax Receivables for triple net leases that are attributable to calendar year 2017.  In consideration of the foregoing, Seller Parties agree to cause the applicable Target Companies to bill the tenants of the Properties for each month of calendar year 2018 prior to and including the month of Closing using the budgeted amount for Real Estate Tax Receivables set forth on Schedule 1.4(g)(vi)(e) (the “Budgeted Real Estate Tax Amounts”). In the event any CAM and Real Estate Tax Receivables attributable to calendar year 2018 for Space Leases that are triple net leases have not been collected as of the Closing Date, Seller Parties shall provide a credit to Buyer at Closing in the amount of such uncollected CAM and Real Estate Tax Receivables attributable to the period from and after January 1, 2018 up to but excluding the Closing Date (such credit with respect to Real Estate Taxes to be calculated using the Budgeted Real Estate Tax Amounts for such tenants), and Buyer shall reimburse Seller Parties in accordance with Section 1.4(f) for such credit if and when such uncollected CAM and Real Estate Tax Receivables are collected after Closing.

(f)Buyer shall receive a credit equal to the amount required to liquidate the shareholders of the Series A Preferred Shares in the Cabot REIT assuming a hypothetical redemption of such preferred shareholders upon the Closing.

(h)Notwithstanding the foregoing or anything herein to the contrary, but subject to the terms of Section 1.4(g)(vi)(e), Section 1.4(i), Section 1.4(k) and this Section

1.4(h), the parties agree that Operating Expenses and Real Estate Taxes shall be prorated as of January 1, 2018, with Seller Parties responsible for all Operating Expenses and Real Estate Taxes for the period prior to January 1, 2018, and Buyer responsible for all Operating Expenses and Real Estate Taxes for the period from and after January 1, 2018, with such proration included in the Estimated Pro-Rated Adjustment.  With respect to the entire Portfolio, for each space within a Property that, for all or any portion of the period from January 1, 2018 up to but excluding the day of Closing, is either vacant or subject to a Space Lease that is a gross lease or a lease with a base stop, Seller Parties shall credit Buyer at Closing an amount equal to the product of (A) the number of days in calendar year 2018 up to but excluding the day of Closing on which such space is either vacant or subject to a Space Lease that is a gross lease or a lease with a base stop, multiplied by (B) a fraction expressed as a dollar amount in which (x) the numerator is the product of (1) 2 and 00/100 Dollars ($2.00), multiplied by (2) the rentable square footage of such space, and (y) the denominator is Three Hundred Sixty-Five (365).  For the avoidance of doubt, and notwithstanding anything herein to the contrary, the parties agree that there shall be no proration after Closing with respect to Operating Expenses and Real Estate Taxes for the period from and after January 1, 2018, as the parties intend the foregoing calculation based on the per diem vacancy factor and Operating Expenses and Real Estate Taxes not passed through to tenants to be the final adjustment between the parties with respect to Operating Expenses and Real Estate Taxes for the period from and after January 1, 2018.

(i)Notwithstanding the foregoing or anything herein to the contrary but subject to the terms of Section 1.4(g)(vi)(e), with respect to all Operating Expenses, including, without limitation, common area maintenance costs and insurance costs, and all Real Estate Taxes, in each of the foregoing cases  that are pass-throughs to tenants under Space Leases (“CAM and Real Estate Tax Expenses”), (i) Seller Parties shall be entitled to receive all payments made by tenants (“CAM and Real Estate Tax Receivables”) attributable to the period prior to January 1, 2018, and Seller shall be obligated to pay all CAM and Real Estate Tax Expenses and reimburse all amounts due to tenants with respect to tenant overpayment of CAM and Real Estate Tax Expenses (collectively, “CAM and Real Estate Tax Payables”) attributable to such period prior to January 1, 2018, and (ii) Buyer shall be entitled to receive all CAM and Real Estate Tax Receivables for triple net Space Leases that are attributable to the period from and after January 1, 2018, and Buyer shall be obligated to pay all CAM and Real Estate Tax Payables and reimburse all amounts due to tenants with respect to tenant overpayment of CAM and Real Estate Tax Expenses attributable to such period from and after January 1, 2018.  If and to the extent not completed prior to Closing, following Closing, by no later than April 30, 2018, Seller Parties shall prepare and provide Buyer the calendar year 2017 CAM reconciliations with respect to each of the tenants under Space Leases at the Properties, which shall include a schedule, broken down by building, showing for calendar year 2017 total actual pass-through CAM and Real Estate Tax Expenses vs. total collected CAM and Real Estate Tax Receivables (in each case including estimates where appropriate, with final information to be provided when available), together with all necessary supporting documentation (reasonably expected to satisfy the requirements of any tenant audit), and showing estimated CAM and Real Estate Tax Payables (i.e., tenant payment overages entitling a tenant to reimbursement by the applicable Partnership Subsidiary) or estimated CAM and Real Estate Tax Receivables (i.e., tenant payment shortfalls entitling the applicable Partnership Subsidiary to payment), by building and tenant.  Simultaneously with its delivery of the calendar year 2017 CAM and Real Estate Tax reconciliation, Seller shall also pay to Buyer on a tenant by tenant basis an amount equal to the estimated CAM and Real Estate Tax Payables for each tenant, as applicable.  Following its receipt thereof, Buyer shall include such 2017 CAM and Real Estate Tax reconciliations with its next billing to the applicable tenants, and together with such billing shall pay the applicable tenants any such CAM and Real Estate Tax Payables received from Seller Parties (or provide the applicable tenants credits in such amounts).  To the extent with respect to 2017 CAM and Real Estate Tax Expenses, any tenant under a Space Lease claims it is owed a higher CAM and Real Estate Tax Payable, or claims it is due a CAM and Real Estate Tax Payable that the Seller does not think is due to such tenant, Seller Parties shall be obligated to pay such tenant such amounts if and when such amounts are determined by Buyer in good faith to be due in accordance with the terms and conditions of the applicable Space Lease for the 2017 calendar year, to the extent such amounts have not already been credited or paid to Buyer pursuant to this Section 1.4.  Buyer agrees that Seller Parties and their agents will have the right after Closing to communicate with tenants under Space Leases in order to complete the 2017 CAM and Real Estate Taxes reconciliations, and to resolve any open points, provided Buyer shall be given the opportunity to participate in such discussions.

(j)Notwithstanding any herein to the contrary, the Pro-Rated Items shall not include taxes, utilities or other amounts to the extent a tenant is obligated under its Space Lease to pay the same directly to the applicable service provider or Governmental Entity and such tenant is not in monetary default or material non-monetary default under the applicable Space Lease.  To the extent any such amounts are included in the Pro-Rated Items and paid by the Seller Parties pursuant to the previous sentence due to a tenant monetary default or material non-monetary default, upon the cure of such default any such amounts paid by the Seller Parties shall be reimbursed by Buyer to Seller Parties.

(k)Buyer and Seller Parties agree that Real Estate Taxes for those Properties set forth in Schedule 1.4(k) shall be treated on a cash basis rather than an accrual basis.  As a result, (i) Buyer shall be responsible for payment of Real Estate Taxes for such Properties set forth in Schedule 1.4(k) for the period from and after January 1, 2018 , even though such payments due and payable in calendar year 2018 are attributable to calendar year 2017; provided, for the avoidance of doubt, that Seller Parties shall (A) provide a credit to Buyer in accordance with Section 1.4(g)(vi)(e) with respect to triple net tenants at the Properties set forth in Schedule 1.4(k) and (B) provide a credit to Buyer in accordance with Section 1.4(h) with respect to all or a portion of the Properties on Schedule 1.4(k) that are vacant or subject to a Space Lease that is a gross lease or a lease with a base stop; (ii) to the extent that Seller Parties pay any such Real Estate Taxes for the period from and after January 1, 2018, Buyer shall credit or otherwise reimburse Seller Parties for such amounts paid by Seller Parties; and (iii) there will be no re-proration after Closing of Real Estate Taxes prorated pursuant to this Section 1.4(k) except to the extent of a refund pursuant to Section 1.4(m) below.

(l)All prorations and payments to be made under the foregoing provisions shall be made on the basis of a written statement or statements delivered to Buyer by Seller Parties and reasonably approved by Buyer, and executed by the parties at Closing.

(m)Any refund or credit (collectively, the “Seller’s Refund”) attributable to Seller Parties for overpayment of Real Estate Taxes, and all amounts paid or payable by tenants under the Space Leases on account of Real Estate Taxes, for any applicable fiscal tax periods ending prior to the Closing Date (the “Seller’s Tax Period”) are the property of Seller (and to the extent any tenants are due any such Seller’s Refund or portion thereof, Seller shall be obligated to pay such tenants).  Any refund or credit attributable to Buyer’s overpayment of Real Estate Taxes (the “Buyer’s Refund”), and all amounts paid or payable by tenants under the Space Leases on account of Real Estate Taxes, for any fiscal tax periods commencing after the fiscal tax year in which Closing occurs are the property of Buyer (and to the extent any tenants are due any such Buyer’s Refund or portion thereof, Buyer shall be obligated to pay such tenants).  Any refund or credit attributable to the overpayment of Real Estate Taxes (the “Collective Refund”), and all amounts paid or payable by tenants under the Space Leases on account of Real Estate Taxes, for any fiscal tax periods in which the Closing Date shall occur (the “Collective Tax Period”) shall be prorated amongst Buyer and Seller Parties based on their respective periods of ownership during the Collective Tax Period (and to the extent any tenants are due any such Collective Refund or portion thereof, Buyer and Seller shall be obligated to pay such tenants a prorated amount of the Collective Refund based on Seller Parties’ and Buyer’s respective periods of ownership during the Collective Tax Period). Buyer shall commence, continue and control any tax appeal or other action or proceeding related to any Seller’s Refund or Collective Refund for Seller’s Tax Period or the Collective Tax Period, respectively, provided that (i) Seller Parties and Buyer shall reasonably cooperate with one another to obtain any such Seller’s Refund or Collective Refund, including taking all actions and executing and delivering all documents Buyer reasonably requests in order to enable Buyer to pursue or continue to pursue such refunds, (ii) any such refunds and credits attributable to the Seller’s Tax Period or the Collective Tax Period shall be apportioned after deducting the reasonable out-of-pocket expenses of collection thereof, and in the event of a multi-year tax appeal, such expenses of collection shall be equitably prorated over the applicable tax years, and (iii) any election by Buyer to terminate, no longer pursue or cancel any tax appeal or other action or proceeding related to any Seller’s Refund shall be subject to Seller Parties’ prior written approval (such approval not be unreasonably withheld, conditioned or delayed).  Schedule 1.4(m) of the Seller Parties Disclosure Letter sets forth a list of Seller Parties’ current tax appeals for the tax years identified on such schedule with respect to Real Estate Taxes.  With respect to the tax appeals identified on Schedule 1.4(m) of the Seller Parties Disclosure Letter relating solely to Seller’s Tax Period, Seller Parties shall pay all costs and expenses related to such appeal, including, without limitation, fees owed to its tax consultants, and if such appeal is successful, Seller Parties shall be entitled to any refunded tax payments paid by the applicable taxing authority relating to such appeal and, in addition, reimbursement for such costs through CAM and Real Estate Tax Receivables actually received and attributable to such Seller’s Tax Period less any amounts otherwise payable to a tenant under a Space Lease.  With respect to the tax appeals identified on Schedule 1.4(m) of the Seller Parties Disclosure Letter relating to the Collective Tax Period, Buyer and Seller Parties shall split proportionately the costs and expenses related to such appeal, including, without limitation, fees owed to tax consultants, and if such appeal is successful, Seller Parties and Buyer shall split proportionately any refunded tax payments paid by the applicable taxing authority relating to such appeal and any reimbursement for such costs through CAM and Real Estate Tax Receivables actually received and attributable to such Collective Tax Period less any amounts otherwise payable to a tenant under a Space Lease (it being understood and agreed that for purposes of splitting costs and reimbursements proportionately, Buyer shall be deemed to own the applicable Properties from and after January 1, 2018).  Subject to this Section 1.4(m), if the applicable Governmental Entity issues any credit or refund to Buyer on such tax bills in connection therewith, Buyer shall pay over any such amounts to Seller within fifteen (15) Business Days of Buyer’s receipt of such credit or amounts.

(n)If prior to nine (9) months after the Closing Date, the amount of any item of income or expense set forth in this Section 1.4 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing, or due to the resolution of an audit by any tenant under the Space Leases regarding amounts owed under such Leases), the party owing money as a result thereof shall promptly pay to the other party the sum necessary to correct such incorrect amount not later than five (5) Business Days after presentment of an invoice and supporting documentation therefor.  In order to enable either party to determine whether any such further adjustment is necessary, if requested by the other party, the party seeking such further adjustment shall provide reasonable documentation evidencing the need for such further adjustment.  In the event it is determined that Seller Parties owe Buyer any sums pursuant to this Section 1.4(n), Buyer shall look first to the Post-Closing Adjustment Escrow for such amounts; provided, if amounts remaining in the Post-Closing Adjustment Escrow are insufficient to cover any adjustments in favor of Buyer, all remaining amounts from the Post-Closing Adjustment Escrow shall be paid to Buyer, and Escrow Agent shall pay to Buyer from the Holdback Escrow Amount to the extent of available funds therein, within three (3) Business Days following delivery of request from Buyer, an amount equal to the adjustment in favor of Buyer, less amounts previously paid to Buyer from the Post-Closing Adjustment Escrow (if any).  Notwithstanding the foregoing or anything to the contrary in this Agreement, Buyer and Seller Parties hereby acknowledge and agree that (i) Buyer shall be obligated to pursue for six (6) months after the True-Up Date past due amounts for CAM and Real Estate Tax Receivables that are attributable to Real Estate Taxes and Buyer will be obligated to promptly pay to Seller Parties such amounts collected from tenants under Space Leases for Real Estate Taxes, and (ii) except as set forth in the foregoing clause (i), there shall be no adjustments to the amounts of any item of income or expense set forth in this Section 1.4 (including as a result of manifest error by either of the parties), from and after the date that is nine (9) months after the Closing Date.

(o)Seller Parties shall at Closing establish with the Escrow Agent a cash escrow in the amount of Seven Million, Five Hundred Thousand and No/100 Dollars ($7,500,000.00) (the “Post-Closing Adjustment Escrow”) pursuant to the terms of the Holdback Escrow Agreement, which Post-Closing Adjustment Escrow shall be available for a period of nine (9) months following the Closing (the “Post-Closing Adjustment Escrow Period”), or such longer period as provided in Section 1.4(o)(d) below, to satisfy Seller Parties’ obligations with respect to this Section 1.4 (the “Post-Closing Adjustment Liabilities”); provided, however, that to the extent that the Post-Closing Adjustment Escrow is insufficient to satisfy Seller Parties’ obligations with respect to this Section 1.4, such obligations may be satisfied by the Escrow Holdback Amount, to the extent available. The right of Buyer to make a claim upon the Post-Closing Adjustment Escrow during the Post-Closing Adjustment Escrow Period shall be subject to the following:

(a)In the event that Buyer determines, during the Post-Closing Adjustment Escrow Period, that amounts are due Buyer with respect to Post-Closing Adjustment Escrow Liabilities, then Buyer shall notify Seller Parties by delivering a Claim Notice (as defined below) prior to the expiration of the Post-Closing Adjustment

Escrow Period of such allegation and provide reasonable supporting documentation evidencing the basis for, and the Claim Amount (as defined below) of such alleged Post-Closing Adjustment Escrow Liabilities associated with such Claim Notice.

(b)Within ten (10) Business Days after receipt of a Claim Notice, Seller Parties shall either: (i) disburse the Claim Amount to Buyer; or (ii) inform Buyer that Seller disputes such Claim Notice and/or the Claim Amount and does not agree to make such disbursement.  If Seller Parties fails to respond during the foregoing ten (10) Business Day period, the same shall be deemed to be the response of Seller under clause (ii) of the previous sentence.

(c)If Seller Parties act or are deemed to act under clause (ii) of Section 1.4(o)(b), then, unless this Agreement otherwise provides for a dispute resolution procedure between Buyer and Seller with respect to the subject matter of a Claim Notice (i.e., a Neutral Auditor), Buyer shall have such rights and remedies as are available at law or in equity with respect to any disputed Post-Closing Adjustment Escrow Liabilities and the Post-Closing Adjustment Escrow Period shall not be applicable to any outstanding claims for Post-Closing Adjustment Escrow Liabilities for which a Claim Notice has been provided in accordance with Section 1.4(o)(a).

(d)Notwithstanding the foregoing or anything in this Agreement to the contrary, Buyer acknowledges and agrees that upon the termination of the Post-Closing Adjustment Escrow Period, (i) all amounts remaining in the Post-Closing Adjustment Escrow (less any amounts reasonably required to cover outstanding Claim Amounts for Post-Closing Adjustment Escrow Liabilities for which a Claim Notice has been timely provided in accordance with Section 1.4(o)(a)) may, at Seller Parties election in their sole discretion, be distributed to the beneficial owners of Seller Parties, and (ii) Buyer shall have no further right, and hereby waives, any claims against the Seller Parties for any amounts that have been, are, or may become due under Section 1.4, except for any such Claim Notices timely provided in accordance with Section 1.4(o)(a), and then only to the extent of such Claim Amounts.

For the avoidance of doubt, if the Post-Closing Adjustment Escrow shall be depleted of all sums, this Section 1.4(o) shall still apply with respect to Claim Notices arising out of this Section 1.4, even if the amounts subject to such Claim Notice shall be disbursed from  the Holdback Escrow.  Further for the avoidance of doubt, if the Post-Closing Adjustment Escrow has been depleted, and subsequent thereto the Holdback Escrow is also depleted, Buyer acknowledges and agrees that there shall be no further source for payment of Claim Notices, and Buyer shall have no further recourse to Seller Parties.

(p)The provisions of Section 1.4 shall survive Closing.

1.5Signing Deposit or Termination Fee Guaranty; Escrow and Escrow Agreement.

(a)Buyer shall either (i) within two (2) Business Days after the date of this Agreement, deliver to First American Title Insurance Company (the “Escrow Agent”), a sum equal to One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00) as a deposit

(together with any interest earned thereon while held in escrow, the “Signing Deposit”), or (ii) simultaneously with the execution and delivery of this Agreement, cause BREIT Operating Partnership L.P. (the “Buyer Guarantor”) to execute and deliver a Termination Fee Guaranty in the form attached hereto as Exhibit A for the benefit of Seller Parties (the “Termination Fee Guaranty”), pursuant to which Buyer Guarantor guaranties the payment to Seller Parties a termination fee equal to One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00) if this Agreement is terminated  pursuant to Section 8.1(d), and in either such case, such payment is required by the terms and conditions set forth in Section 8.2.  If Buyer elected to deposit the Signing Deposit pursuant to this Section 1.5, the Signing Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account pursuant to and in accordance with a mutually agreeable escrow agreement executed on the date hereof (the “Deposit Escrow Agreement”).  If Buyer elected to deposit the Signing Deposit pursuant to this Section 1.5, at the Closing, an amount of the Signing Deposit equal to the full amount of the Holdback Escrow Amount shall be retained by the Escrow Agent as the Holdback Escrow Amount, pursuant to Section 1.5(c), and the remainder of the Signing Deposit shall be paid to Seller Parties and shall be credited against the Purchase Consideration pursuant to Section 1.3.  If this Agreement is terminated prior to the Closing pursuant to Article VIII, the Signing Deposit will be handled in accordance with the Deposit Escrow Agreement and Article VIII.

(b)If Buyer Guarantor executes and delivers the Termination Fee Guaranty, the Holdback Escrow Amount shall be funded through a portion of the Purchase Consideration that would otherwise have been part of the Closing Cash Payment.  At all times prior to Closing, and also during any period during which Seller Parties have claimed in good faith a default by Buyer pursuant to Section 8.1(d) and such claim remains outstanding, Buyer Guarantor shall have and maintain a net worth in excess of $1,250,000,000, as more particularly set forth in the Termination Fee Guaranty.

(c)Article VII provides that Buyer Indemnified Parties (as defined below) are entitled to indemnification from and against certain Losses.  At the Closing, Seller Parties, Buyer and the Escrow Agent shall enter into an escrow agreement in the form of Exhibit B attached hereto (the “Holdback Escrow Agreement”) providing for the formation of an escrow fund.  At the Closing, Seller Parties shall deposit cash into the escrow fund a sum equal to Fifteen Million and No/100 Dollars ($15,000,000.00) (which for the avoidance of doubt will be in addition to the amounts deposited pursuant to Section 1.4(o), which shall secure and serve as the sole and exclusive remedy for satisfying Buyer’s rights to indemnification payments under Article VII of this Agreement) (the “Holdback Escrow Amount”).  The Holdback Escrow Amount shall be subject to the terms of the Holdback Escrow Agreement.

(d)For all relevant tax purposes the parties hereto shall treat Seller as the owner of any interest earned in respect of the Holdback Escrow Amount.

1.6Payment Procedures.

(a)Payments.  Buyer shall make payment of all amounts to be paid by Buyer to Seller Parties under this Agreement or the Holdback Escrow Agreement, as the case may be, to Seller Parties per written instructions provided by such Seller Parties.

(b)No Further Ownership Rights in Interests.  At the Closing, holders of Interests shall cease to be, and shall have no rights as members or partners of the Cabot REIT and the Operating Partnership, respectively,  other than to receive the Purchase Consideration under this Article I.  After the Closing, there shall be no further registration of transfers on the transfer books of the Cabot REIT or the Operating Partnership of the Interests that were outstanding immediately prior to the Closing.

(c)Withholding Rights.  Buyer or Seller Parties (or the Escrow Agent or any other agent or affiliate of the foregoing), as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld, and are paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.7Purchase Price Allocation.  The Purchase Price shall be allocated among the Properties as set forth on Schedule 1.8 annexed hereto. No party shall take any position for Tax, accounting or other purposes that is inconsistent with the allocation set forth on Schedule 1.8 except to the extent otherwise required by a final determination by any tax or other regulatory authority.

1.8Time of the Essence.  The parties hereto acknowledge and agree that time is of the essence with respect to the obligations of Seller Parties and Buyer in consummating the Interest Purchase and the delivery of the Purchase Consideration.

Article II - REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the letter of even date herewith delivered by Seller Parties to Buyer concurrently with the execution hereof (the “Seller Parties Disclosure Letter”), Seller Parties hereby represent and warrant to Buyer as follows:

2.1Organization, Standing and Power.

(a)The Operating Partnership is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of Delaware.  The Operating Partnership has all requisite power and authority to own, operate, lease and encumber its properties and assets and carry on its business as now being conducted.  The Operating Partnership is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect.  Prior to the date hereof, Seller Parties have delivered or made available to Buyer true, correct and complete copies of the Organizational Documents (as defined below) of the Operating Partnership including that certain Limited Partnership Agreement of the Operating Partnership dated as of May 15, 2013.

(b)The Cabot REIT is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of Delaware.  The Cabot REIT has all requisite power and authority to own, operate, lease and encumber its properties and assets and carry on its business as now being conducted.  The Cabot REIT is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect.  Prior to the date hereof, Seller Parties have delivered or made available to Buyer true, correct and complete copies of the Organizational Documents (as defined below) of the Cabot REIT including that certain Limited Liability Company Agreement of the Cabot REIT dated as of May 15, 2013.

(c)General Partner is a Massachusetts limited partnership duly formed, validly existing and in good standing under the laws of Massachusetts.

(d)Cabot Fund is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of Delaware.

(e)No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to Seller Parties’ Knowledge, has been threatened in writing, against Seller Parties or any of the Target Companies and neither Seller Parties nor any Target Company has made an assignment for the benefit of its creditors.

2.2Operating Partnership Subsidiaries.

(a)Schedule B-2 of the Seller Parties Disclosure Letter sets forth a true, correct, and complete list of (i) each Subsidiary of the Operating Partnership, (ii) the ownership and voting interest therein of the Operating Partnership, (iii) the identity and ownership and voting interest of each of the other owners, partners, members, managers, officers, directors and trustees of such Partnership Subsidiary, (iv) each Property owned or leased by such Subsidiary, and (v) if not wholly owned by such Subsidiary, the identity and voting and ownership interest of each of the other owners of such Property.  As used in this Agreement, “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) fifty percent (50%) or more of the outstanding capital stock or other voting or equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.  As used herein, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule B-3 of the Seller Parties Disclosure Letter sets forth a true, correct, and complete list of each Subsidiary of the Operating Partnership that will be distributed out or dissolved prior to Closing (each an “Excluded Entity”), such that following such distribution or dissolution, no Excluded Entity or Excluded Interest shall be owned, in whole or in part, by any Target Company.

(b)Except as set forth in Schedule 2.2(b) of the Seller Parties Disclosure Letter, (i) all of the outstanding shares of capital stock of each Partnership Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by the Operating Partnership or by another Partnership Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, options, rights of first refusal or offer, claims against title, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) and (ii) all equity and voting interests in each Partnership Subsidiary that is a partnership, joint venture, limited liability company, trust or other legal entity (other than a corporation) which are owned by the Operating Partnership and/or by another Partnership Subsidiary are owned free and clear of all Liens and the Operating Partnership or such other Partnership Subsidiary is a properly admitted partner, member or similar Person of such entity.  Each Partnership Subsidiary is duly formed, validly existing and in good standing under the laws of Delaware. Each Partnership Subsidiary has the requisite power and authority to own, operate, lease and encumber its Property and carry on its business as now being conducted.

(c)Each Partnership Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its Properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect and in each jurisdiction where a Property owned by such Partnership Subsidiary is located.  Prior to the date hereof, Seller Parties have delivered or made available to Buyer true, correct and complete copies of the charter, bylaws, organizational documents, certificates of formation and partnership, joint venture, limited liability company agreements or similar governing documents (together with any amendment, modification, restatement and/or supplement thereto, the “Organizational Documents”) of each Partnership Subsidiary.

2.3Capital Structure.

(a)Each Seller Party is the record and beneficial owner of the Interests set forth opposite such Seller Party’s name on Schedule B-1 hereto free and clear of all Liens. The Cabot REIT owns all of the general partner interests in the Operating Partnership free and clear of all Liens and is properly admitted as general partner of the Operating Partnership. The General Partner owns all of the limited partner interests in the Operating Partnership free and clear of all Liens and is properly admitted as limited partner of the Operating Partnership. The Cabot REIT and the General Partner collectively own all equity and voting interests in the Operating Partnership. Neither the Interests nor the Subsidiary Interests is, nor has never been, certificated under Article 8 of the UCC.

(b)Except as set forth in Schedule 2.3(b) of the Seller Parties Disclosure Letter, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any Target Company is a party or by which any Target Company is bound, obligating any Target Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock (or securities convertible into or exchangeable for any such additional shares), voting securities or other ownership interests of any Target Company or obligating any Target Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Schedule 2.3(b) of the Seller Parties Disclosure Letter, there are no outstanding contractual obligations of any Target Company to repurchase, redeem or otherwise acquire any membership interests or units or shares of capital stock of any Target Company or any other Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Target Company or any other Person.

(c)No Target Company has entered into any registration rights agreements pursuant to which any Target Company is obligated to register any securities under the Securities Act of 1933, as amended.

2.4Other Interests.  (a) The only assets the Cabot REIT now owns or has ever owned is its interest in the Operating Partnership and assets ancillary or incidental thereto (including, without limitation, cash and cash equivalents) and the Cabot REIT has never engaged in any business or activity other than the ownership of the Operating Partnership and assets ancillary or incidental thereto; (b) except as set forth on Schedule 2.4 of the Seller Parties Disclosure Letter, the only assets the Operating Partnership now owns or has ever owned is the Subsidiary Interests and assets ancillary or incidental thereto (including, without limitation, cash and cash equivalents), and the Operating Partnership has never engaged in any business or activities other than the ownership of the Subsidiary Interests and assets ancillary or incidental thereto; and (c) the only asset each Partnership Subsidiary now owns or has ever owned is the Property or Subsidiary, as applicable, set forth on Schedule B-2 of the Seller Parties Disclosure Letter and other assets ancillary or incidental to the ownership and operation of such Property (including, without limitation, cash and cash equivalents), and no Partnership Subsidiary is engaged or has ever engaged in any business or activities other than the ownership and operation of such Property and ownership of other assets ancillary or incidental. Except for the Subsidiary Interests, no Target Company owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities).

2.5Authority; Noncontravention; Consents.

(a)Each Seller Party has the requisite power and authority to enter into this Agreement and to consummate the Interest Purchase and the other transactions contemplated by this Agreement and each other agreement contemplated hereby to which such Seller Party is a party.  The execution and delivery of this Agreement by each Seller Party and the performance by each Seller Party of its obligations under this Agreement and each other agreement contemplated hereby to each Seller Party is a party have been duly authorized by all necessary action on the part of such Seller Party including any actions required by its Organizational Documents.  This Agreement has been duly executed and delivered by each Seller Party and constitutes a valid and binding obligation of each Seller Party, enforceable against each Seller Party in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

(b)Except as set forth in Schedule 2.5(b) of the Seller Parties Disclosure Letter and except as may result from any facts or circumstances relating solely to Buyer

(including, without limitation, its sources of financing), and assuming that all consents, approvals, authorizations and other actions set forth on Schedule 2.5(b) of the Seller Parties Disclosure Letter have been obtained and all filings and notifications set forth on Schedule 2.5(b) to the Seller Parties Disclosure Letter have been made, the execution, delivery and performance of this Agreement by each Seller Party does not, and the consummation of the transactions contemplated by this Agreement and compliance by each Seller Party with the provisions of this Agreement will not, conflict with, or result in any violation of, require any consent, approval or other authorization of, or filing with or notification to, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or result in the creation of any Lien upon any of the properties or assets of the Target Companies under:

(i)the Organizational Documents of Seller Parties or any Target Company;

(ii)any Contract or Space Lease applicable to Seller Parties, any Target Company or their respective Properties or assets; or

(iii)subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to Seller Parties, the Target Companies, or their respective Properties or assets.

No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to Seller Parties in connection with the execution, delivery and performance of this Agreement by Seller Parties or the consummation by Seller Parties of the transactions contemplated by this Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(b) of the Seller Parties Disclosure Letter, or (B) as may be required under (x) Laws requiring transfer, recordation or gains Tax filings or (y) federal, state or local environmental Laws.

2.6Financial Statements; Undisclosed Liabilities.

(a)Attached as Schedule 2.6(a) are true, correct, and complete copies of Financial Statements. As used herein “Financial Statements” shall mean (i) the unaudited balance sheet of the Cabot REIT and the unaudited combined balance sheet of the Operating Partnership and the Partnership Subsidiaries as of December 31, 2016, (ii) the Most Recent Balance Sheet, (iii) the statement of operations of the Operating Partnership and the Cabot REIT, as of the year ended December 31, 2016, (iv) the following from the audited financial statements of the Cabot Fund dated as of December 31, 2016:  balance statement, statement of operations, cash flow statement and statement of changes in owner’s equity (for the avoidance of doubt, the remainder of the audited statements, including, without limitation, footnotes and schedules that include investor information, are not attached to Schedule 2.6(a)), and (v) the statements of operations of the Operating Partnership and the Cabot REIT for the nine months ended September 30, 2017. As used herein “Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Cabot REIT and the unaudited combined balance sheet of the Operating Partnership and the Partnership Subsidiaries as of September 30, 2017.

(b)The Financial Statements have been prepared in accordance with GAAP consistently applied on a fair value basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects, in accordance with the applicable requirements of GAAP consistently applied on a fair value basis, the financial position of the Target Companies, as of the dates thereof and the combined or consolidated, as applicable, results of operations and cash flows for the period then ended.  Except as set forth in Schedule 2.6(b) of the Seller Parties Disclosure Letter, the Operating Partnership has no Subsidiaries which are not consolidated with the Operating Partnership for accounting purposes.  As of the date hereof, except as set forth on Schedule 2.6(b) of the Seller Parties Disclosure Letter, the Cabot REIT and the Operating Partnership have no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities stated or adequately reserved against on the Most Recent Balance Sheets, (ii) liabilities that arose in the ordinary course of business after the date of the Most Recent Balance Sheets which are not material in amount, (iii) liabilities under the Target Companies’ existing Contracts and agreements disclosed pursuant to Section 2.17 hereof but not required to be disclosed pursuant to GAAP, and (iv) liabilities that would be permitted, or incurred in connection with Seller Parties complying with their obligations, under Section 4.1.

2.7Absence of Certain Changes or Events.  Except as disclosed in Schedule 2.7 of the Seller Parties Disclosure Letter, from the date of the Most Recent Balance Sheet to the date hereof, the Target Companies have conducted their business only in the ordinary course consistent with past practices (including the acquisition of properties and issuance of securities) and there has not been:

(a)any Material Adverse Effect (for the avoidance of doubt, whether one or more tenants under Space Leases are in default under their respective Leases, or have vacated their respective leased premises or terminated their respective Space Leases, or have filed a voluntary petition for bankruptcy or had an involuntary petition filed against it, or any other event, circumstance or condition occurring or existing with respect to a tenant under Space Leases, shall not be a Material Adverse Effect hereunder to the extent the same do not arise out of a breach or default by Seller Parties under the terms of this Agreement);

(b)any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in stock or property, but not cash, and for the avoidance of doubt, cash distributions and dividends shall be permitted hereunder) with respect to the Interests prior to the date hereof;

(c)any damage to, destruction or loss of any asset or property of the Cabot REIT, the Operating Partnership or the Partnership Subsidiaries, whether or not covered by insurance, that has or would reasonably be expected to have a Material Adverse Effect;

(d)any material change in accounting methods, principles or practices by the Cabot REIT, the Operating Partnership or any Partnership Subsidiary, except insofar as may have been required by a change in GAAP consistently applied on a fair value basis;

(e)any amendment or other modification to the Organizational Documents of any Target Company; or

(f)incurrence or guaranty of indebtedness or other liability of any unaffiliated third party by any Target Company, other than with respect to ordinary course trade payables and any indebtedness that is otherwise expressly permitted hereunder or to which Buyer has consented in writing.

2.8Litigation.  Except as disclosed in Schedule 2.8 of the Seller Parties Disclosure Letter, there is no suit, action or proceeding pending (in which service of process has been received by Seller Parties or the Target Companies) or, to the Knowledge of Seller Parties, threatened in writing, against Seller Parties or the Target Companies or any of their respective assets or properties involving a claim in excess of Two Hundred and Fifty Thousand Dollars ($250,000), nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against any Target Company which has not been satisfied.  Except as disclosed in Schedule 2.8 of the Seller Parties Disclosure Letter, no Target Company has entered into any agreement to settle or compromise any suit, action or proceeding that is or was pending or threatened against it which has involved any obligation other than the payment of money that has been paid or for which any Target Company has any continuing material obligation after the date hereof.

2.9Properties.

(a)The Properties identified in Schedule B-2 of the Seller Parties Disclosure Letter are all of the real estate owned by the Target Companies and each Target Company owns (directly or indirectly through one or more other Target Companies as identified on Schedule B-2 of the Seller Parties Disclosure Letter) fee simple title in such Property (subject only to the Permitted Exceptions), as applicable.

(b)Seller Parties have previously delivered or made available to Buyer complete and accurate copies of each Existing Policy (as defined below) insuring the Operating Partnership’s or the applicable Partnership Subsidiary’s fee or leasehold interest in the Properties and each Existing Survey. Each Existing Policy and Existing Survey is identified on Schedule 2.9(b) of the Seller Parties Disclosure Letter.

(c)Except as set forth in Schedule 2.9(c) of the Seller Parties Disclosure Letter, neither Seller Parties nor any Target Company has received any written notice of any pending or threatened condemnation, rezoning or similar proceeding affecting any part of any Property.

(d)The schedule of leases attached hereto as Schedule 2.9(d)-A of the Seller Parties Disclosure Letter (the “Lease Schedule”) lists each Space Lease in effect as of the date hereof and to Seller Parties’ Knowledge, each Space Lease is in full force and effect. As used herein “Space Lease” means each lease, license or other right of occupancy affecting or relating to any Property, including any amendments, modifications and supplements thereto and all guaranties of any of the obligations of the tenants thereto delivered in connection with such lease, license or agreement, but excluding any Ground Lease.  The Lease Schedule contains a list of all Space Leases under which the Operating Partnership or the Partnership Subsidiary is the holder of the landlord’s or licensor’s interest, and except as set forth on Schedule 2.9(d)-A of the Seller Parties Disclosure Letter, the Space Leases have not been modified or amended and contain the entire agreement between the relevant landlord and the tenants named therein.  Except as set forth on Schedule 2.9(d)-B of the Seller Parties Disclosure Letter, neither the Target Companies, on the one hand, nor, to the Knowledge of Seller Parties, any other party, on the other hand, is in material default under any Space Lease. Except as set forth on Schedule 2.9(d)-B, neither Seller Parties nor any Target Company has given or received any written notice of any breach or default under any of such Space Leases which has not been cured.   Except as set forth on Schedule 2.9(d)-C of the Seller Parties Disclosure Letter, all improvements required to be constructed by the applicable landlord under each Space Lease have been completed and the applicable tenant has accepted its space.  There are no leases (other than Ground Leases) entered into by the Operating Partnership or any Partnership Subsidiary (or any predecessor owner of a Property) in force for the Properties other than Space Leases.  Prior to the date hereof, Seller Parties have made available to Buyer true, correct and complete copies of all Space Leases in effect as of the date hereof.  Except as set forth in Schedule 2.9(d)-E of the Seller Parties Disclosure Letter, no tenant has paid any rent more than thirty (30) days in advance. Seller Parties have delivered or made available to Buyer copies of the rent rolls used by the applicable Partnership Subsidiaries in the ordinary course of owning and operating the applicable Properties; provided, however, Seller Parties are not making any representations and warranties with respect to the information and data in such rent rolls, except to the extent that the Seller Parties expressly do so elsewhere in this Section 2.9.  Attached hereto as Schedule 2.9(d)-F of the Seller Parties Disclosure Letter is a true, correct and complete report setting forth, as of the date hereof, all arrearages in excess of thirty (30) days under the Space Leases. Except pursuant to the terms of any Space Lease or pursuant to an instrument recorded against the applicable Property, no party has any purchase option, right of first refusal, right of first offer or similar right with respect to any portion of any Property. Schedule 2.9(d)-G of the Seller Parties Disclosure Letter is a true, correct and complete list of the security and other deposits (including, whether in the form of cash or letter of credit) under the Space Leases being held by any Target Company.  No Person, other than the Target Companies or Seller Parties, is holding any security or other deposits made by any tenant under any Space Lease. Except for those tenants listed on Schedule 9.14(e), Seller Parties represent and warrant to Buyer that, to Seller Parties’ Knowledge, none of the other tenants at their properties located in New Jersey are “industrial establishments” subject to ISRA Compliance as a result of the transactions contemplated by this Agreement.

(e)There are no Tenant Inducements now due and payable or which will become due or payable with respect to the current term of any of the Space Leases except as set forth in Schedule 2.9(e) of the Seller Parties Disclosure Letter and (ii) there are no Tenant Inducements which will become due or payable with respect to any of the Space Leases in connection with any renewals or extensions except as provided in the Space Leases or in the Leasing Agreements.

(f)Seller Parties have delivered or made available to Buyer prior to the date hereof true, correct and complete copies of all Contracts relating to the management, maintenance, and operation of the Properties other than (i) the Leasing Agreements, (ii) the Management Agreements, and (iii) Contracts which can be terminated on thirty (30) days’ notice or less without penalty or premium (collectively, the “Service Contracts”).  To Seller Parties’ Knowledge, there is no existing material default under any Service Contracts.  Schedule 2.9(f) of the Seller Parties Disclosure Letter lists each Service Contract which provides for payments by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 in any one year period, or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000 in any one year period, and any other Service Contract which is not terminable by the Operating Partnership or the applicable Partnership Subsidiary on thirty (30) days’ notice or less without penalty or premium.  Notwithstanding anything to the contrary set forth above in this Section 2.9(f), if Seller Parties have failed to deliver or make available to Buyer any such Service Contract, then Seller Parties shall not be deemed to be in breach of this representation and warranty at the Closing if such Service Contract is (i) delivered to Buyer, (ii) terminated at Buyer’s election on or before the Closing Date at Seller Parties’ sole cost and expense and with no further liability to Buyer or Target Companies, and (iii) evidence of such termination is delivered to Buyer at or prior to the Closing.

(g)Except as set forth in Schedule 2.9(g) of the Seller Parties Disclosure Letter, neither Seller Parties nor any Target Company have received written notice from any Governmental Entity that (i) any Property is not in compliance with all applicable Laws, except for such failures to comply, if any, which have been remedied, or (ii) any certificate, permit or license from any Governmental Entity which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Properties has not been obtained and is not in full force and effect.

(h)None of the Properties is subject to any ground lease (each a “Ground Lease”).

(i)Except as set forth on Schedule 2.9(i) of the Seller Parties Disclosure Letter, no Target Company has sold or otherwise disposed of any real estate properties.

(j)Except as set forth in Schedule 2.9(j) of the Seller Parties Disclosure Letter, neither Seller Parties nor any Target Company has entered into any agreement that remains in effect providing for the sale of, or option to sell, any Property or any ownership interest in any Target Company.

(k)Except as set forth in Schedule 2.9(k) of the Seller Parties Disclosure Letter, no Target Company has any continuing contractual liability (A) for the payment of incentive or similar fees (the “Incentive Fees”) payable in connection with the development and lease-up of the industrial buildings located on any of the Properties, (B) for prorations, post-closing adjustments, indemnification or otherwise under any agreement whereby it sold any real estate or any material asset previously owned, directly or indirectly, by any Target Company, or (C) to pay any additional purchase price for any of the Properties or any equity or ownership interest in any entity.

(l)Schedule 2.9(l) of the Seller Parties Disclosure Letter lists all agreements (each an “Existing Property Purchase Agreement”) entered into by the Operating Partnership or any Partnership Subsidiary providing for the purchase, or option to purchase, by the Operating

Partnership or any Partnership Subsidiary of any real estate which are currently in effect. Prior to the date hereof, Seller Parties have made available to Buyer true, correct and complete copies of each Existing Property Purchase Agreement.

(m)No Target Company is a tenant or subtenant under any lease, license or other right of occupancy affecting or relating to any real property.

2.10Environmental Matters.  The Seller Parties have previously delivered or made available to Buyer complete copies of all final versions of environmental investigations and testing or analysis made by or on behalf of Seller Parties or any Target Company that are in the possession of any of them with respect to the environmental condition of the Properties (the “Environmental Reports”).  Except as set forth in the Environmental Reports or Schedule 2.10 of the Seller Parties Disclosure Letter, neither Seller Parties nor any Target Company has made any report or disclosure to any Governmental Entity relating to any hazardous materials contamination at any of the Properties. Neither Seller Parties nor any Target Company has received any written notice from any Governmental Entity or any other Person of any material violation of any applicable environmental Law relating to any Property that has not been cured.

2.11Employees; Employee Benefits.

(a)No Target Company maintains, sponsors, is a party to, participates in, has a commitment to create or has any liability or contingent liability with respect to:

(i)any employee benefit plan or employee welfare benefit plan (as those terms are defined in section 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”));

(ii)any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, individual serving as a consultant or individual acting as an agent, whether pursuant to contract, arrangement, custom or informal understanding, whether or not subject to ERISA (each an “Employee Arrangement”); or

(iii)any Employment Agreement or consulting agreement with an individual.

(b)No “benefit plan investor” (as defined in 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA (the “Plan Assets Regulation”)) holds a direct equity interest in any Target Company.  At all time since the Cabot REIT’s and the Operating Partnership’s formation, the assets of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries have not constituted plan assets (as such term is defined in the Plan Assets Regulation).

(c)No Target Company (i) has, or has ever had, any employees or (ii) is a party to any collective bargaining or similar union contracts affecting the Portfolio, nor is any property manager at any Portfolio property a party to any such agreements with respect to such property.

2.12Taxes.

Except as set forth in Schedule 2.12 of the Seller Parties Disclosure Letter:

(a)Each of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries (A) has timely filed all Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such Tax Returns are true, correct and complete in all material respects and (B) has paid (or had paid on its behalf) all Taxes due and owing by it (whether or not shown as due on any Tax Return).  No requests for waivers of the time to assess any material Taxes are pending.  There are no Liens for Taxes on the Properties, except Liens for Taxes not yet due.  As used in this Agreement, “Tax” or “Taxes” shall include all federal, state, local and foreign income, gross receipts, property, sales, withholding, occupation, franchise, employment, excise, transfer and recording and other taxes, levies and other similar assessments of any kind, together with penalties, interest or additions to Tax with respect thereto imposed by any Governmental Entity, including any of the foregoing imposed by operation of law, as a successor or by contract. As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)Each of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has timely withheld and paid over to the proper Governmental Entity any amounts required to be so withheld and paid over under applicable Laws.

(c)No dispute or claim concerning any liability for Taxes of the Cabot REIT, the Operating Partnership or the Partnership Subsidiaries has been claimed or raised by any Governmental Entity, no deficiency for any amount of Tax has been proposed, asserted or assessed or is expected to be asserted or assessed against the Cabot REIT, the Operating Partnership or the Partnership Subsidiaries and no Tax Returns are now under audit or examination by any Governmental Entity.

(d)The Operating Partnership has been classified as a partnership for U.S. federal income tax purposes since the date of its formation and each Partnership Subsidiary has been classified as a disregarded entity for U.S. federal income tax purposes since the date of its formation or acquisition by the Operating Partnership.

(e)No written claim has been made by any Governmental Entity in a jurisdiction where the Cabot REIT, Operating Partnership or any Partnership Subsidiary does not file a Tax Return that the Cabot REIT, Operating Partnership or Partnership Subsidiary is or may be subject to taxation in that jurisdiction.

(f)None of the Cabot REIT, Operating Partnership or any of the Partnership Subsidiaries has agreed to make, nor are any of them required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, and the

Internal Revenue Service has not proposed any such adjustment or change in accounting method. There is no application pending with any Governmental Entity requesting permission for any changes in accounting methods.

(g)No power of attorney is in effect with respect to Taxes or Tax Returns of the Cabot REIT, Operating Partnership or Partnership Subsidiaries for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(h)Neither the Operating Partnership nor any Partnership Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(i)None of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries have participated in any “reportable transaction” as defined under Treasury Regulations Section 1.6011-4 (excluding any “loss transactions” defined under Treasury Regulations Section 1.6011-4(b)(5) arising in the ordinary course of the Operating Partnership’s business).

(j)(A) The Cabot REIT has been organized and has operated in such a manner as to qualify as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) beginning with its taxable year ended 2013, which is the year of its formation, and for subsequent taxable years through the taxable year ending December 31, 2016, (B) since January 1, 2017, the Cabot REIT has been organized and operated in a manner, and will continue to operate in such a manner, that would permit it to continue to qualify as a REIT for the taxable years beginning January 1, 2017 and January 1, 2018, determined, with respect to the taxable year beginning January 1, 2018, as if such taxable year ended at the Closing (determined without regard to any distribution requirements for the taxable year beginning January 1, 2018) and (C) no challenge to the Cabot REIT’s status as a REIT is pending or has been threatened.

(k)The Cabot REIT does not directly or indirectly hold any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code (or otherwise result in any “built-in gains” Tax under Section 337(d) of the Code and the applicable Treasury Regulations thereunder).

(l)The Cabot REIT does not have any earnings and profits attributed to itself or any other corporation accumulated in any non-REIT year within the meaning of Section 857 of the Code.

(m)The Cabot REIT does not own any interests in any entity that is classified as a corporation for U.S. federal income tax purposes (including a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code) or that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

(n)The Cabot REIT has not engaged at any time in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income” as described in Section 857(b)(7) of the Code.

(o)The Cabot REIT has not had and does not have any net income from a prohibited transaction (within the meaning of Section 857(b)(6) of the Code), any net income from foreclosure property (within the meaning of Section 857(b)(4) of the Code) or any liability for Taxes under Section 860(c) of the Code and has not been and will not be through and including the Closing Date liable for federal excise tax imposed pursuant to Section 4981 of the Code for each of the Cabot REIT’s taxable years that ends on or before the Closing Date, assuming solely for purposes of this representation that the Cabot REIT’s taxable year beginning in the calendar year that includes the Closing Date ends on the Closing Date.

(p)The Cabot REIT has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock treated as qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(q)None of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries is a party to any tax sharing or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing, other than any agreement entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes.

(r)None of the Cabot REIT, Operating Partnership or Partnership Subsidiaries will be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing Date, (ii) the application of the long-term contract method of accounting on or prior to the Closing Date, (iii) any change in method of accounting for tax purposes agreed to with a Governmental Entity on or prior to the Closing Date or (iv) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law).

(s)None of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries (A) has been a member of an affiliated, unitary, combined or consolidated group or (B) has any liability for the taxes of another person under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

2.13Broker.  Except as set forth on Schedule 2.13 of the Seller Parties Disclosure Letter, Seller Parties have not engaged or dealt with any broker, investment banker, financial advisor, finder or other Person that is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby pursuant to arrangements made by or on behalf of Seller Parties, the Cabot REIT, the Operating Partnership or any Partnership Subsidiary or an Affiliate of any of them.

2.14Compliance with Laws.  Neither the Operating Partnership nor any of the Partnership Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations and neither Seller Parties nor any Target Company has received any written notice of violation from any Governmental Entity; provided, however, that the foregoing representation and warranty does not cover or relate to the Properties, and any representation or warranty of Seller Parties with respect to the Properties is set forth in Section 2.9(g).

2.15Anti-Corruption Compliance.  The operations of Seller Parties have been conducted at all times in compliance with (i) the U.S. Money Laundering Control Act of 1986, as amended (the “Anti-Money Laundering Laws”); and (ii) the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).  No proceeding by or before any Governmental Entity or regulatory body involving Seller with respect to the Anti-Money Laundering Laws or the FCPA is pending or, to the Knowledge of Seller Parties, is threatened.

2.16OFAC Compliance.  No Seller Party or any beneficial owner of a Seller Party, is a person or entity with whom Buyer is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act” or Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”)), including without limitation any persons named on the U.S. Department of the Treasury’s Office of Foreign Asset Control (“OFAC”) Specially Designated Nationals and Blocked Persons List.

2.17Contracts; Debt Instruments.

(a)Other than as set forth in Schedule 2.17(a) of the Seller Parties Disclosure Letter, no Seller Party or Target Company has received a written notice that any Target Company is in violation of or in default under (nor to the Knowledge of Seller Parties does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract (other than the Service Contracts), to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Seller Parties does such a violation or default exist, except, in each of the foregoing cases, to the extent that such violation or default, individually or in the aggregate, would not have a Material Adverse Effect. As used in this Agreement “Contract” shall mean any loan or credit agreement, note, bond, mortgage, indenture, concession, franchise, license (other than licenses to use real property) or any other material contract, agreement, arrangement or understanding other than Space Leases, including, but not limited to, any contract related to the Pre-12/15 Capital Projects and any other capital projects that are not completed as of the date hereof.

(b)Schedule 2.17(b) to the Seller Parties Disclosure Letter sets forth a true, correct and complete list of (a) all Indebtedness of the Target Companies and (b) all Indebtedness of any other Person that is secured by any Property, the Interests, or the Target Companies, in each case excluding ordinary course trade payables (collectively, the “Existing Loans”).  Schedule 2.17(b) to the Seller Parties Disclosure Letter sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument evidencing an Existing Loan.  For purposes of this Section 2.17, “Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (v) any obligations evidenced by notes, bonds, debentures or similar instruments, (vi) all obligations in respect of bankers acceptances or letters of credit, and (vii) guarantees of any such indebtedness of any other Person.

(c)Schedule 2.17(c) of the Seller Parties Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other similar agreement relating to a similar transaction to which the Cabot REIT, the Operating Partnership or any Partnership Subsidiary is a party or an obligor with respect thereto (collectively, the “Swaps”).

(d)Except as set forth in Schedule 2.17(d) of the Seller Parties Disclosure Letter, no Target Company is a party to any agreement relating to the management of any Property by any Person (each a “Management Agreement” and, collectively, the “Management Agreements”) or any leasing brokerage or similar Contract providing for the leasing of any Property by any Person (each a “Leasing Agreement” and, collectively, the “Leasing Agreements”).

(e)No Target Company is a party to any agreement pursuant to which any Target Company manages or provides services with respect to any real properties other than Properties.

(f)Except as set forth on Schedule 2.17(f) of the Seller Parties Disclosure Letter, no Target Company is party to any Contract with an Affiliate of Seller Parties (each an “Affiliate Agreement”). Neither Buyer nor the Target Companies shall have any liability with respect to any Affiliate Agreement from and after the Closing.

(g)Each contract, arrangement, commitment or understanding of the type described in clauses (a) to (f) of this Section 2.17 and set forth in Schedule 2.17 of the Seller Parties Disclosure Letter and each contract, arrangement, commitment or understanding of the type described in clauses (a) to (l) of Section 2.9 and set forth in Schedule 2.9 of the Seller Parties Disclosure Letter, is referred to herein as a “Disclosed Contract”.  Each Disclosed Contract is valid and binding on any of the Target Companies that is a party thereto and in full force and effect, other than any such Disclosed Contracts that expire or are terminated after the date hereof in accordance with their terms or amended by agreement with the counterparty thereto, to the extent permitted by the terms of this Agreement; provided, that if any such Disclosed Contract is so amended in accordance with its terms after the date hereof (provided such amendment is not prohibited by the terms of this Agreement), then to the extent the representation and warranty contained in this sentence is made or deemed made as of any date that is after the date of such amendment, the reference to “Disclosed Contract” in the first clause of this sentence shall be deemed to be a reference to such contract as so amended. Seller Parties have delivered or made available to Buyer prior to the date hereof true, correct and complete copies of each Disclosed Contract.

(h)Other than the Disclosed Contracts and the Service Contracts there are no contracts that are material to the conduct of the business of the Target Companies.

2.18Insurance Policies.  Schedule 2.18 of the Seller Parties Disclosure Letter contains an accurate and complete list of all property, casualty and liability insurance policies in effect as of the date hereof with respect to the Properties and the Target Companies (the “Insurance Policies”) and all claims under such Insurance Policies which have been made by the Target Companies that are currently outstanding.   Seller Parties have delivered or made available to Buyer prior to the date hereof true, correct and complete copies of certificates of insurance with respect to all Insurance Policies. Each Insurance Policy is in full force and effect and all premiums due thereon have been paid in full; the Insurance Policies will stay in place up through the Closing; each Target Company has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party; and no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy and all material claims for which coverage is provided under the Insurance Policies, and for which Seller Parties have knowledge, have been filed in a timely fashion.  Unless otherwise agreed by Seller Parties in their sole discretion, each of the Insurance Policies shall be terminated as of Closing and Buyer shall obtain such replacement policies of insurance as it deems appropriate for the period from and after Closing.

2.19Bank Accounts. Schedule 2.19 of the Seller Parties Disclosure Letter sets forth an accurate and complete list of the names and locations of each bank or other financial institution at which any Target Company has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Target Companies and a summary statement thereof (the “Banking Relationship Information”).

2.20Capital Improvements.  As of the date of this Agreement, certificates of occupancy (which may include temporary certificates of occupancy or jurisdictional equivalents permitting occupancy for the intended purpose) have been obtained for all of the Properties, and all material capital improvements and/or material repairs that were in process as of December 15, 2017 (such improvements and/or repairs in process as of December 15, 2017, the “Pre-12/15 Capital Projects”) are described in Schedule 2.20 of the Seller Parties Disclosure Letter.  Schedule 2.20 of the Seller Parties Disclosure Letter contains the capital expenditure budgets related to the Pre-12/15 Capital Projects which a Target Company has contracted for and which have not been completed as of the date hereof, and identifies a reasonable estimation of the amounts of all expenditures remaining as of the date hereof to complete such work.

2.21Interests. Seller Parties have the right, authority and power to sell, assign and transfer the Interests owned by them to Buyer. Upon Buyer’s payment of the Purchase Price, Buyer will acquire the Interests, free and clear of any Liens.

The representations and warranties of Seller Parties set forth in Sections 2.9 (Properties), 2.10 (Environmental Matters), and 2.20 (Capital Improvements) are referred to herein as the “Real Property Representations,” and all of the other representations and warranties of Seller Parties set forth herein are referred to herein as the “Entity Representations.”

Article III - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller Parties as follows:

3.1Organization, Standing and Power of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted.  Buyer is duly qualified or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

3.2Authority; Noncontravention; Consents.

(a)Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement and each other agreement contemplated hereby to which Buyer is a party.  The execution and delivery of this Agreement by Buyer and the performance by Buyer of its obligations under this Agreement and each other agreement contemplated hereby to which Buyer is a party have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

(b)The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement to which Buyer is a party and compliance by Buyer with the provisions of this Agreement will not, conflict with, or result in any violation of, require any consent, approval or other authorization of, or filing with or notification to, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer under: (i) the Organizational Documents of Buyer, as amended or supplemented through the date hereof, (ii) any material loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Buyer or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Buyer or its properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not reasonably be expected to (x) have a Buyer Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Buyer in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated by this

Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under laws requiring transfer, recordation or gains for filings (x) of federal, state or local environmental laws, or (y) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c)All representations and warranties of Buyer Guarantor set forth in the Termination Fee Guaranty are true, correct and complete in all material respects.

3.3Litigation.  There is no suit, action or proceeding pending (in which service of process has been received by Buyer or any Subsidiary of Buyer (“Buyer Subsidiary”)) or, to the Knowledge of Buyer, threatened in writing, against Buyer or any Buyer Subsidiary or any of their respective assets or properties which would, or would be reasonably expected to, prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Buyer Material Adverse Effect.

3.4Broker.  Buyer has not engaged or dealt with any broker, investment banker, financial advisor, finder or other Person that is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby pursuant to arrangements made by or on behalf of Buyer or any Buyer Subsidiary or an affiliate of any of them.

3.5Compliance with Laws.  To Buyer’s Knowledge, neither Buyer nor any Buyer Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not have a Buyer Material Adverse Effect.

3.6Anti-Corruption Compliance.  The operations of Buyer have been conducted at all times in compliance with (i) the Anti-Money Laundering Laws; and (ii) the FCPA.  No proceeding by or before any Governmental Entity or regulatory body involving Buyer with respect to the Anti-Money Laundering Laws or the FCPA is pending or, to the Knowledge of Buyer, is threatened.

3.7OFAC Compliance.  Neither Buyer, nor any beneficial owner of Buyer, is a person or entity with whom Seller Parties are restricted from doing business under Anti-Terrorism Laws, including without limitation any persons named on the OFAC Specially Designated Nationals and Blocked Persons List.

3.8Not Closely Held.  Buyer’s ownership of the Cabot REIT will not result in the Cabot REIT becoming “closely held” within the meaning of Section 856(h) of the Code, or any income of the Cabot REIT failing to qualify as rents from real property for purposes of Section 856 of the Code, during the taxable year of the Cabot REIT that includes the Closing.

3.9Employees; Employee Benefits.  Equity participation in the Buyer by benefit plan investors is not significant (as such terms are defined in the Plan Assets Regulation).  At all time since Buyer’s formation, the assets of Buyer have not been treated as plan assets (as such term is defined in the Plan Assets Regulation).

3.10Disclaimer; Buyer’s Knowledge; Disclosure; Material Adverse Effect.

(a)Buyer does not make, and has not made, any representations or warranties relating to it, Buyer Subsidiaries, the Properties, or the operations or businesses of Buyer and Buyer Subsidiaries or the businesses or operations conducted on, at or with respect to the Properties, or otherwise in connection with the transactions contemplated hereby, other than those expressly made by Buyer in this Agreement.

(b)Prior to the date hereof, Buyer has had the opportunity to make all inspections and investigations concerning the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries and the Properties which Buyer deems necessary or desirable to protect its interest in consummating the Interest Purchase or any of the other transactions contemplated by this Agreement.

(c)Whenever a representation or warranty made by Buyer herein refers to the “Knowledge” of Buyer, or to the “Buyer’s Knowledge,” the accuracy of such representation shall be based solely on the actual knowledge (or, to the extent expressly provided in this Agreement, the deemed knowledge) of David Levine and/or Brian Kim (each a “Buyer Knowledge Party”), and shall not be construed to refer to the knowledge of any other officer, agent, partner, member, manager or employee of Buyer or of any affiliate of Buyer or to impose or have imposed upon any Buyer Knowledge Party any duty to investigate the matters to which such knowledge, or the absence thereof, pertains including, without limitation, the contents of any files, documents or materials made available to or otherwise disclosed to Buyer or the contents of files maintained by any Buyer Knowledge Party.

(d)“Buyer Material Adverse Effect” means any event, circumstance, change or effect that would reasonably be expected to prevent or materially delay Buyer from consummating the Interest Purchase or Buyer Guarantor from paying amounts due under the Termination Fee Guaranty to the extent required by Section 8.2(d) hereof and the terms of the Termination Fee Guaranty, to the extent material, performing its obligation to acquire the Target Companies as contemplated by this Agreement.

Article IV - COVENANTS

4.1Conduct of the Business Pending Closing.  During the period from the date of this Agreement to the Closing, except as consented to in writing by Buyer or as expressly contemplated in this Agreement, Seller Parties shall (or shall cause the applicable Target Company to) (and, to the extent applicable, cause each of the applicable third party managers of the Properties to):

(a)operate the Properties (i) in substantially the same manner in which it has operated the Properties during its period of ownership prior to the execution of this Agreement and (ii) in compliance with all Laws applicable to the Properties;

(b)preserve the Properties (normal wear and tear exempted) substantially in conformance with the applicable Target Company’s past practices, and subject to casualty and condemnation, provided that other than as required pursuant to Section 5.8 hereof, the foregoing shall not obligate any Seller Party or Target Company to take any action which is required to be performed by a tenant and not a Target Company pursuant to any Space Lease or to make any capital expenditure or perform any capital work other than as required pursuant to Section 5.8 hereof;

(c)maintain the Target Company’s books and records in accordance with GAAP consistently applied on a fair value basis and not change in any material manner any of its methods, principles or practices of accounting in effect at the date of the Most Recent Balance Sheet, except as may be required by applicable Law or GAAP;

(d)duly and timely file all material reports, Tax Returns and other documents required to be filed by the Cabot REIT, the Operating Partnership or any Partnership Subsidiary with federal, state, local and other authorities, subject to extensions permitted by Law;

(e)not make, change or revoke any Tax election, change any accounting period with respect to material Taxes, file any material amendment to a Tax Return, enter into any closing agreement, settle or compromise any proceeding with respect to any material Tax claim or assessment relating to the Cabot REIT, the Operating Partnership or any Partnership Subsidiary, knowingly surrender any right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes of the Cabot REIT, the Operating Partnership or any Partnership Subsidiary or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; provided, that, nothing in this Agreement shall preclude the Cabot REIT from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code, making a “consent dividend” election within the meaning of Section 565 of the Code or making or, after consultation with Buyer, revoking any election or taking any other action reasonably necessary to preserve the status of the Cabot REIT as a REIT under the Code;

(f)not enter into, cancel or modify in any material respect any Ground Lease (or guaranty thereof) or any reciprocal easement agreement or similar agreement affecting a Property;

(g)not amend, restate or otherwise modify the Organizational Documents of any Target Company;

(h)not directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or partnership interests or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or partnership interests of any Person;

(i)not sell, lease (other than pursuant to Section 4.2), mortgage, subject to Lien (subject to Section 5.1(f), (g), (h), and (i)) or otherwise dispose of any of its personal property or intangible property;

(j)not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to the Partnership Subsidiaries in existence on the date hereof (and, for the avoidance of doubt, Tenant Inducements and ordinary course trade payables are not prohibited by this sub-clause (j));

(k)not permit any Target Company to incur any Indebtedness (other than (i) ordinary course trade payables, and (ii) draws by the Operating Partnership on its existing credit facility that is an Existing Loan that are in the ordinary course or which are used to fund obligations of Seller Parties under this Agreement) or guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(l)not sell, transfer or otherwise dispose of any of its ownership or voting interests in, or resign as member, manager or partner of, any of the Target Companies other than pursuant to Section 4.4 hereof;

(m)continue to carry the Insurance Policies through the Closing, and not allow any termination, cancellation or material breach of the Insurance Policies to occur or exist, unless Seller Parties enter into insurance policies substantially consistent with the Insurance Policies at or prior to any such termination or cancellation (such Insurance Policies will be cancelled as of Closing, and Buyer with respect to premiums for the Insurance Policies relating to the period from and after Closing shall not be responsible for the payment of any premiums or obligated to make any adjustment pursuant to Section 1.4 for the benefit of Seller Parties with respect to any such premiums);

(n)not take any action that would cause any of the representations or warranties of Seller Parties contained herein to become inaccurate in any material respect or any of the covenants of Seller Parties to be breached in any material respect;

(o)not admit any Person as a member or partner of any Target Company;

(p)not declare, set aside or pay any non-cash dividend or non-cash distribution in respect of, or redeem or otherwise acquire, capital stock, Interests, membership interests or other securities or voting or ownership interests (for the avoidance of doubt, the Target Companies shall be permitted to make cash dividends and distributions);

(q)not merge, consolidate, convert or otherwise change entity form;

(r)not make any structural alterations or additions to any Property except as (a) required by any Space Lease or Disclosed Contract or (b) required by this Agreement;

(s)not sell or otherwise dispose of any Property, except or to the extent (i) that such Property is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.9(l) of the Seller Parties Disclosure Letter, or (ii) as provided in Sections 5.21, 5.22 or 5.23;

(t)not cancel, compromise or settle any suit, litigation, arbitration, claim, action or proceeding, unless such compromise or settlement results in a full release of Buyer (or the applicable Target Company) and would not otherwise materially adversely affect Buyer (or the applicable Target Company) after Closing;

(u)advise Buyer promptly of any litigation, arbitration proceeding or administrative hearing (including condemnation) before any Governmental Entity which, to the Seller Parties’ Knowledge, (i) affects any Target Company or Property, which is instituted after the date hereof (or of which Seller Parties are first notified after the date hereof) and (ii) if adversely determined, would adversely affect (A) Seller Parties’ ability to consummate the transactions contemplated by this Agreement, (B) the ownership of any Target Company or Property or (C) the use, value or operation of any Target Company or Property;

(v)deliver to Buyer promptly after receipt thereof copies of any written notices of violations regarding the Properties received by Seller Parties;

(w)advise Buyer promptly of any written notices of default received by any Seller Party or Target Company under any Space Lease, Ground Lease, Existing Loan, or Contract after the date hereof;

(x)not acquire or agree to acquire any real property or material personal property or acquire or agree to acquire in any manner (including by merger, consolidation or acquisition of stock or assets) any interest in any Person (or equity interests thereof);

(y)not materially change the nature or the scope of its business or enter into a new line of business;

(z)not enter into any agreement or arrangement that limits or otherwise restricts any Target Company from engaging or competing in any line of business in which it is currently engaged or currently contemplates to be engaged or in any geographic area;

(aa)not hire any employee;

(bb)perform, or cause its agents to perform, in all material respects, all obligations of landlord or lessor under the Space Leases;

(cc)not change or attempt to change, directly or indirectly, the current zoning of any Property in any manner;

(dd)promptly advise Buyer of any change, update or supplement to the Banking Relationship Information;

(ee)not cancel, amend or modify, in a manner materially adverse to any Property, any license or permit held by the Operating Partnership with respect to such Property or any part thereof which would be binding upon Buyer after the Closing; and/or

(ff)ensure that the Cabot REIT will be organized and operated in a manner that would permit it to qualify as a REIT under Section 856 of the Code through the Closing

Date (determined as if the taxable year of the Cabot REIT ended at the Closing on the Closing Date and without regard to the distribution requirements).

4.2Entering Into or Modification of Space Leases and Contracts.  Except as otherwise specifically contemplated in this Agreement, and without limiting any rights that tenants, subtenants, licensees or other occupants of the Properties may have under their Space Leases as of the date hereof, as the same may be modified pursuant to the terms hereof, from and after the date of this Agreement to the Closing (or any earlier termination of this Agreement), Seller Parties agree not to permit any Target Company to enter into any Contracts or Service Contracts to which Buyer or the Property may be or may become subject following the Closing, or to amend or terminate any existing Contracts or Service Contracts, without the express written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion, provided such consent shall be deemed given if Buyer does not provide a specific objection to any proposed Contract or amendment thereto within five (5) Business Days after Seller Parties send written notice to Buyer requesting such consent together which such information as may be reasonably necessary for Buyer to make an informed decision, provided, however, notwithstanding the foregoing to the contrary, no such consent shall be required to enter into, or amend, or terminate (i) any Service Contract that can be terminated on thirty (30) days’ notice or less without penalty or premium and which does not provide for payments by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 in any one year period, or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000 in any one year period, (ii) agreements which are entered into in accordance with the terms of Section 5.19 and pursuant to the terms thereof Buyer consent is not required, or (iii) to terminate the Swaps pursuant to Section 5.13.   Except as otherwise specifically contemplated in this Agreement, and without limiting any rights that tenants, subtenants, licensees or other occupants of the Properties may have under their Space Leases as of the date hereof, as the same may be modified pursuant to the terms hereof, from and after the date of this Agreement to the Closing (or any earlier termination of this Agreement), Seller Parties agrees not to permit any Target Company to enter into, terminate or accept the surrender of, supplement, extend, waive any rights under, or amend or otherwise modify the terms of any Space Leases or apply any security deposits held under the Space Leases without the express written consent of Buyer, which may be granted or withheld in Buyer’s sole discretion.

4.3No Solicitation.

(a)From the date of this Agreement until the Closing or earlier termination of this Agreement in accordance with its terms, Seller Parties shall not, and shall not authorize or permit any Target Company, or any of its or their officers, trustees, directors, partners, affiliates or employees or any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its Subsidiaries (collectively, the “Seller Representatives”), directly or indirectly, to (i) solicit, initiate or knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to an Acquisition Proposal, (ii) initiate, entertain or participate in any discussions or negotiations regarding an Acquisition Proposal (including providing non-public information in connection therewith) or (iii) approve or recommend an Acquisition Proposal or enter into any binding merger agreement, letter of intent, ownership interest purchase agreement, asset purchase agreement or ownership interest exchange agreement, option agreement or other similar binding agreement providing for or relating to an

Acquisition Proposal or enter into any agreement requiring Seller Parties to abandon, terminate or fail to consummate the transactions contemplated hereby or agree to do any of the foregoing.  “Acquisition Proposal” means (w) a merger, tender offer, recapitalization (either by debt or equity), or consolidation, or any similar transaction, involving any Target Company, (x) a purchase, lease or other acquisition or assumption of all or any portion of the assets of any Target Company (other than conveyances of leasehold interests expressly permitted hereunder and any other conveyances expressly permitted hereunder), (y) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of securities of any Target Company, or (z) any substantially similar transaction; provided, however, that the term “Acquisition Proposal” shall not include the Interest Purchase or the other transactions contemplated hereby or herein or by any of the other related documents.

(b)Upon execution of this Agreement, Seller Parties and the Target Companies shall cease immediately and shall cause to be terminated any and all existing activities, discussions or negotiations with any parties (other than Buyer and Buyer Parties) conducted heretofore with respect to an Acquisition Proposal by or on behalf of the Cabot REIT, the Operating Partnership or any of the Seller Representatives and shall inform each of the Seller Representatives of its obligations under this Section 4.3.

4.4Excluded Interests.  The parties acknowledge and agree that they do not intend for any Excluded Interest to be acquired by Buyer or for Buyer or, from and after Closing, any Target Company to retain or incur any liability with respect to any Excluded Interests, accordingly, Seller Parties shall cause (or cause the applicable Target Company to cause) all Excluded Interests to be distributed out or dissolved such that following such distributions and/or dissolutions, no Excluded Interests shall be owned, in whole or in part, by any Target Company.

Article V - ADDITIONAL COVENANTS

5.1Due Diligence.

(a)Buyer acknowledges and agrees that it has completed, and is satisfied, in all respects with its due diligence review of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries, the physical condition of the Properties, the condition of title to the Properties and the Properties’ suitability for Buyer’s intended investment subject to the terms of this Agreement.  Buyer shall have the right to continue its inspections and investigations as provided in this Section 5, but shall have no right to terminate this Agreement as a result of or based on such inspections and investigations.  Seller Parties shall, and shall cause the Cabot REIT, the Operating Partnership and each of the Partnership Subsidiaries to, reasonably cooperate to answer Buyer’s reasonable questions arising out of Buyer’s continuing due diligence; provided, however, Buyer shall have no right to terminate this Agreement and receive back the Signing Deposit (or to terminate the Termination Fee Guaranty) as the result of or based upon such questions.  The foregoing notwithstanding, nothing herein shall be construed to affect or otherwise limit Buyer’s rights under Article VI with respect to conditions of Closing or Buyer’s right to rely upon the representations and warranties provided by Seller Parties in Article II of this Agreement.

(b)Subject to the rights of the tenants of the Properties, Seller Parties shall allow Buyer Parties access to the Properties on the terms and conditions of this Agreement for the purpose of making or conducting due diligence related to the purchase of the Properties subject to the following limitations:

(i)Access to the Properties shall be during normal business hours upon at least twenty-four (24) hours’ prior notice (either by phone or email) to Damian Bailey, Phone: (617) 305-6144, email address: dbailey@CabotProp.com, or such other person designated by Seller Parties in writing.

(ii)Buyer shall provide to such representative of Seller Parties in advance the names and scope of work for each Buyer Party who will be conducting due diligence at the Properties.  Notwithstanding anything herein to the contrary, no invasive or subsoil testing shall be permitted without the prior written consent of Seller Parties, which consent may be withheld in Seller Parties’ sole and absolute discretion.

(iii)Such access shall not materially interfere with the operation of the Properties and shall not interfere with the rights of tenants.

(iv)Buyer shall not contact any tenant without giving Seller Parties reasonable prior notice of the same and without a representative of Seller Parties being present during such interview at a time mutually agreed upon by the parties.

(v)Seller Parties or their designated representative shall be present during any physical testing or inspection of the Properties at a time mutually agreed upon by the parties.

(vi)None of Buyer Parties shall destroy or damage any portion of the Properties.

(vii)Prior to such time that any of Buyer or any Buyer Parties, as applicable, enter the Properties, Buyer shall (i) obtain policies of general liability insurance which insure Buyer, its agents and representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and $2,000,000 in the general aggregate and name Seller Parties and their subsidiaries as additional insureds and which are with such insurance companies, provide such coverages and carry such other limits as Seller Parties shall reasonably require, and (ii) provide Seller Parties with certificates of insurance evidencing that the aforementioned policies of insurance have been obtained.

(viii)All such inspections shall be at Buyer’s sole expense and shall be in accordance with applicable Laws, including, without limitation, laws relating to worker safety and the proper disposal of discarded materials.

(ix)Buyer shall cause each Buyer Party to be aware of this Agreement and the obligations of such parties hereunder.

(x)No so-called Environmental “Phase II’ or other invasive testing shall be done without Seller Parties’ written permission, which Seller Parties may withhold in their sole and absolute discretion.

(c)Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to any of the Properties, zoning reports or property condition reports or assessments, and Section 9.14(e) of this Agreement, Buyer shall not contact any governmental official or representative in any way relating to the Properties (including, without limitation, regarding the environmental condition of the Properties) without Seller Parties’ prior written consent thereto, which consent shall not be unreasonably withheld or delayed.  In addition, if Seller Parties’ consent is obtained by Buyer, Seller Parties shall be entitled to receive at least two (2) days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.

(d)Buyer hereby agrees to indemnify, defend, and hold Seller Parties free and harmless from and against any and all losses, costs, damages, claims, liabilities, expenses, demands or obligations, of any kind or nature whatsoever (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from the breach by Buyer of the terms of Section 5.1(b) and Section 5.1(c) or the entry on the Properties and/or the conduct of any diligence by Buyer or any Buyer Party except to the extent caused by the negligence or willful misconduct of any of Seller Parties.  The foregoing indemnity shall survive any termination of this Agreement for a period of one (1) year, provided that with respect to any losses, costs, damages, claims, liabilities, expenses, demands or obligations which arise and of which Seller Parties have provided Buyer with written notice prior to the expiration of such one (1) year period, the foregoing indemnity shall survive until final resolution of same.  Notwithstanding the foregoing, Buyer shall not have any liability under this Section 5.1(d) for any claims resulting from or relating to any existing conditions, including, but not limited to, any hazardous materials detected by Buyer’s inspections, except to the extent such existing conditions have been exacerbated due to the negligence or willful misconduct on the part of Buyer or any of Buyer Parties during the course of inspections.

(e)BUYER, FOR ITSELF AND ALL BUYER PARTIES, HEREBY WAIVES AND RELEASES EACH SELLER PARTY FROM ALL CLAIMS RESULTING DIRECTLY OR INDIRECTLY FROM ACCESS TO, ENTRANCE UPON, OR INSPECTION OF THE PROPERTIES BY BUYER OR ANY BUYER PARTIES, EXCEPT TO THE EXTENT ANY CLAIM ARISES OUT OF THE NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ANY OF SELLER PARTY.  THE PROVISIONS OF THIS SECTION 5.1(e) SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

(f)Prior to the execution and delivery of this Agreement, Seller Parties delivered or provided access to Buyer or its counsel, for each Property, copies of the most recent title insurance policy (each, an “Existing Policy”) and the most recent survey in Seller Parties’ possession (each, an “Existing Survey”).  Buyer has ordered from Chicago Title Insurance Company (“Chicago”), First American Title Insurance Company (“First American”), and Fidelity National Title Insurance Company (“Fidelity”, and together with Chicago and First American, collectively, the “Title Company”) title insurance commitment(s) (the “Title

Commitments”) obligating the Title Company to issue for each Property a new American Land Title Association Standard Coverage owner’s title insurance policy, in an amount allocated to each Property set forth on Schedule 1.8 to this Agreement (“Agreed Value” as to each Property) and insuring fee title to the Property subject only to Permitted Exceptions (as defined below), together with such endorsements and affirmative coverage desired by Buyer to provide primary coverage up to an insured amount agreeable to Buyer for all Properties (collectively, the “Owner’s Title Policies”). Buyer has completed and is satisfied with its review of the Title Commitments and Existing Surveys for all of the Properties, and except for those matters set forth on Exhibit E, which Seller Parties have agreed on or prior to the date hereof  to remove (or otherwise cure as set forth on Exhibit E) as a condition precedent to Buyer’s obligation to Close (the “Obligatory Removal Matters”), Buyer shall have no right to object to any title or survey matters contained in the Title Commitments and Existing Surveys and all such matters contained therein shall be deemed Permitted Exceptions. Notwithstanding the foregoing, Buyer and the Title Company may continue to work together after the date hereof to revise the Title Commitments (and any related title owner pro formas) and include such endorsements as Buyer and the Title Company may agree to, provided that Seller shall have no additional cure or other title obligations except as may be expressly agreed to pursuant to this Agreement.

(g)In the event the Properties are subject to exceptions to title other than Permitted Exceptions, and such exceptions would have a material adverse effect on the marketability, financeability, value or use, access or operation of the subject Property as presently used and operated (a “Material Title Defect”), Seller Parties shall, and shall cause the Target Companies to (all at Seller Parties’ sole cost and expense), use commercially reasonable efforts to cure or otherwise remove any Material Title Defects, in each case to Buyer’s commercially reasonable satisfaction.  Such efforts may include causing the Title Company (whether pursuant to undertakings, escrows, or indemnities provided to the Title Company by Seller Parties, or otherwise) to remove such objection as an exception to title in the Owner’s Title Policy issued at Closing or affirmatively insure against the same (which insurance shall be reasonably satisfactory to Buyer in form and substance).  It shall not be considered a Material Title Defect that a use or structure (including setbacks) or amount of parking is legal nonconforming as to use or structure (including setbacks) or amount of parking.  In the event a Material Title Defect is not removed or otherwise cured by Closing, Buyer shall have the option to either (x) terminate this Agreement, in which case the provisions of Article VIII shall apply or (y) waive such Material Title Defects, in which event such Material Title Defects shall be deemed additional Permitted Exceptions and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.   For purposes of this Agreement, “Permitted Exceptions” shall include (i) all matters described in each of the Title Commitments or shown in the Existing Surveys (as each of the foregoing may have been updated at Buyer’s request prior to the date hereof) which are not Obligatory Removal Matters, (ii) all title conditions created by Buyer or resulting from the acts of Buyer or its agents or representatives or otherwise consented to by Buyer in writing, (iii) the Space Leases, (iv) all standard printed exceptions in the Owner’s Title Policy, and (v) any other matters which are cured or otherwise removed prior to Closing subject to Buyer’s reasonable approval.

(h)Notwithstanding the foregoing, Permitted Exceptions do not include, and at or prior to Closing, Seller Parties shall be obligated (and hereby covenant to): (i) cause a release and discharge of any voluntary encumbrances created by Seller Parties or the Target

Companies after the date hereof and not set forth on the applicable Title Commitment delivered to Buyer prior to the date hereof, (ii) pay in full and cause to be canceled and discharged, all mechanics’ and contractors’ liens which encumber any Property as of the Closing Date for work performed prior to the Closing Date and terminate any recorded notices of commencements including those relating to Pre-12/15 Capital Projects, other than such liens or notices of commencement which relate to work done by or on behalf of a tenant that are not a Tenant Inducement pursuant to a Space Lease that is not in default, provided that, notwithstanding the foregoing to the contrary, (1) Seller Parties shall not be obligated to spend greater than Two Million Dollars ($2,000,000) in the aggregate to pay or cause to be cancelled or discharged or terminated any and all such liens and notices of commencement encumbering Properties in the Portfolio related to work done by or on behalf of tenants that are in default under their respective Space Leases (to the extent Seller Parties pay any such amounts and such liens or notices of commencement are related, after Closing Buyer shall use commercially reasonable efforts to obtain such amounts from the applicable tenants and, upon receipt thereof, shall promptly reimburse Seller Parties for amounts paid by Seller Parties with respect thereto), and (2) Seller Parties shall not be obligated to remove any mechanic’s liens related to work for New Leases or Lease Modifications which have been approved in writing by Buyer, including, without limitation, Tenant Inducements agreed to in such New Leases and Lease Modifications; (iii) pay all liens and monetary encumbrances affecting any Property evidenced by deeds of trust, mortgages, past due taxes and assessments, judgment liens and/or other or charges in a fixed sum, in each case other than (A) liens which Seller Parties have no obligation to pay and/or discharge pursuant to clause (ii) above and (B) liens for taxes which are being contested by Seller Parties or Buyer in accordance with the terms of this Agreement (Buyer hereby agrees that such liens and monetary encumbrances under this clause (iii) may be cured or removed either by the Title Company agreeing to remove the same as exceptions to title in the Owner’s Title Policies issued at Closing or affirmatively insuring against the same (which insurance shall be reasonably satisfactory to Buyer in form and substance)); and (iv) cause a release and discharge each of the Obligatory Removal Matters.  Except as set forth in clause (iii) above, any of the matters set forth in this Section 5.1(h) that Seller Parties are obligated to release and discharge, pay or cause to be canceled and discharged, as applicable, that can be satisfied by payment of a fixed sum of money must be satisfied by Seller Parties prior to or at Closing, and if not so satisfied, shall be satisfied at Closing out of the Closing Cash Payment without adjustment to the Purchase Consideration.  The Seller Parties may satisfy their obligation to clear title with respect to any item described above that it contests in good faith if, without retention of any liability by the Target Companies after the Closing Date, Seller Parties either: (a) take such actions as are reasonably necessary to remove, satisfy or cure (of record or otherwise, as appropriate) such objection (subject to Buyer’s reasonable approval); or (b) cause the Title Company to remove such objection as an exception to title in the Owner’s Title Policy issued at Closing or affirmatively insure against the same (which insurance shall be reasonably satisfactory to Buyer in form and substance), in either case without any additional cost or liability to Buyer and without retention of any liability by the Target Companies.  To the extent that funds are needed to cure any such exception, Seller Parties shall have the right to cause any portion of the Closing Cash Payment being paid at Closing to be delivered to the Title Company to cure same.

(i)In connection with obtaining the Owner’s Title Policies, Buyer and Seller Parties, as applicable, and to the extent requested by the Title Company, shall deliver to the Title Company (i) evidence sufficient to establish (A) the legal existence of Buyer and Seller Parties and (B) authority of the respective signatories of Seller Parties and Buyer to bind Seller Parties and Buyer, as the case may be, and (ii) certificates of good standing of Seller Parties.  Further, Seller Parties shall deliver to the Title Company an owner’s title affidavit and non-imputation certification in substantially in the form attached hereto as Exhibit H (the “Title Affidavit”).

(j)Buyer agrees to purchase the Interests subject to any and all violations of Law now or hereafter issued or noted, including any open building permits and any fines or penalties associated with the foregoing  (“Violations”) relating to any Property, subject to Sellers’ obligations under Section 4.1.  Except as provided in Section 4.1, and except to the extent any Violation is an Obligatory Removal Matter, or results from a breach after the date hereof of Seller Parties’ covenants under this Agreement or results from such worked performed by or on behalf of Seller Parties prior to Closing with respect to the provisions of Section 5.8, Seller Parties shall have no duty to remove or comply with or repair any condition, matter or thing whether or not noted, which, if noted, would result in a Violation being placed on any Property, and Buyer shall accept the Interests and the Properties subject to all such Violations.  Notwithstanding the foregoing, Seller Parties shall be responsible for the payment of any outstanding fines, penalties and interest relating to any such Violation as of the Closing; provided, however, that (i) for the avoidance of doubt, Seller Parties shall have the right, but not the obligation, to cure any such Violation, and shall also have the right prior to Closing to  contest or appeal any such amounts that may be claimed to be due as fines, penalties or interest thereon so long as such action is done in a commercially reasonable manner without imposing any further obligations on the applicable Target Company, Buyer or Property, and (ii) to the extent Seller Parties pay any such amounts and the applicable Violation is due to a tenant’s default under its Space Lease, after Closing Buyer shall use commercially reasonable efforts to obtain such amounts from the tenant and, upon receipt thereof, shall promptly reimburse Seller Parties for amounts paid by Seller Parties with respect to such Violation.

5.2Confidentiality.  Buyer hereby acknowledges that the Confidentiality and Non-Disclosure Agreement dated as of October 4, 2017 (“Confidentiality Agreement”) signed and delivered by Blackstone Real Estate Advisors L.P. and Cabot Fund in connection with the Properties is currently in full force and effect and Buyer hereby restates its representations and covenants set forth in said Confidentiality Agreement.  All information heretofore or hereafter furnished to Buyer with respect to the Properties or the Cabot REIT and Operating Partnership has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof.  Accordingly, Buyer shall hold, and shall direct each of Buyer’s agents, employees, officers, directors, consultants, attorneys, investors, potential investors, potential lenders, advisors and representatives (each a “Buyer Party” and collectively “Buyer Parties”) to hold, in strict confidence in accordance with the terms of the Confidentiality Agreement, and Buyer shall not disclose, and shall direct Buyer Parties not to disclose, to any other person without the prior written consent of Cabot Fund, any of the Confidential Information (as defined in the Confidentiality Agreement) in respect of the Properties or the Cabot REIT and Operating Partnership delivered to or for the benefit of Buyer or any Buyer Parties by Cabot REIT or any of Seller Parties to the extent prohibited by the terms of the Confidentiality Agreement.  In the event this Agreement is terminated, upon written request from Cabot Fund, Buyer shall promptly return to Cabot Fund or destroy, at Buyer’s option, all copies of documents containing any of such Confidential Information without retaining any copy thereof or extract therefrom (provided that Buyer and Buyer Parties may retain a copy of such Confidential Information as necessary to comply with legal or regulatory requirements or their respective internal document retention or corporate governance policy, provided that any such information retained shall remain subject to the confidentiality provisions of this Agreement).  Notwithstanding anything to the contrary set forth herein or in the Confidentiality Agreement, Buyer may disclose such information (i) on a need-to-know basis to its employees, consultants, members of professional firms serving it or potential lenders or investors, (ii) as any governmental agency may require in order to comply with applicable Laws (including without limitation regulations of the Securities and Exchange Commission), and including for the avoidance of doubt any Required SEC Filings and the information required to be included therein; provided that with respect to the disclosures in item (ii) above (other than Required SEC Filings), Buyer shall give Seller Parties prior notice of the intended disclosure and the reason therefore,  (iii) in connection with a legal proceeding, (iv) to the extent that such information is a matter of public record or becomes a matter of public record not through the actions of Buyer or Buyer Parties, (v) to the extent it was independently developed by Buyer or Buyer Parties or on its or their behalf without the use of the Confidential Information. As used herein, the term “Required SEC Filings” means those filings to be made by Buyer and/or Blackstone Guarantor and/or their affiliates with the SEC as more particularly described on Schedule 5.2 attached hereto.

5.3Reasonable Best Efforts; Further Action.

(a)Subject to the terms and conditions herein provided: (i) Seller Parties shall use all reasonable best efforts (without, however, any obligation to incur any costs, liability or other obligation in excess of de minimis amounts) to obtain in writing all consents, approvals and authorizations set forth on Schedule 2.5(b) of the Seller Parties Disclosure Letter, and Buyer shall use all reasonable best efforts (without, however, any obligation to incur any costs, liability or other obligation in excess of de minimis amounts) to obtain in writing all consents, approvals and authorizations required with respect to Buyer’s obligations to effect the Interest Purchase; and (ii) each of the parties shall use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement including, without limitation, reasonable best efforts to satisfy any conditions to Closing.

(b)From time to time, as and when requested by any party hereto, if any further action is reasonably necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary or desirable action upon the request of the other party (without, however, any obligation to incur any costs, liability or other obligation in excess of de minimis amounts).

5.4Certain Tax Matters.

(a)Seller Parties shall prepare and timely file (at their own expense and in any event shall use their commercially reasonable efforts to file no later than eighty (80) days following the Closing Date) any Tax Returns required to be filed by or on behalf of the Cabot REIT, the Operating Partnership or any of the Partnership Subsidiaries for the Operating Partnership’s (or such Partnership Subsidiaries’) taxable year that ends on or before the Closing Date in accordance with the accounting principles, policies and elections heretofore utilized by the Cabot REIT, the Operating Partnership or such Partnership Subsidiary. Buyer shall timely provide such cooperation and assistance as is reasonably requested by Seller Parties in the preparation and filing of such Tax Returns. Seller Parties shall provide such Tax Return to Buyer for review and comment at least fifteen (15) days prior to the due date for filing such Tax Returns, which Tax Returns shall be subject to the review and approval of Buyer prior to the due date, such approval not to be unreasonably withheld or delayed; provided, however, that so long as Seller Parties have provided such Tax Returns to Buyer on a timely basis, if Buyer has not presented an objection to any such Tax Returns within fifteen (15) days of receipt of such Tax Returns, then such Tax Returns shall be deemed to be approved by Buyer and shall be filed as provided; provided, further however, that so long as Seller Parties provided such Tax Returns to Buyer on a timely basis, if Buyer presents no objection to any such Tax Returns by the due date, such Tax Returns shall be filed as provided by Seller Parties.

(b)In the case of the Tax Return for the taxable year of the Cabot REIT, the Operating Partnership or any Partnership Subsidiary that includes the Closing Date but which ends after the Closing Date (a “Straddle Period Return”), Buyer shall prepare (or cause to be prepared) and timely file, and Sellers shall cooperate in the preparation and timely filing of, all required Straddle Period Returns, with each party bearing its own expenses.  Buyer shall provide to Seller Parties at least fifteen (15) days prior to their due date copies of any such Straddle Period Returns, which returns shall be subject to the review and approval of Seller Parties prior to the due date, such approval not to be unreasonably withheld or delayed; provided, however, that so long as Buyer has provided such returns to Seller Parties on a timely basis, if Seller Parties have not presented an objection to any such returns within fifteen (15) days of receipt by Seller Parties of such returns, then such returns shall be deemed to be approved by Seller Parties and shall be filed by Buyer as provided; provided, further however, that so long as Buyer has provided such returns to Seller Parties on a timely basis, if Seller Parties present no objection to any such returns by the due date, such returns shall be filed as provided by Buyer.

(c)Buyer shall pay to Seller Parties any and all refunds of Tax received by the Cabot REIT, Operating Partnership, the Partnership Subsidiaries or Buyer after the Closing Date, if such refunds are attributable to (i) Tax that was paid by Seller Parties or (ii) Tax to the extent accounted for in the determination of Closing Adjusted Working Capital as a liability.

(d)Buyer and Seller Parties agree that, effective as of the Closing Date:

(i)Assuming that the Cabot REIT qualifies as a REIT as of the Closing Date, Buyer and its affiliates shall take all steps, or forbear from taking steps (including causing the Cabot REIT to take all steps or forbear from taking steps), as reasonably necessary after the Closing to ensure that the Cabot REIT qualifies for taxation as a REIT under the Code for the U.S. federal income taxable year of the Cabot REIT that includes the Closing.

(ii)Buyer shall treat the purchase of the REIT Common Shares contemplated by this Agreement for all income tax purposes as a purchase of shares of a corporation, unless otherwise required by applicable Law.  Buyer shall not make an election pursuant to Section 338(g) of the Code with respect to the Cabot REIT.

(iii)Buyer shall take all steps necessary, or cause the Cabot REIT to take all steps necessary, (including, without limitation, causing the Cabot REIT to make distributions that qualify for the dividends paid deduction set forth in Section 857(b)(2)(B) of the Code) to ensure that the Cabot REIT satisfies the minimum distribution requirements of Section 857(a) of the Code for the taxable year that includes the Closing.

(iv)Ownership of the Cabot REIT by Buyer and/or Buyer’s successors and assigns, if any, shall not result in the Cabot REIT becoming “closely held” within the meaning of Section 856(h) of the Code at any time during the taxable year of the Cabot REIT that includes the Closing.

(v)From and after the Closing Date, Seller Parties and Buyer shall cooperate fully, as and to the extent reasonably required by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(vi)Unless required by applicable Law, without Seller Parties’ consent, Buyer shall not cause the Cabot REIT to designate any distribution paid (or treated as paid) prior to Closing as a capital gain dividend under Section 857 of the Code to the extent that such distribution relates to capital gains realized by the Cabot REIT after the Closing.

(vii)Following the Closing and until the filing of the U.S. federal income Tax Return that includes the Closing, upon request from Seller Parties, Buyer shall use reasonable efforts to make available to Seller Parties such information as may be reasonably required for Seller Parties to assess the Cabot REIT’s compliance with the REIT requirements under the Code for the taxable year that includes the Closing.

(viii)If a party to this Agreement becomes aware of any claim made by the U.S. Internal Revenue Service or any other Governmental Entity that, (i) if successful, could reasonably result in the Cabot REIT failing to qualify as a REIT under the Code  for any pre-Closing period or Tax period that includes the Closing Date but which ends after the Closing Date (a “REIT Tax Claim”), or (ii) relates solely to the Operating Partnership for any pre-Closing period or Tax period that includes the Closing Date but which ends after the Closing Date (an “OP Tax Claim”), such party shall promptly notify all the other parties to this Agreement of such Tax Claim. Buyer shall control all tax proceedings (formal or informal, administrative, judicial or otherwise) involving a REIT Tax Claim or an OP Tax Claim. For a REIT Tax Claim or an OP Tax Claim: (A) Seller Parties shall have the right to participate in any such REIT Tax Claim or OP Tax Claim; and (B) Buyer will seek Seller Parties’ consent before agreeing to any settlement with respect to any such REIT Tax Claim or OP Tax Claim (such consent not to be unreasonably withheld, conditioned or delayed).

5.5Public Announcements.  Each party will consult with each other party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements which address in any manner the Interest Purchase and other transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable Law or the rules and regulations of any securities exchange, in which case the party required to make such release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.   If either party desires to issue a press release with respect to the Interest Purchase and other transactions contemplated by this Agreement, such party shall, at least three (3) Business Days prior to the issuance of the same, deliver a copy of the proposed press release to the other party for its review, comment and approval.  If no objection or comments are provided by the other party within such period, consent to the press release shall be deemed to have been given.  Once a party has received consent (or deemed consent) to issuance of the press release, such party shall have the right to issue and re-issue the content of such press release without obtaining further consent of the other party. In addition, either party may release information concerning the transactions contemplated hereby at any time after the date of this Agreement, (i) to comply with any applicable Laws, including pursuant to governmental regulations and statutes as required by law for publicly traded entities or pursuant to an order by a court of competent jurisdiction and (ii) to the extent, in the good faith judgment of  Buyer’s or Seller Parties’ counsel, accountants, or advisors, as applicable, such disclosure is required or reasonably advisable to be disclosed (including in any registration statement, other disclosure document, press release or public announcement) in connection with such party’s (or any of its affiliates’) quarterly earnings results, earnings guidance or capital raising and other fund-raising activities; provided, however, such disclosing party shall give the other party a reasonable opportunity to review and comment on such disclosure. Notwithstanding the foregoing, nothing herein shall limit the right of (i) the indirect investor in Buyer to publicly disclose the transaction consistent with the manner such indirect investor has disclosed transactions prior to the date hereof, or (ii) the Cabot Fund to disclose the transactions contemplated by this Agreement to its investors. The provisions of this Section shall survive the Closing or any earlier termination of this Agreement.

5.6Resignations.  At or prior to Closing, Seller Parties shall cause their directors, officers and managers of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries to submit their resignations from such positions and shall remove all signatories from its bank and securities accounts and safe deposit boxes and, in each case, shall deliver to Buyer at the Closing evidence of such resignation or removal.

5.7Representative Indemnification.

(a)From and after the Closing, Buyer and the Operating Partnership (collectively, the “Indemnifying Parties” and each, an “Indemnifying Party”) agree to honor and continue in full force and effect for a period of six years following the Closing all rights to indemnification and all limitations on personal liability that exist in favor of any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, an officer, employee, director, manager, trustee, general partner, fiduciary or agent of the Operating Partnership or any Partnership Subsidiary (the “Indemnified Parties” and each an “Indemnified

Party”) that are contained in the Organizational Documents of the Cabot REIT or the Operating Partnership, as in effect on the date hereof, to the fullest extent permitted or required by applicable Law, with respect to matters occurring before the Closing; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim.

(b)In addition to the rights provided in Section 5.7(a) above, in the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of the Operating Partnership or Buyer, or any Partnership Subsidiary or Buyer Subsidiary, or by or in the right of the Operating Partnership or Buyer, or any Partnership Subsidiary or Buyer Subsidiary, or any claim, action, suit, demand, proceeding or investigation in which any Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to that relates to the fact that he or she is or was an officer, employee, director, general partner, manager, fiduciary or agent of the Operating Partnership or any of the Partnership Subsidiaries or is or was serving at the request of the Operating Partnership or any Partnership Subsidiary as an officer, employee, director, general partner, manager, fiduciary or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or any action or omission by such person in his capacity as an officer, employee, director, general partner, trustee, manager, fiduciary or agent of the Operating Partnership, any Partnership Subsidiary or any other entity referred to above, , whether in any case asserted or arising before, at or after the Closing, Buyer, the Operating Partnership and the Indemnified Parties hereby agree, from and after the Closing, to use their reasonable best efforts to cooperate in the defense of such claim, action, suit, demand, proceeding or investigation and, from and after the Closing, the Indemnifying Parties shall indemnify and hold harmless, as and to the full extent permitted by applicable Law, each Indemnified Party against any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation.

(c)If the Indemnifying Parties have acknowledged in writing that the Indemnified Parties are entitled to indemnification with respect to a matter, the Indemnifying Parties shall have the right to select counsel with respect to such matter and the Indemnifying Parties shall pay the expenses of such counsel.  Notwithstanding the foregoing, an Indemnifying Party shall not be obligated by this Section 5.7(c) to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnified Party to reimburse any expenses so advanced if it shall ultimately be determined by a court of competent jurisdiction in a final non-appealable order that the Indemnified Party is not entitled to be indemnified against such expense by such Indemnifying Party.  Notwithstanding anything to the contrary set forth in this Agreement, an Indemnifying Party (i) shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed, and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law.  Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Parties of such claim and the relevant facts and circumstances with respect thereto no later than thirty (30) days after obtaining such knowledge; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify materially prejudices the Indemnifying Parties’ ability to defend such claim, action, suit, proceeding or investigation; and provided further, however, that no Indemnified Party shall be obligated to provide any notification pursuant to this Section 5.7(c) prior to the Closing.  Upon the written request of an Indemnifying Party, an Indemnified Party shall use commercially reasonable efforts to obtain payment for any losses, claims, liabilities, expenses (including reasonable attorneys’ fees and expenses) payable pursuant to this Section 5.7 from such Indemnifying Party’s insurance provider prior to enforcing any rights to receive payment under this Section 5.7 directly from the Indemnifying Party.  The Indemnified Party shall subrogate any rights it may have to receive payments from the Indemnifying Party’s insurance provider in favor of the Indemnifying Party.  In addition, an Indemnified Party shall reimburse the Indemnifying Party for any amounts paid directly to the Indemnified Party by the Indemnifying Party’s insurance provider to the extent that the Indemnifying Party shall have previously paid such amounts to the Indemnified Party in accordance with this Section 5.7.

(d)At or prior to the Closing, Seller Parties may cause the Operating Partnership to purchase directors’ liability insurance policy coverage for the Operating Partnership’s directors and officers for a period of six years, which will provide such directors and officers with coverage in amount and scope on substantially similar terms as currently provided by the Operating Partnership to such directors and officers; provided, however, that, if any such directors’ liability insurance policy is purchased, the amount of the premium payable for the term of such policy shall be paid in full before the Closing by Seller Parties.

(e)This Section 5.7 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their respective successors, assigns and heirs and shall be binding on all successors and assigns of each Indemnifying Party.  Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.7 and Buyer acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.7.

(f)In the event that Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to one or more Persons, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.7, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party covered hereby.

5.8Capital Projects.  Subject to Section 1.4(g)(v), notwithstanding the foregoing or anything herein to the contrary, Seller Parties shall use commercially reasonable efforts to perform or complete (or to cause the applicable Target Company to perform or complete) the Pre-12/15 Capital Projects. Additionally, Seller Parties shall have the right to perform or complete capital alterations or improvements or repairs to the Properties, provided such capital alterations or improvements are (i) being made to cure an emergency at the Properties or (ii) required under the terms of any Space Leases, Service Contracts or recorded documents, provided that capital alterations pursuant to the foregoing clause (ii) shall be subject to Buyer’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Following Closing, subject to Section 1.4(g)(v), Seller Parties shall have no obligation to complete any Pre-12/15 Capital Projects that have not been completed as of Closing.  Seller Parties shall not modify the scope of any Pre-12/15 Capital Project without the consent of Buyer, which may be granted or withheld in Buyer’s sole discretion.  For the avoidance of doubt, Seller Parties shall not be obligated to pay for increased costs of a Pre-12/15 Capital Project as a result of changes to the scope or quality of, or any other materials terms relating to, such Pre-12/15 Capital Projects after the Closing Date.  For the avoidance of doubt, subject to the terms of Section 1.4(g)(v) with respect to New Leases and Lease Modifications entered into prior to Closing, Buyer shall be responsible for the Tenant Inducement Costs and capital projects set forth on Schedule 5.8.

5.9Use of Name; Amendment of Governing Documents.  As soon as practicable following the Closing Date and in no event later than sixty (60) days following the Closing, Buyer agrees to change the name of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries, to the extent applicable, to remove the word “Cabot” from their names and to amend the governing documents of such entities and provide evidence thereof, as reasonably requested by Seller Parties. Buyer acknowledges that at Closing it is receiving no rights or intellectual property whatsoever relating to the name “Cabot” or the business of any affiliates of Seller Parties other than the Target Companies. Seller Parties shall (and shall cause the Target Companies to) cooperate with Buyer Parties at Buyer’s request to execute and file all documentation required to effectuate a name change of each Target Company immediately prior to the Closing (such documentation shall be held in escrow for the Closing and shall not be released from escrow unless and until Buyer has acknowledged that all conditions to Buyer’s obligation to Close pursuant to Section 6.2 have been satisfied and Buyer has irrevocably authorized Closing).

5.10Management Agreements.  The Management Agreements and the Leasing Agreements shall not be terminated as of Closing unless Buyer has instructed Seller Parties to cause the termination of any Management Agreement or Leasing Agreement as of the Closing Date by written notice delivered to Seller Parties no later than January 29, 2018 (each a “Designated Agreement”). The Designated Agreements shall be terminated at Seller Parties’ sole cost and expense and with no further liability to Buyer or Target Companies and evidence of such termination shall be delivered to Buyer at or prior to the Closing, provided that, notwithstanding the foregoing to the contrary, Tenant Inducement Costs attributable to Leasing Agreements shall be prorated in accordance with Section 1.4(g)(v) hereof.

5.11Request for Tenant Estoppel Certificates.  Seller Parties shall promptly prepare an estoppel certificate in the form attached hereto as Exhibit C for each tenant leasing 35,000 square feet or more at one of the Properties and deliver such draft estoppel certificate to Buyer for review and approval.   To the extent any such lease is the subject of a guaranty, Seller Parties will include in the requested estoppel joinder language for the guarantor certifying that the guaranty is in full force and effect. Unless Buyer gives notice to Seller Parties objecting to any draft estoppel certificate within three (3) Business Days after receipt, Buyer shall be deemed to have approved such draft estoppel certificate. Seller Parties shall deliver each estoppel certificate approved or deemed approved by Buyer to the applicable tenant and use commercially reasonable efforts (without any obligation to incur liability or cost other than de minimis amounts) to obtain an executed estoppel certificate from each such tenant in a form that meets the requirements of Section 6.2(d).  Unless Buyer gives notice to Seller Parties objecting to an estoppel certificate within three (3) Business Days after receipt of such estoppel certificate, Buyer shall be deemed to have approved such estoppel certificate.

5.12Repayment of Indebtedness.  At or prior to the Closing (including by way of an application of the Purchase Price), except with respect to ordinary course trade payables that are adjusted between the parties pursuant to Section 1.4 and except as otherwise provided in Section 5.19 with respect to the Bonds and Letters of Credit, Seller Parties shall cause to be fully repaid all Indebtedness of the Target Companies and shall cause the termination of all credit agreements and other agreements evidencing, governing or securing Indebtedness (including with respect to the Existing Loans). Upon the written request of Buyer, Seller Parties shall cooperate, at no cost or liability to Seller Parties and solely as an accommodation to Buyer, to cause any existing mortgage encumbering the Properties to be assigned to Buyer’s lender, provided, however, it is expressly understood and agreed that any such assignment shall not be a condition to Buyer’s obligation to proceed with the Closing under this Agreement and failure to obtain any such assignment shall not be a default by Seller Parties hereunder.

5.13Unwinding of Swaps.  On or prior to December 29, 2017, Seller Parties shall cause the Operating Partnership to unwind or terminate that certain Swap listed on Schedule 2.17(c) of the Seller Parties Disclosure Letter with Wells Fargo Bank, N.A, as the counterparty, in the notational amount of $128,130,000 and with the Maturity Date of September 30, 2020, and the Seller Parties shall pay any amount due in connection therewith prior to Closing and provide written documentation confirming such unwind to Buyer.   On or prior to March 8, 2018, Seller Parties shall cause the Operating Partnership to unwind or terminate all of the remaining Swaps, and provide written documentation confirming such unwinding to Buyer and pay any amount due in connection therewith prior to Closing.

5.14Brokers.  Seller Parties are solely responsible for the payment of any such fees or commissions set forth on Schedule 2.13 of the Seller Parties Disclosure Letter, which payments will be made by Seller Parties on the Closing Date.

5.15Affiliate Agreements.  Seller Parties shall terminate or cause the applicable Target Company to terminate all Affiliate Agreements prior to the Closing at Seller Parties’ sole cost and expense. Such termination shall result in neither Buyer nor any Target Company having any liability with respect to such Affiliate Agreement from and after Closing. Seller Parties shall deliver evidence of such termination to Buyer on or prior to the Closing Date.

5.16Risk of Loss; Condemnation and Casualty.

(a)If at any time prior to the Closing, (i) a Property or any portion thereof is damaged or destroyed as a result of fire or any other casualty, or (ii) any action or proceeding is filed, under which a Property, or any portion thereof may be taken pursuant to any Law or by condemnation or the right of eminent domain, Seller Parties shall promptly give Buyer written notice thereof.  Seller Parties will credit against the Purchase Price payable by Buyer at the closing an amount equal to all proceeds (other than on account of business or rental interruption proceeds relating to the period prior to Closing, but including any business or rental interruption proceeds relating to the period commencing on the Closing Date), if any, received by Seller parties as a result of such casualty or condemnation, together with a credit for any deductible under such insurance, less reasonable out-of-pocket collection costs and any amounts paid by Seller Parties to third parties prior to restore such Property. If as of the Closing Date, Seller Parties have not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Interests and Seller Parties will at Closing assign to Buyer all rights of Seller Parties, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption proceeds relating to the period prior to Closing, but including any business or rental interruption proceeds relating to the period commencing on the Closing Date) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b)Any restoration of the Property with respect to any casualty or condemnation shall be performed by Seller Parties in accordance with applicable Law and the applicable contracts in a good and workmanlike manner and Seller Parties shall consult with Buyer in connection with any such restoration of the Property.

(c)Notwithstanding Section 5.16(a) above, if, on or before the Closing Date, a Material Casualty Event shall occur, then Seller Parties shall promptly notify Buyer (a “Material Casualty Notice”) thereof in writing and Buyer may elect, by written notice delivered to Seller Parties within five (5) Business Days of Buyer’s receipt of the Material Casualty Notice, in its sole discretion, to either:

(i)terminate this Agreement, in which case the terms of Article VIII shall apply; or

(ii)consummate the Closing in accordance with the terms and conditions of this Agreement, including 5.16(a) and (b) above.

A “Material Casualty Event” shall mean the occurrence of casualties with respect to Properties following the date hereof, the cost to restore the damage from which would reasonably be expected to exceed five percent (5%) of the Purchase Price.

(d)Notwithstanding Section 5.16(a) above, if, on or before the Closing Date, a Material Condemnation Event shall occur, then Sellers shall promptly notify Buyer (a “Material Condemnation Notice”) thereof in writing and Buyer may elect, by written notice delivered to Sellers within five (5) Business Days of Buyer’s receipt of the Material Condemnation Notice, in its sole discretion, to either:

(i)terminate this Agreement, in which case the terms of Article VIII shall apply; or

(ii)consummate the Closing in accordance with the terms and conditions of this Agreement, including Section 5.16(a) and (b) above.

A “Material Condemnation Event” shall mean, with respect to the Properties, one or more actions in eminent domain following the date hereof that result in losses of land and improvements with respect to the Properties with a value in an aggregate amount in excess of  five percent (5%) of the Purchase Price.

5.17Books and Records. Buyer has advised Seller Parties that Buyer (or any direct or indirect owner of Buyer or affiliate thereof) may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), audited financial statements, pro forma financial statements and other financial information related to the Properties for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the Closing occurs (financial statements for any such interim period being unaudited) (the “Financial Information”).  Following the Closing, Seller Parties agree to, at no cost to Seller Parties and subject to the terms of this Section 5.17, use commercially reasonable efforts to cooperate with Buyer and its representatives and agents in preparing the Financial Information.  Without limiting the generality of the foregoing, if requested by Buyer, Seller Parties shall use commercially reasonable efforts to (i) maintain and allow Buyer (upon no less then seventy-two (72) hours prior written notice, which notice may be given via email), reasonable access to, during normal business hours, such books and records of Seller Parties reasonably related to the Properties (provided Seller Parties shall have the right to redact information relating to assets and liabilities of Seller Parties and their affiliates and direct and indirect investors) other than the Properties), (ii) make employees with knowledge of the Properties available for interview by Buyer, (iii) deliver a customary representation letter (the “Audit Inquiry Letter”) in such form as is reasonably acceptable to Seller Parties and Buyer’s outside third party accountants (the “Accountants”), with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate, signed by the individual(s) responsible for Seller Parties’ financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required to assist the Accountants in rendering an opinion on such financial statements, and same will be made subject to the terms and limitations set forth below in this Section, and (iv) to the extent that Seller Parties’ financial statements have previously been audited, Seller Parties’ shall use commercially reasonable efforts to cause the auditor of Seller Parties’ financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements (provided that only the portion of audited financial statements set forth in Section 2.6(a)(iv) and attached as Schedule 2.6(a) may be included), to provide to Buyer and/or their Affiliates or the underwriters or initial purchasers in any financing with appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards and to participate in due diligence sessions customarily conducted in connection with the provision of comfort letters (the foregoing (i) – (iv) referred to collectively as the “Audit Assistance”).  Notwithstanding the foregoing, Seller Parties shall not be required to provide any information concerning (a) Seller Parties’ confidential financial analyses or projections, prepared for Seller Parties’ internal purposes or otherwise not directly related to the operation of the Properties, (b) financial statements of any Affiliate or subsidiary of Seller Parties (other than Property-level financial statements).  Buyer shall reimburse Seller Parties, within five (5) Business Days following Seller Parties’ request, for all out of pocket costs and expenses actually incurred by Seller Parties and its Affiliates for any and all Audit Assistance provided by them at the request of Buyer pursuant to this Section 5.17.  Further,

Buyer hereby indemnifies and agrees to hold Seller Parties, its Affiliates or subsidiaries, or any of their respective officers, directors, shareholders, partners, members, employees or agents (each an “Indemnified Party” and collectively, the “Indemnified Parties”) harmless from and against all costs, expenses, losses, liabilities, damages, demands, allegations or actions suffered by or otherwise asserted against any Indemnified Party as a result of the Audit Assistance, any filings with the Securities and Exchange Commission, and/or the Audit Inquiry Letter; provided, however, that the foregoing indemnity shall not apply to (i) anything arising out of the gross negligence or willful misconduct of Seller Parties or their respective Affiliates or (ii) anything arising out of any intentional, bad faith misrepresentation in information relating to the Properties provided by Seller Parties or their respective Affiliates.  Notwithstanding anything in this Section 5.17 to the contrary, Seller Parties shall have no liability under this Section 5.17 with respect to any information, data or statements provided to Buyer in connection with Audit Assistance, including, without limitation, any Audit Inquiry Letter, and Buyer’s sole recourse with respect to any claims relating thereto shall be the Buyer’s R&W Insurance.  The provisions of this Section 5.17 shall survive Closing, provided that Seller Parties’ obligations under this Section 5.17 shall not continue beyond three (3) years following the Closing.

5.18SNDAs; CCRs.

(a)Upon the written request of Buyer, Seller Parties agree to forward, at no cost or other liability to Seller Parties  and solely as an accommodation to Buyer, a Subordination, Non-Disturbance and Attornment Agreement (each, an “SNDA”) to tenants under any Space Lease which Buyer may request. All such SNDAs shall be prepared by Buyer or its counsel.  However, it is expressly understood and agreed that the receipt of one or more Subordination, Non-Disturbance and Attornment Agreements in any form executed by tenants shall not be a condition to Buyer’s obligation to proceed with the Closing under this Agreement, and failure to obtain one or more SNDAs shall not be a default by Seller Parties hereunder.

(b)Upon the written request of Buyer, Seller Parties shall forward, at no cost or other Liability to Seller Parties and solely as an accommodation to Buyer, estoppel certificates (collectively, “CCR Estoppels”) from all third parties to any title document affecting the Properties.  All such CCR Estoppels shall be prepared by Buyer or its counsel.  However, it is expressly understood and agreed that the receipt of one or more CCR Estoppel in any form executed by tenants shall not be a condition to Buyer’s obligation to proceed with the Closing under this Agreement, and failure to obtain one or more CCR Estoppels shall not be a default by Seller Parties hereunder.

5.19Bonds and Letters of Credit.

(a)Schedule 2.17(b) lists the letters of credit obtained by the Target Companies identified thereon for the benefit of the parties identified thereon (the “Letters of Credit”).  For each of the Letters of Credit, Seller Parties prior to Closing shall, subject to the terms of this Section 5.19(a), cause a bank account at Bank of America to be established in the name of the Operating Partnership or another Partnership Subsidiary of Buyer’s choosing (the “BOA Account”), and cause such account to be funded with cash in the undrawn amount of all of the Letters of Credit.  Seller Parties and Buyer shall make arrangements with Bank of America prior to Closing that the BOA Account will become the collateral for the Letters of Credit as of

Closing, which will allow such Letters of Credit to remain in place as of and following Closing.  The amount of cash funded into the BOA Account shall not be a credit from Seller Parties to Buyer, and such amounts shall not be treated as a Current Asset under Section 1.4 hereunder (the “L/C Credit Amount”).  Buyer consent shall not be required in connection with creating the account contemplated by this Section 5.19.  If Bank of America is not able to accommodate the foregoing process, then Seller Parties shall ensure that a replacement Letter of Credit, cash escrow or bond in a form satisfactory to the beneficiary under each Letter of Credit is in place as of Closing, with the costs thereof paid by Seller Parties, and Buyer agrees to reasonably cooperate with Seller Parties in connection therewith.  In addition to the foregoing, Seller Parties shall have the right with respect to that Letter of Credit listed on Schedule 2.17(b) of the Seller Disclosure Letter related to completion of certain construction obligations (the “Hatfield Letter of Credit”) to modify and reduce the amount of the Hatfield Letter of Credit, or to replace in its entirety with the reissuance of a new letter of credit, subject to obtaining all necessary approvals from the applicable Governmental Entity and provides such evidence to Buyer.  At such time following Closing when all obligations related to any Letter of Credit have been satisfied (for the avoidance of doubt, Buyer acknowledges and agrees that the return of the original of such Letter of Credit to the Buyer or the issuer of such Letter of Credit without any obligation by the applicable Governmental Entity to replace the same shall evidence that all such obligations have been satisfied) and such Letter of Credit is cancelled or otherwise expires, Buyer shall be entitled to retain any cash securing such Letters of Credit or cash escrow, and Buyer shall promptly reimburse Seller Parties the amount so retained by Buyer.

(b)Schedule 2.17(b) of the Seller Parties Disclosure Letter lists the surety bonds identified thereon for the benefit of the parties identified thereon (the “Bonds”), and the indemnity obligations of Cabot Fund and certain Partnership Subsidiaries to the surety under such Bonds (the “Bonds Indemnity”). On the Closing Date, Seller Parties shall credit Buyer in the maximum amount that is payable to the applicable Governmental Entity under the Bonds, as set forth on Schedule 2.17(b) of the Seller Parties Disclosure Letter, and such amounts shall not be treated as a Current Asset under Section 1.4 hereunder (the “Bonds Credit Amount”).    Buyer acknowledges and agrees that Seller Parties shall have the right prior to Closing, without the consent of Buyer, to have Cabot Fund’s obligations under the Bonds Indemnity assumed by the Operating Partnership and to have the Cabot Fund released of all liability with respect thereto, subject to the approval of the surety under such Bonds; provided, however, that such assumption and release shall not increase any obligations or reduce the rights of the Operating Partnership or any Partnership Subsidiary as indemnitor under the Bonds Indemnity.  At such time following Closing when all obligations related to a Bond has been satisfied (for the avoidance of doubt, Buyer acknowledges and agrees that the return of the original of such Bond to the Buyer or the issuer of such Bond or a written release from the beneficiary of such Bond shall evidence that all such obligations have been satisfied) along with an acknowledgment by the applicable Governmental Entity that no replacement bond or surety is required and no additional obligations remain outstanding and such Bonds and Bonds Indemnity are cancelled or otherwise terminated, Buyer shall promptly reimburse Seller Parties the portion of the Bonds Credit Amount that remains outstanding.

5.20Incentive Fees.  Schedule 2.9(k) of the Seller Parties Disclosure Letter sets forth certain incentive fees that the applicable Target Companies shown thereon will be obligated to pay.  With respect to the Development Management and Lease Up Agreements with Seefried

Industrial Properties, Inc. (“Seefried”) set forth on Schedule 2.9(k) of the Seller Parties Disclosure Letter, Seller Parties have caused the applicable Target Companies on or prior to the date hereof to enter into amendments to such agreements shown on Schedule 2.9(k) of the Seller Parties Disclosure Letter, pursuant to which the parties thereto have agreed upon a fixed amount that will serve as payment in full of all fees and other payments due to Seefried under the applicable agreements, and Seller Parties shall be solely responsible for payment of such amounts, and shall cause such amounts to be paid in full at or prior to Closing.  With respect to the Project Management Agreement with Verus Partners, LLC (“Verus”) shown on Schedule 2.9(k) of the Seller Parties Disclosure Letter, if all amounts due thereunder have not been paid in full to Verus at or prior to Closing, with reasonable evidence thereof provided to Buyer, Seller Parties shall be obligated at Closing to deliver to Buyer (a) evidence of all lien waivers related to the construction work being performed at the applicable Property and managed by Verus pursuant to the Project Management Agreement (the “Lien Waivers”) and (b) written acknowledgement from Verus of the maximum amount that could be due to Verus under such Project Management Agreement (the “Maximum Verus Payment”), and Seller Parties shall credit Buyer the Maximum Verus Payment at Closing.  Buyer after Closing shall pay Verus the Maximum Verus Payment when due under the terms of the Project Management Agreement, less any amounts that may be owed to contractors or other parties in connection with the work contemplated by the Project Management Agreement (which amounts shall be paid to such contractors from the Maximum Verus Payment, or, if such contractors have already been paid by or on behalf of Seller Parties, such amounts shall be paid to Seller Parties).  Notwithstanding anything to the contrary contained herein, if Seller Parties are unable to provide all of the Lien Waivers at Closing, Seller Parties shall have the right to bond over or otherwise cause the Title Company to insure against the same (which bond or insurance shall be reasonably satisfactory to Buyer in form and substance); provided, however, that Verus’ written acknowledgment that all Lien Waivers shall be provided upon payment the Maximum Verus Payment (as adjusted).

5.21Third Flag Pkwy.  Notwithstanding any provision herein to the contrary, Seller Parties and Buyer acknowledge that as of the date hereof, Buyer has not completed its environmental diligence with respect to a portion of the Property currently owned by Cabot IV - GA1B03, LLC and particularly described on Schedule 5.21 (the “Third Flag Outparcel”). In the event a Phase I environmental study conducted by Buyer or its consultants discloses a recognized environmental condition, includes a recommendation to conduct a “Phase II” or discloses any other material adverse environmental condition at the Third Flag Outparcel and Buyer, in its sole and absolute discretion, determines that it does not want to acquire Third Flag Outparcel as a result of such condition, Buyer shall provide written notice (the “Exclusion Notice (Third Flag Parkway)”) to Seller Parties of such election, which written notice shall be delivered not later than January 10, 2018.  If such written notice is received by January 10, 2018, Seller Parties shall cause Cabot IV - GA1B03, LLC to convey the Third Flag Outparcel prior to Closing, at the sole cost and expense of the Seller Parties including any transfer taxes payable as a result of such conveyance, to a newly formed entity such that following such conveyance, no part of the Third Flag Outparcel shall be owned, in whole or in part, by any Target Company.

5.222nd Amendment Drive.  Notwithstanding any provision herein to the contrary, Seller Parties and Buyer acknowledge that as of the date hereof, Buyer has not completed its environmental diligence with respect to a portion of the Property currently owned by Cabot IV – PA2L01, LLC and particularly described on Schedule 5.22 (the “2nd Amendment Drive

Outparcel”). In the event a Phase I environmental study conducted by Buyer or its consultants discloses a recognized environmental condition, includes a recommendation to conduct a “Phase II” or discloses any other material adverse environmental condition including a at the 2nd Amendment Drive Outparcel and Buyer, in its sole and absolute discretion, determines that it does not want to acquire 2nd Amendment Drive Outparcel as a result of such condition, Buyer shall provide written notice (the “Exclusion Notice (2nd Amendment Drive)”) to Seller Parties of such election, which written notice shall be delivered not later than January 10, 2018. If such written notice is received by January 10, 2018, Seller Parties shall cause Cabot IV - PA2L01, LLC to convey the 2nd Amendment Drive Outparcel prior to Closing, at the sole cost and expense of the Seller Parties including any transfer taxes payable as a result of such conveyance, to a newly formed entity such that following such conveyance, no part of the 2nd Amendment Drive Outparcel shall be owned, in whole or in part, by any Target Company.

5.23Enterprise Drive.  Notwithstanding any provision herein to the contrary, Seller Parties and Buyer acknowledge that as of the date hereof, the Harper Matters (as defined below) are still outstanding with respect to that certain property located at 16824 Enterprise Blvd., Crest Hill, IL 60403 (the “Enterprise Drive Property”) and owned by Cabot IV – IL1B04, LLC (the “Enterprise Drive Owner”). Seller Parties shall use diligent and commercially reasonable efforts to cause the Enterprise Release (as defined below) on or prior to March 1, 2018. In the event the Enterprise Release does not occur on or prior to March 1, 2018, Buyer may elect, in its sole and absolute discretion, not to acquire the Enterprise Drive Owner and Enterprise Drive Property by delivering written notice to Seller Parties of such election (the “Exclusion Notice (Enterprise Drive)”) no later than March 8, 2018.  If such written notice is delivered by Buyer on or before  March 8, 2018, (i) the Enterprise Drive Owner shall be deemed an “Excluded Entity” and the limited liability company interests in the Enterprise Drive Owner (the “Enterprise Drive Interests”) shall be deemed “Excluded Interests”, in each case for all purposes under this Agreement (ii) this Agreement shall be deemed modified to exclude the Enterprise Drive Owner and the Enterprise Drive Property from this Agreement, (iii) the Purchase Price shall be reduced by the Agreed Value of the Enterprise Drive Property (i.e., $38,470,000), (iv) Seller Parties and Buyer shall have no further obligations or liabilities with respect to the Enterprise Drive Property hereunder other than those obligations and liabilities expressly stated to survive the termination of this Agreement, and (v)  Seller Parties shall cause (or cause the applicable Target Company to cause), at the sole cost and expense of the Seller Parties, including any transfer taxes payable as a result of such conveyance, all Enterprise Drive Interests to be distributed out (the “Enterprise Distribution”) such that following such distribution, no Enterprise Drive Interests shall be owned, in whole or in part, by any Target Company. The Enterprise Distribution shall be structured and completed in a manner reasonably acceptable to Buyer, and otherwise shall not result in a breach of Section 2.12 or the interim operating covenants contained in Sections 4.1(d), 4.1(e), 4.1(ff) or 5.4. As used herein, (i) “Harper Matters” means that certain Lis Pendens Notice filed against the Enterprise Drive Property and recorded on September 15, 2014 as Instrument No. R2014080236 (the “Lis Pendens”) in connection with that certain Notice regarding Case No. 2014 CH 1759, filed by Crest Hill Land Development Company LLC against John C. Conrad to quiet title in the 12th Judicial Circuit Court of Will County, Illinois, styled Crest Hill Land Development, LLC v. John C. Conrad, and related claims and obligations and (ii) “Enterprise Release” means the resolution of the Harper Matters in a manner reasonably satisfactory to Buyer including the release of record of the Lis Pendens and the full and unconditional release of the Enterprise Drive Owner and the Enterprise Drive Property from the Harper Matters and all related litigation and matters related thereto.

Article VI - CONDITIONS AND CLOSING DELIVERIES

6.1Conditions to Each Party’s Obligation to Effect the Closing.  The respective obligations of each party to effect the Interest Purchase and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, by the parties hereto (but only to the extent that such matter is a precondition to the obligations of such waiving party), to the extent permitted by applicable Law:

(a)Regulatory Approvals.  All material approvals, authorizations and consents of any Governmental Entity required, if any, to consummate the Interest Purchase and the other transactions contemplated by this Agreement shall have been obtained and remain in full force and effect, and all waiting periods (and any extension thereof) relating to such approvals, authorizations and consents shall have expired or been terminated.

(b)No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing, or rendering illegal,  the consummation of the Interest Purchase or any of the other transactions contemplated by this Agreement shall be in effect, provided, however, that prior to a party asserting the failure of this condition, such party shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

6.2Conditions to Obligations of Buyer.  The obligations of Buyer to affect the Interest Purchase and to consummate the other transactions contemplated by this Agreement are further subject to the following conditions, any one or more of which may be waived by Buyer:

(a)Representations and Warranties.  The representations and warranties of Seller Parties (i) contained in Section 2.1 through and including Section 2.5 and Section 2.21 (collectively, the “Fundamental Representations”), except for the representations and warranties contained in Section 2.5(b)(ii) and, to the extent arising from or relating to registrations, filings or declarations with any Governmental Entity, the representations and warranties contained in Section 2.5(b)(iii) (which exceptions shall not be Fundamental Representations and which exceptions in Section 2.5(b)(ii) and Section 2.5(b)(iii) shall be referred to herein as “Filing Representations”), shall be true, correct and complete (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date, except to the extent such Fundamental Representations are specifically made as of a particular date (in which case such Fundamental Representations shall be true, correct and complete as of such date), (ii) contained in Section 2.12 of this Agreement (“Tax Representations”) and Filing Representations shall be true, correct and complete (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) in all material respects as of the Closing Date, as though made as of the Closing Date, except to the extent such Tax Representations and Filing Representations are specifically made as of a particular date (in which case such Tax Representations and Filing Representations shall be true, correct and complete in all material respects as of such date), and (iii) contained in this Agreement (other than Fundamental Representations, Tax Representations, and Filing Representations) shall be true, correct and complete as of the Closing Date, as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true, correct and complete as of such date), except where the failure of the representations and warranties to be so true, correct and complete (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) has not had, individually or in the aggregate, a Material Adverse Effect, in all cases giving effect to any supplement to the Seller Parties Disclosure Letter permitted to be delivered pursuant to Section 7.6(d); and Buyer shall have received a certificate dated as of the Closing Date duly executed by each Seller Party, certifying to such effect, although such certification shall give effect to any supplement to the Seller Parties Disclosure Letter permitted to be delivered pursuant to Section 7.6(d);

(b)Covenants.  All covenants contained in this Agreement to be performed or complied with by Seller Parties on or before the Closing shall have been performed or complied with in all material respects, and Buyer shall have received a certificate dated as of the Closing Date duly executed by each Seller Party certifying to such effect;

(c)Consents.  The consents from third parties set forth on Schedule 2.5(b) to the Seller Parties Disclosure Letter shall have been obtained;

(d)Tenant Estoppel Certificates.  The Seller Parties shall have delivered estoppel certificates from tenants leasing sixty-five percent (65%) of the aggregate leased square footage of the Properties dated no earlier than sixty (60) days prior to March 15, 2018 (and, for the avoidance of doubt, such date shall not be extended in the event of any extension of the Closing Date pursuant to the terms of this Agreement).  In order to qualify as an estoppel certificate meeting the requirements of the foregoing condition, each estoppel certificate (A) must be in a form that is substantially in the form attached hereto as Exhibit C, or if Seller Parties, after delivering the applicable tenant such form, do not obtain same (without any obligation to use efforts to obtain an estoppel on such form other than the initial delivery thereof), then in the form, if any, substantially similar to that provided for under the applicable Space Lease, (B) be duly executed by (i) each tenant party to such Space Lease and (ii) to the extent it is required to execute such estoppel pursuant to the terms of the applicable Space Lease, any guarantor providing credit support with respect to such Space Lease, and (C) must not (i) allege the existence of any default by the applicable Partnership Subsidiary landlord or any unperformed obligation by the applicable Partnership Subsidiary landlord, in each case which have not been disclosed to Buyer prior to the date of this Agreement or (ii) contain any material deviation from or objection to either the tenant-specific information populated in such estoppel certificate or the representations and warranties of Seller Parties contained in Section 2.9(d) hereof.  To the extent that the foregoing condition in this Section 6.2(d) is not satisfied as of Closing Date, Seller Parties shall have the right, but not the obligation, to deliver on the Closing Date seller estoppel certificates for one or more Space Leases as necessary in order to satisfy such condition (each, a “Seller Estoppel”, and collectively, the “Seller Estoppels”), provided, however, that Seller Parties shall not have a right to deliver a Seller Estoppel for more than ten percent (10%) of the leased square footage of the Properties in the aggregate.  Each Seller Estoppel shall be in the form attached hereto as Exhibit C (conformed to be executed by such

Seller Parties, rather than the subject tenant and certifying that the information set forth therein with respect to the applicable Space Lease for such tenant is true and correct in all material respects).  Upon receipt by Buyer of an estoppel meeting the foregoing requirements from any such tenant as to which a Seller Estoppel is provided, Seller Parties shall have no further liability with respect to the applicable Seller Estoppel.  The addition of knowledge qualification(s) to a tenant estoppel certificate, except to the extent such knowledge qualifications are applied to statements setting forth the amount of rent or security deposits or identification of the lease documents comprising any Space Lease, shall not cause such tenant estoppel certificate to fail to be an acceptable estoppel hereunder.

(e)Prior to Closing, Seller Parties shall have provided to Buyer payoff letters or other evidence reasonably satisfactory to Buyer (i) that all Indebtedness (except as otherwise provided in Section 5.19 with respect to the Bonds and Letters of Credit and Section 5.20) will be paid at or prior to Closing and authorizing the filing of UCC-3s (and Seller Parties will endeavor to obtain releases from lenders with respect to Indebtedness that is secured by mortgages or deeds of trust encumbering any Property, but recordation of such releases shall not be a condition precedent to Closing so long as the Title Company provides coverage with respect to such mortgages and/or deeds of trust) (for the avoidance of doubt, failure to record such releases at Closing shall not be a default of Seller Parties under this Agreement), (ii) that any pledge of equity in a Target Company has been released, and (iii) of the unwinding or termination of all Swaps to be effectuated prior to Closing.  For the avoidance of doubt, Buyer agrees that Indebtedness that is the subject of prorations and adjustments between the parties under Section 1.4 (e.g., prorations of Operating Expenses) shall not be required to be paid to the extent the same is accounted for in the prorations and adjustments under Section 1.4; and

(f)Seller Parties shall have delivered each of the instruments and documents set forth in Section 6.4 hereof.

6.3Conditions to Obligations of Seller Parties.  The obligations of Seller Parties to effect the Interest Purchase and to consummate the other transactions contemplated by this Agreement is further subject to the following conditions, any one or more of which may be waived by Seller Parties, as applicable:

(a)Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct, in each case as of the Closing Date, as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date), except where the failure of the representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) has not had, individually or in the aggregate, a Buyer Material Adverse Effect; and Seller Parties shall have received a certificate dated as of the Closing Date executed by Buyer certifying to such effect;

(b)Covenants.  All covenants contained in this Agreement to be performed or complied with by Buyer on or before the Closing shall have been performed or complied with in all respects, except where the failure to so perform or comply have not had and would not reasonably be expected to have a Buyer Material Adverse Effect, and Seller Parties shall have received a certificate dated as of the Closing Date executed by Buyer certifying to such effect; and

(c)Buyer shall have delivered each of the instruments and documents set forth in Section 6.5 hereof.

6.4Seller Parties’ Closing Deliveries.  On or before the Closing Date, Seller Parties shall deliver or cause to be delivered to Buyer or to Escrow Agent (which escrow agent shall be Chicago Title Insurance Company for purposes of running the Closing) the following documents:

(a)Two (2) original counterparts of an Assignment and Transfer Agreement in substantially the form of Exhibit D (the “Assignment and Transfer Agreement”), executed by Seller Parties;

(b)Two (2) original counterparts of the Holdback Escrow Agreement, executed by Seller Parties;

(c)A duly executed copy of an opinion of Goodwin Procter LLP in the form attached hereto as Exhibit F, with respect to the Cabot REIT’s qualification as a REIT (the “REIT Opinion”);

(d)The Title Affidavit duly executed by Seller Parties or such other designee determined by Seller Parties;

(e)The certificates to be delivered pursuant to Section 6.2(a) and Section 6.2(b);

(f)A duly executed closing statement setting forth costs and amounts required to be paid by the parties pursuant to the terms of this Agreement, which shall include the Estimated Pro-Rated Adjustment and the Estimated Closing Date Balance Sheet (the “Closing Statement”);

(g)(i) All transfer tax returns, to the extent required by applicable Law, relating to state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case prepared by Seller Parties and Buyer and duly executed by Seller Parties, and (ii) any other documents required by state or local Law to be delivered to any Governmental Authority in connection with Closing, in each case prepared by Seller Parties and Buyer and, if required by Law, duly executed by Seller Parties;

(h)Payment by Seller Parties of the R&W Insurance Costs to the extent that Seller Parties are required to pay the same pursuant to Section 9.11(c) hereof;

(i)a certification of non-foreign status substantially in the form attached hereto as Exhibit I and an Internal Revenue Service Form W-9 duly executed by an authorized representative of each Seller Party;

(j)all original letters of credit delivered by tenants to secure obligations under the Space Leases; and

(k)evidence reasonably acceptable to Buyer that no Target Company owns, in whole or in part, the Excluded Interests or any Excluded Entity;

(l)in the event Buyer has delivered the Exclusion Notice (Third Flag Parkway) pursuant to Section 5.21, evidence reasonably acceptable to Buyer that no Target Company owns, in whole or in part, the Third Flag Outparcel;

(m)in the event Buyer has delivered the Exclusion Notice (2nd Amendment Drive) pursuant to Section 5.22, evidence reasonably acceptable to Buyer that no Target Company owns, in whole or in part, the 2nd Amendment Drive Outparcel;

(n)in the event Buyer has delivered the Exclusion Notice (Enterprise Drive) pursuant to Section 5.23, evidence reasonably acceptable to Buyer that no Target Company owns, in whole or in part, the Enterprise Drive Property and the Enterprise Drive Owner;

(o)subject to 9.14(e), evidence reasonably acceptable to Buyer evidencing that Seller Parties have taken the ISRA-related actions set forth in Section 9.14(e)(i) and 9.14(e)(ii); and

(p)evidence of termination of each Designated Agreement and any other Contract required to be terminated by Seller Parties pursuant to the terms of this Agreement reasonably acceptable to Buyer.

6.5Buyer’s Closing Deliveries. On or before the Closing Date, Buyer shall deliver or cause to be delivered to Seller Parties or to Escrow Agent the following documents:

(a)Two (2) original counterparts of the Assignment and Transfer Agreement, executed by Buyer;

(b)Two (2) original counterparts of the Holdback Escrow Agreement, executed by Buyer; and

(c)A duly executed Closing Statement;

(d)The certificates required to be delivered pursuant to Section 6.3(a) and Section 6.3(b); and

(e)(i) All transfer tax returns, to the extent required by applicable Law, relating to state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case prepared by Seller Parties and Buyer and duly executed by Buyer, and (ii) any other documents required by state or local Law to be delivered to any Governmental Authority in connection with Closing, in each case prepared by Seller Parties and Buyer and, if required by Law, duly executed by Buyer.

6.6H-S-R Act.  Buyer Parties and Seller Parties have determined in accordance with 16 C.F.R. Part 802.4 that the value of the non-exempt assets of Seller Parties that Buyer will acquire and hold is less than $80,800,000.

Article VII - LIMITATIONS ON REPRESENTATIONS
AND WARRANTIES; INDEMNIFICATION; RESERVE

7.1Survival.  Subject to the limitations and other provisions of this Agreement:

(a)the representations and warranties of Seller Parties contained herein, shall survive the Closing and shall remain in full force and effect for a period of nine (9) months after the Closing Date.

(b) each covenant and agreement of Seller Parties hereto contained herein shall remain in full force and effect:

(i)until the end of the applicable statute of limitations with respect to the covenants and agreements of Seller Parties contained in Sections 4.4, 5.2, 5.3, 5.5, 5.14, 5.15, 5.19, 5.20 and Article VII and Article IX (together with the Seller Parties covenants in Sections 5.4 and 5.17, the “Seller Surviving Covenants”);

(ii)for a period until nine (9) months after the Closing Date with respect to every other covenant and agreement of Seller Parties contained herein other than the Seller Surviving Covenants;

(iii)for three (3) fiscal years with respect to the covenants and agreements of Seller Parties contained in Section 5.17; and

(iv)for four (4) years after the Closing with respect to the covenants and agreements of Seller Parties contained in Section 5.4.

(c)the representations and warranties of Buyer contained herein shall survive the Closing and shall remain in full force and effect for a period of nine (9) months after the Closing Date.

(d)each covenant and agreement of Buyer contained herein shall remain in full force and effect:

(i)until the end of the applicable statute of limitations with respect to the covenants and agreements of Buyer contained in Sections 5.2, 5.3, 5.5, 5.19 and 5.20 and Article VII and Article IX (together with the Buyer covenants in Sections 5.4 and 5.17, the “Buyer Surviving Covenants”);

(ii)for a period of nine (9) months after the Closing Date with respect to every other covenant and agreement of Buyer contained herein other than the Buyer Surviving Covenants;

(iii)for three (3) fiscal years with respect to the covenants and agreements of Buyer contained in Section 5.17; and

(iv)for four (4) years after the Closing with respect to the covenants and agreements of Buyer contained in Section 5.4.

7.2Indemnification by Seller Parties.

(a)Seller Parties (collectively, the “Seller Indemnifying Parties”) agree, subject to the other terms and conditions of this Agreement, to indemnify and defend Buyer, its affiliates, and such entities’ respective members, partners, shareholders, officers and directors (the “Buyer Indemnified Party”) against and hold it harmless to the extent of any and all losses, liabilities, damages (excluding consequential, punitive, special or similar damages other than such damages awarded to third parties that are not affiliated with a Buyer Indemnified Party), claims, awards, judgments, costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”) actually suffered or incurred by the Buyer Indemnified Party arising from (i) subject to Section 7.1 and this Section 7.2, the breach of any representation or warranty of Seller Parties contained herein or in any Seller Estoppel, or in any document delivered by Seller Parties at or in connection with the Closing pursuant to Section 6.2 and 6.4 (the “Seller Closing Documents”), (ii) subject to Section 7.1 and this Section 7.2, any breach of any covenant or agreement of Seller Parties contained herein or in any Seller Closing Documents, or (iii) subject to Section 7.1 and this Section 7.2, any Excluded Liability (for the avoidance of doubt, no claim for indemnification under this Section 7.2 may be made with respect to a breach of a representation, warranty, covenant or agreement of Seller Parties, or for any claim for indemnification with respect to any Excluded Liability,  after the survival period for such representation, warranty, covenant or agreement set forth in Section 7.1); provided, however, that, in the case of clause (i), (ii) or (iii) above no such Loss shall be indemnified hereunder if and to the extent that the underlying liability or claim also gave rise to a reduction in the Purchase Consideration pursuant to Section 1.4, and provided, further, that in no event shall the Buyer Indemnified Party be entitled to indemnification under this Section 7.2 more than once for the same Loss arising from the same state of facts or to the extent Buyer has received insurance proceeds with respect to such claim (if Seller Parties pay any amount to Buyer pursuant to this Section 7.2 and Buyer subsequently receives insurance proceeds with respect thereto, Buyer shall reimburse Seller Parties such amount paid by Seller Parties to the extent of such insurance proceeds received by Buyer) less any recording costs incurred by Buyer.  As used herein, “Excluded Liability” means all liabilities, costs, expenses, commitments and obligations (whether direct or indirect, actual or contingent) under, with respect to or otherwise arising out of or relating to (i) any Excluded Interest or Excluded Entity and/or (ii) the disposition of any real property by any Target Company prior to the Closing Date including, without limitation, the dispositions set forth on Schedule 2.9(i) of the Seller Parties Disclosure Letter.

(b)Notwithstanding anything in this Agreement to the contrary, the indemnification obligations of the Seller Indemnifying Parties pursuant to Section 7.2(a) shall be limited as follows:

(i)The Seller Indemnifying Parties shall have no obligation to provide any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.2(a) exceeds Two Hundred Thousand Dollars ($200,000) (the “Threshold Amount”), and then Seller Indemnifying Parties shall be responsible for the full amount of such claim and not only the amount that exceeds such Threshold Amount; provided, however, the Threshold Amount shall not apply to claims for indemnification based on fraud or relating to the Excluded Liability.

(ii)The Seller Indemnifying Parties shall not be obligated to indemnify the Buyer Indemnified Party in the aggregate pursuant to Section 7.2(a) for any amount of otherwise indemnifiable Losses with respect to such parties in excess of Fifteen Million Dollars ($15,000,000.00) (the “Seller Indemnity Maximum Amount”) or from any source other than the Holdback Escrow Amount; provided, however, that the Seller Indemnity Maximum Amount shall not apply to claims for indemnification based on fraud.

(iii)No indemnification shall be payable to the Buyer Indemnified Party with respect to claims first asserted by the Buyer Indemnified Party pursuant to Section 7.2(a) after the applicable cut-off date set forth in Section 7.1 (the “Indemnification Cut-Off Date”).

(iv)Other than as otherwise expressly set forth herein, the sole source of payments for the Seller Indemnifying Parties’ obligations under Section 7.2 shall be the Holdback Escrow Amount.  The Holdback Escrow Amount shall be available for claims with respect to Excluded Liabilities, Real Property Representations, Seller covenants, Seller Estoppels, and Post-Closing Adjustment Escrow Liabilities in accordance with Section 1.4(n) and, other than as otherwise expressly set forth in Section 1.4, payments from the Holdback Escrow Amount shall only be used for claims with respect to Excluded Liabilities, Real Property Representations, Seller covenants, Seller Estoppels and Post-Closing Adjustment Escrow Liabilities.

(v)Notwithstanding anything in this Agreement to the contrary, the Seller Indemnifying Parties shall not be liable, and shall have no obligation to provide any indemnification to the Buyer, for any Losses that are attributable to claims under the Entity Representations.  Buyer acknowledges and agrees that, with respect to claims attributable to Entity Representations, Buyer (1) shall not have the right to bring a claim against Seller Parties and/or the Holdback Escrow Amount, and (2) Buyer’s sole recourse with respect to such Entity Representations will be the Buyer’s R&W Insurance, if any.

(c)Payments by the Seller Indemnifying Parties pursuant to Section 7.2(a) shall be further reduced by any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Buyer Indemnified Party from any third party with respect thereto.

(d)The Buyer Indemnified Party shall give Seller Parties written notice (a “Claim Notice”) of any claim, assertion, event or proceeding by or in respect of a third party, or any other claim, as to which the Buyer Indemnified Party may request indemnification hereunder as soon as is practicable and in any event within sixty (60) days of the time that the Buyer Indemnified Party obtains actual Knowledge of such claim, assertion, event or proceeding;

provided, however, that the failure to so notify Seller Parties shall not affect rights to indemnification hereunder except to the extent that the Seller Indemnifying Parties are actually prejudiced by such failure.  For the avoidance of doubt, the Buyer Indemnified Party shall have the right, subject to the terms hereof, to give Claim Notices with respect to Excluded Liabilities, Real Property Representations, Seller covenants, Seller Estoppels and Post-Closing Adjustment Escrow Liabilities in accordance with Section 1.4(n), but the Buyer Indemnified Party shall not have any right to give Claim Notices with respect to Entity Representations.  Such Claim Notice shall contain (A) a description and the estimated amount to the extent reasonably determinable (which estimate shall not be conclusive of the final amount of such claim)  (the “Claimed Amount”) of any Losses incurred or reasonably expected to be incurred, (B) a statement that it is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor and (C) a demand for payment in the amount of such Losses.  The Buyer Indemnified Party must also deliver a copy of such Claim Notice to the Escrow Agent simultaneously with delivery of the Claim Notice to Seller Parties.  Upon notice to Buyer, Seller Parties shall have the right to direct, through counsel chosen by Seller Parties and reasonably acceptable to Buyer Indemnified Parties, the defense or settlement of any such claim, assertion, event or proceeding by or in respect of a third party; provided, however, Seller Parties shall not be entitled to assume control of such defense if (i) the claim seeks an injunction or equitable relief against the Buyer Indemnified Parties, in which case Buyer shall control such defense, or (ii) an actual conflict of interest between Seller Parties and Buyer Indemnified Parties exists or would reasonably be expected to arise, in which case each party may direct its own response to such claim and the parties shall reasonably cooperate with one another in connection with such defense, taking into account the conflict.  If Seller Parties elect and are permitted to assume the defense of any such claim, assertion, event or proceeding, the Buyer Indemnified Party may participate in such defense and in any event Seller Parties shall keep the Buyer Indemnified Party advised as to the status of such suit or proceeding and defense thereof and shall consider in good faith recommendations made by the Buyer Indemnified Party with respect thereto, but in such case the expenses of the Buyer Indemnified Party shall be paid by the Buyer Indemnified Party, unless (1) the employment of such counsel has been authorized in writing by Seller Parties or (2) the named parties to any such action (including any impleaded parties) include both such Seller Party and Buyer Indemnified Parties and the representations of both parties by the same counsel would be inappropriate under applicable standards of professional conduct.  A Buyer Indemnified Party shall provide and shall cause the Cabot REIT, the Operating Partnership and the applicable Partnership Subsidiaries to provide, as applicable, Seller Parties and counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Seller Parties in the defense or settlement thereof and the Seller Indemnifying Parties shall reimburse the Buyer Indemnified Party for all of the reasonable out of pocket expenses of such Buyer Indemnified Party in connection therewith.  Unless and until Seller Parties elect to defend or if, after commencing or undertaking any such defense, Seller Parties fail to prosecute or withdraw from such defense, Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Seller Indemnifying Parties’ expense.  Notwithstanding the foregoing or anything in this Agreement to the contrary, neither the Buyer Indemnified Party, nor the Seller Indemnifying Parties or Seller Parties, shall make any settlement or compromise of any such claim, assertion, event or proceeding without the consent of the other (which consent may not be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, the Buyer

Indemnified Party shall have the right to pay or settle any claim without the consent of Seller Parties if the Buyer Indemnified Parties  agree to waive any right to indemnity by Seller Indemnifying Parties for such action or claim and a full release of the Seller Parties and Seller Indemnifying Parties from the applicable third party is obtained.  Any settlement or compromise made or caused to be made by the Buyer Indemnified Party or the Seller Indemnifying Parties or Seller Parties, as the case may be, of any such claim, assertion event, or proceeding that has been consented to by the parties as set forth in the immediately preceding sentence shall also be binding upon the Seller Indemnifying Parties and Seller Parties or the Buyer Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

(e)The Buyer Indemnified Party shall not be entitled to indemnification hereunder for any Losses arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Losses incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such liability results in a credit to Buyer in the amount of such Losses at Closing and is so disclosed as a current liability on the Estimated Closing Balance Sheet.  Buyer shall be deemed to have Knowledge of the existence of a fact or circumstance to the extent that:  (i) any Buyer’s Knowledge Party actually knows of such fact or circumstance, or (ii) such fact or circumstance is disclosed by this Agreement or the Seller Parties Disclosure Letter or any estoppels delivered by tenants under Space Leases or any other Seller Closing Document.  Buyer shall be deemed have Knowledge that any representation and warranty of Seller Parties is untrue, inaccurate or incorrect to the extent that: (i) any Buyer’s Knowledge Party actually has Knowledge such representation and warranty is untrue, or (ii) this Agreement or the Seller Parties Disclosure Letter contains information which is inconsistent with such representation and warranty.  Notwithstanding anything herein to the contrary, Buyer shall be deemed to have actual Knowledge of all matters disclosed (i) in the Space Leases, (ii) in the Title Commitments and Existing Surveys and any updates thereof, (iii) the Seller Parties Disclosure Letter, or (iv) in any third party report obtained or commissioned by Buyer and received prior to the date hereof (including, but not limited to, any so-called Phase I environmental study).  In the event that (x) Buyer has or is deemed to have Knowledge of any inaccuracy or breach of any of the representations, warranties or covenants made by Seller Parties under this Agreement or in a Seller Estoppel or any Seller Closing Document pursuant to this Section 7.2(e), (y) Buyer has the right to terminate this Agreement pursuant to Section 8.1(c), and (z) Buyer nevertheless closes the transaction contemplated by this Agreement, then Buyer shall be deemed to have waived any such representation and warranty or covenant breach (as applicable) and shall have no further claim, including, without limitation, any claim for indemnification, against Seller Parties with respect thereto.

(f)Within twenty (20) days after delivery of a Claim Notice by the Buyer Indemnified Party, Seller Parties shall deliver to the Buyer Indemnified Party and the Escrow Agent a written response (the “Response”) in which Seller Parties shall: (i) agree that the Buyer Indemnified Party is entitled to receive all of the Claimed Amount (in which case, the Escrow Agent promptly shall distribute to Buyer an amount of cash out of the Holdback Escrow Amount, to the extent available, equal to the Claimed Amount), (ii) agree that the Buyer Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, the Escrow Agent shall distribute to Buyer an amount of cash out of the Holdback Escrow Amount, to the extent available, equal to the Agreed Amount) or (iii) dispute that the Buyer Indemnified Party is entitled to receive any of the Claimed Amount.  If, in the Response, Seller Parties dispute their liability for all or part of the Claimed Amount, Seller Parties and the Buyer Indemnified Party shall follow the procedures set forth below for the resolution of such dispute (a “Dispute”).  During the fifteen (15) day period following the delivery of a Response that reflects a Dispute, Seller Parties and the Buyer Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Buyer Indemnified Party and Seller Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum as joint instructions and shall distribute the amount of cash specified in such memorandum out of the Holdback Escrow Amount in accordance with the terms thereof.

(g)Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or the Buyer Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(h)Notwithstanding anything in this Agreement to the contrary, neither the Seller Parties nor the Seller Indemnifying Parties shall have any liability under any provision of this Agreement for any consequential, exemplary or punitive damages or any multiple of damages (except as damages awarded to a third party that is not an affiliate of the Buyer).

(i)The Buyer hereby acknowledges and agrees that the Holdback Escrow Amount shall serve as the sole and exclusive remedy for satisfaction of such Seller Indemnifying Parties’ obligations pursuant to this Section 7.2.

7.3Indemnification by Buyer.

(a)Buyer agrees, subject to the other terms and conditions of this Agreement, to indemnify Seller Parties and their respective affiliates, and such entities’ respective members, partners, shareholders, officers and directors (each a “Seller Indemnified Party”) against and hold them harmless from all Losses actually suffered or incurred by such Seller Indemnified Party arising out of, in connection with or resulting from (i) the breach of any representation or warranty of Buyer contained herein or in any document delivered by Buyer at or in connection with the Closing pursuant to Section 6.3 (the “Buyer Closing Documents”), (ii) any breach of any covenant or agreement of Buyer contained herein or in any Buyer Closing Documents, or (iii) pursuant to Section 5.7 hereof, in the case of the officers and directors of the Target, any act or omission for which such officers or directors would be entitled to indemnification pursuant to the Organizational Documents of the Target immediately prior to the Closing that is taken by such officers or directors in his or her capacity as such prior to the Closing other than in connection with this Agreement and the transactions contemplated hereunder; provided, that in no event shall a Seller Indemnified Party be entitled to indemnification under this Section 7.3 more than once for the same Loss arising from the same state of facts.

(b)The indemnification obligations of Buyer pursuant to Section 7.3(a) or otherwise in this Agreement shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.3(a) or otherwise in this Agreement exceeds the Threshold Amount, and then Buyer shall be responsible for the full amount of such claim and not just the amount that exceeds such Threshold Amount.  Buyer shall not be obligated to indemnify any Seller Indemnified Party pursuant to Section 7.3(a) or otherwise in this Agreement for any amount of indemnifiable Losses in excess of Two Million Dollars ($2,000,000.00) (the “Buyer Maximum Amount”).  No indemnification shall be payable to a Seller Indemnified Party with respect to claims first asserted by such Seller Indemnified Party pursuant to Section 7.3(a) after the Indemnification Cut-Off Date.

(c)Payments by Buyer pursuant to Section 7.3(a) or otherwise in this Agreement shall be reduced by any insurance proceeds and any indemnity, contribution or other similar payment actually received by Seller Indemnified Parties with respect thereto.

(d)A Seller Indemnified Party shall give Buyer a Claim Notice of any claim, assertion, event or proceeding by or in respect of a third party, or any other claim, as to which such Seller Indemnified Party may request indemnification hereunder as soon as is practicable and in any event within sixty (60) days of the time that such Seller Indemnified Party obtains actual Knowledge of such claim, assertion, event or proceeding; provided, however, that the failure to so notify Buyer shall not affect rights to indemnification hereunder except to the extent that Buyer is actually prejudiced by such failure.  Such Claim Notice shall contain (A) a description of the Claimed Amount of any Losses incurred or reasonably expected to be incurred, (B) a statement that it is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor and (C) a demand for payment in the amount of such Losses.   Upon notice to the Seller Indemnified Party, Buyer shall have the right to direct, through counsel chosen by Buyer and reasonably acceptable to the Seller Indemnifying Parties, the defense or settlement of any such claim, assertion, event or proceeding by or in respect of a third party; provided, however, Buyer shall not be entitled to assume control of such defense if (i) the claim seeks an injunction or equitable relief against the Seller Indemnified Parties, in which case the Seller Indemnified Parties shall control such defense, or (ii) there is an actual conflict of interest between Seller Parties and Buyer exists or would reasonably be expected to arise, in which case each party may direct its own response to such claim and the parties shall reasonably cooperate with one another in connection with such defense, taking into account the conflict.  If Buyer elects and is permitted to assume the defense of any such claim, assertion, event or proceeding, Buyer shall consult with the Seller Indemnified Party, the Seller Indemnified Party may participate in such defense, but in such case the expenses of the Seller Indemnified Party shall be paid by the Seller Indemnified Party unless (1) the employment of such counsel has been authorized in writing by Buyer or (2) the named parties to any such action (including any impleaded parties) include both such Seller Party and Buyer and the representations of both parties by the same counsel would be inappropriate under applicable standards of professional conduct.  The Seller Indemnified Party and Seller Parties shall provide Buyer with reasonable access to its and its affiliates’ records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Buyer in the defense or settlement thereof, and Buyer shall reimburse the Seller Indemnified Party for all the reasonable out of pocket expenses of such Seller Indemnified Party in connection therewith.  Unless and until Buyer elects to defend or if, after commencing or undertaking any such defense, Buyer fails to prosecute or withdraws from such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at

Buyer’s expense.  Notwithstanding the foregoing or anything in this Agreement to contrary, neither the Seller Indemnified Party nor Buyer shall make any settlement or compromise of any such claim, assertion, event or proceeding without the consent of the other (which consent may not be unreasonably withheld or delayed) provided, that notwithstanding the foregoing, the Seller shall have the right to pay or settle any claim without the consent of Buyer if Seller Parties  agree to waive any right to indemnity by Seller Indemnifying Parties for such action or claim and a full release of Buyer from the applicable third party is obtained.  Any settlement or compromise made or caused to be made by the Seller Indemnified Party or Buyer, as the case may be, of any such claim, assertion, event or proceeding that has been consented to by the parties as set forth in the immediately preceding sentence shall also be binding upon Buyer or the Seller Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

(e)Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Seller Parties, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

(f)Buyer shall not have any liability under any provision of this Agreement for any consequential, exemplary or punitive damages or any multiple of damages.

7.4Treatment of Indemnity Payments.  All payments made by Seller Parties or Buyer, as the case may be, to or for the benefit of the other parties pursuant to this Article VII shall be treated as adjustments to the Purchase Consideration for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

7.5Remedies Exclusive.

(a)Buyer hereby acknowledges and agrees that prior to the Closing, Buyer shall have no right or remedy to take any action in respect of, and Seller Parties shall have no liability to Buyer in respect of, any breach by Seller Parties of any of their respective representations or warranties contained herein or a failure to comply with any of their covenants, conditions or agreements contained herein, except (i) to terminate this Agreement pursuant to Section 8.1 hereof (and the recovery of the amounts pursuant to Section 8.2 hereof), or (ii) seek specific performance or injunctive relief.

(b)The Seller Parties hereby acknowledges and agrees that prior to the Closing, Seller Parties shall have no right or remedy to take any action in respect of, and Buyer shall have no liability to Seller Parties in respect of, any breach by Buyer of any of their respective representations or warranties contained herein or a failure to comply with any of their covenants, conditions or agreements contained herein, except to terminate this Agreement pursuant to Section 8.1 hereof.

(c)From and after the Closing, the rights of the parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article VII or explicitly set forth elsewhere in this Agreement, such indemnification rights shall be the sole and exclusive remedies of the parties and Seller Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith other than specific performance and injunctive relief.  To the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws (including any right or remedy under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9602 et seq., or any other environmental law), at common law or otherwise.  Except as provided in this Agreement, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement, except to the extent that the same shall have been the result of fraud in the inducement by any party hereto.

7.6Disclaimer; Seller Parties’ Knowledge; Disclosure; Material Adverse Effect.

(a)Seller Parties do not make, and have not made, any representations or warranties relating to Seller Parties, the Cabot REIT, the Operating Partnership, the Partnership Subsidiaries, the Properties, or the operations or businesses of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries or the businesses or operations conducted on, at or with respect to the Properties, or otherwise in connection with the transactions contemplated hereby, other than those expressly made by Seller Parties in this Agreement or any Seller Closing Documents.  Other than as expressly set forth in this Agreement or any Seller Closing Documents, Seller Parties hereby specifically disclaim any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of any Property, including, without limitation, the water, soil and geology or any other matter affecting the stability or integrity of such Property, and the suitability thereof and of any Property for any and all activities and uses that Buyer may elect to conduct thereon, and the existence of any hazardous materials thereon, (ii) the compliance of any Property with any law, rule, regulation or ordinance to which the Property or the owner thereof is or may be subject, (iii) the condition of title to the Property or the nature and extent of any right of way, lease, license, reservation or contract, (iv) the profitability or losses or expenses relating to any Property and the businesses conducted in connection therewith, (v) the value of any Property, (vi) the existence, quality, nature or adequacy of any utility servicing any Property, (vii) the physical condition of any Property, (viii) whether any Space Lease will be in force or effect as to any tenant on the Closing Date or that any tenant thereunder will have performed all of its obligations thereunder through the Closing Date, (ix) the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries, and (x) the legal or tax consequences of this Agreement or the transactions contemplated hereby, and Buyer is consummating the Interest Purchase solely in reliance on Buyer’s own examinations and investigations and those of Buyer’s agents.  Buyer hereby releases Seller Parties and their respective affiliates from any and all claims Buyer may have against Seller Parties or any of their respective affiliates of whatever kind or nature now or hereafter resulting from or in any way connected with the physical or environmental condition of the Property, including any and all claims Buyer may have against Seller Parties or any of their respective affiliates under the Comprehensive Environmental Response, Compensation, And

Liability Act, 42 U.S.C. §9601 et seq., as amended or reauthorized, or any other environmental law or common law.

(b)Without limiting the generality of the foregoing, except only as expressly set forth in those representations and warranties made in this Agreement or any of the Seller  Closing Documents, (i) Seller Parties have not made, and shall not be deemed to have made, any representations or warranties in any presentation of the businesses (including without limitation any management presentation or property or facility tour) in connection with the transactions contemplated hereby, (ii) no statement made in any such presentation (including without limitation any management presentation or property or facility tour) shall be deemed a representation or warranty hereunder or otherwise, (iii) it is understood that any cost estimates, projections or other predictions, any data, any financial information, document, reports, sales brochure or other literature, maps or sketches, financial information or statements, or presentations (including without limitation any management presentation or property or facility tour), or any memoranda or offering materials are not and shall not be deemed to be or to include representations or warranties of Seller Parties, except only as expressly set forth in those representations and warranties made in Article II hereof or in an representations or warranties, and Buyer acknowledges that, except in the event of fraud by Seller Parties, it has not relied and is not relying on any such estimates, projections, predictions, data, financial information, memoranda, offering materials or presentations (including without limitation any management presentation or property or facility tour), and (iv) no Person has been authorized by Seller Parties to make any representation or warranty relating to Seller Parties, the Operating Partnership, the Partnership Subsidiaries, the Properties, the businesses of the Operating Partnership and the Partnership Subsidiaries, or the businesses or operations conducted on, at or with respect to the Properties, or otherwise in connection with the transactions contemplated hereby.

(c)Whenever a representation or warranty made by Seller Parties herein refers to the “Knowledge” of Seller Parties, or to the “Seller Parties’ Knowledge,” or words of similar import, the accuracy of such representation shall be based solely on the actual knowledge of Stephen Vallarelli or Damian Bailey (each a “Partnership Knowledge Party”), and shall not be construed to refer to the knowledge of any other officer, agent, partner, member, manager or employee of Seller Parties, the Cabot REIT, the Operating Partnership, any Partnership Subsidiary or of any affiliate of the Cabot REIT, the Operating Partnership or to impose or have imposed upon any Partnership Knowledge Party any duty to investigate the matters to which such knowledge, or the absence thereof, pertains including, without limitation, the contents of any files, documents or materials made available to or otherwise disclosed to Buyer or the contents of files maintained by any Partnership Knowledge Party.

(d)Notwithstanding anything to the contrary contained in this Agreement or in the Seller Parties Disclosure Letter, any information disclosed on one Schedule shall be deemed to be disclosed on all other Schedules to the extent applicable provided that the relevance of the information so disclosed to such other Schedule is readily apparent on the face of such disclosure.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller Parties in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to Seller Parties.  Seller

Parties have prepared the Seller Parties Disclosure Letter in good faith; provided, however, that notwithstanding such standard of preparation, nothing contained herein shall limit or otherwise qualify the standard of the representations and warranties contained in this Agreement for the purposes of determining the existence of a breach of any such representation or warranty.  From time to time prior to the Closing, Seller Parties may amend or supplement the Schedules attached to this Agreement with respect to any matter that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described on such Schedules, or that is necessary as a result of changed facts or circumstances after the date hereof to complete or correct any information in any representation or warranty contained herein; provided, however, that (i) Seller Parties shall not be permitted to update the Schedules to the Fundamental Representations, Tax Representations, Section 2.6, Section 2.7 (other than Section 2.7(c) to the extent such damage, destruction or loss is insured), Section 2.8, Section 2.11, Section 2.15 and Section 2.16; (ii) Seller Parties may amend or supplement the Schedules only to the extent the same are a result of changed facts or circumstances not arising out of a breach by Seller Parties (e.g., updating Schedule 2.9(c) to reflect receipt after the date hereof of a notice of condemnation for a portion of a Property, or 2.9(d) to reflect that a tenant under a Space Lease after the date hereof is in default thereunder), or such changes that are expressly permitted under this Agreement (e.g., updating Schedule 2.9(d) to reflect New Leases that have been approved by Buyer).  Any amendment or supplement to the Schedules that is not made in accordance with clause (ii) of the immediately prior sentence shall have no effect for the purposes of determining whether the condition precedent to Buyer’s obligations to affect the Interest Purchase and to consummate the other transactions contemplated by this Agreement on the Closing Date set forth in Section 6.2(a) has been satisfied, but shall have the effect only for purposes of potentially limiting the defense and indemnification obligations of Seller Parties for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement following the Closing solely to the extent Buyer had a right to terminate this Agreement as a result of such breach and elected not to do so (for the avoidance of doubt, if any changed facts or circumstances occur after the date hereof that are expressly prohibited by the terms of this Agreement and that as a result Buyer would have a right to terminate this Agreement under Section 6.2(a) but Buyer does not exercise that termination right and Closing occurs, then Buyer shall be deemed to have waived its right to defense and indemnification from Seller under Section 7.2 with respect to such changed facts or circumstances).

(e)“Material Adverse Effect” means any event, circumstance, change or effect (including those affecting or relating to any Partnership Subsidiary) that is (individually or in the aggregate with any other event, circumstance, change or effect) (1) materially adverse to the business, operations, assets, condition (financial or otherwise), or results of operations of the Cabot REIT, the Operating Partnership and the Partnership Subsidiaries, taken as a whole, or (2) which would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement other than any such event, circumstance, change or effect set forth in the foregoing clause (1): (A) that would not reasonably be expected to result in costs or other liabilities in excess of Fifteen Million Dollars ($15,000,000) or (B) resulting from any of the following: (i) general changes in the economy or financial markets of the United States or any other region outside of the United States (including without limitation changes in interest or exchange rates), (ii) changes in general (national, regional or local) economic, legal, regulatory or political conditions or changes in the real estate industry or the market for industrial real estate properties generally, (iii) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism, (iv) changes in Law or GAAP, (v) earthquakes, hurricanes or other natural disasters, (vi) fire or other casualty or any taking pursuant to Law (including condemnation and taking by the right of eminent domain), or (vii) this Agreement, the transactions contemplated hereby, or any announcement or indication thereof, or any actions taken by Buyer hereunder or in contemplation hereof, or any actions that the Cabot REIT or the Operating Partnership was required to take hereunder, or any contact of Buyer or any of its representatives with any of the tenants, joint venture partners, customers or suppliers, or potential tenants, joint venture partners, customers or suppliers of the Cabot REIT, the Operating Partnership or the Partnership Subsidiaries, or any manager of any of the Properties (or any employee of any such manager); provided, however, that with respect to references to Material Adverse Effect in the representations and warranties set forth in Section 2.5, the exception set forth in clause (vi) will not apply.

Article VIII - TERMINATION, AMENDMENT AND WAIVER

8.1Termination.  This Agreement may be terminated at any time prior to Closing:

(a)by mutual written consent of Buyer and of Seller Parties;

(b)by either Buyer or Seller Parties, if any judgment, injunction, order, decree, ruling or action by any Governmental Entity of competent authority preventing the consummation of the Interest Purchase shall have become final and non-appealable, provided, however, that the party terminating this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to have such judgment, injunction, order, decree, ruling or action vacated;

(c)by Buyer, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Seller Parties set forth in this Agreement, or if any representation or warranty of Seller Parties shall have become untrue, in either case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied on the Closing Date;

(d)by Seller Parties, if either (i) on the Closing Date, the sale of the Interests contemplated hereunder is not consummated because of a default by Buyer in its obligation to purchase the Interests in accordance with the terms of this Agreement, or (ii) an Insolvency Event occurs.

As used herein, an “Insolvency Event” shall mean (a) Buyer filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Buyer under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Buyer or any of the Buyer Parties colludes with or otherwise assists such Person, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against Buyer from any Person; (c) Buyer or any of the Buyer Parties filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against Buyer, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) Buyer or any of the Buyer Parties consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Buyer; (e) Buyer making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.  As used herein, “Bankruptcy Code” means 11 U.S.C. § 101 et seq., as the same may be amended from time to time, and “Buyer Parties” means any of Buyer's direct or indirect members, managers, partners, shareholders, officers, directors or affiliates.

(e)by Buyer, upon a Material Casualty Event or Material Condemnation Event in accordance with Section 5.16.

8.2Effect of Termination.

(a)In the event of termination of this Agreement by either Seller Parties or Buyer pursuant to Section 8.1 this Agreement shall immediately become void and have no effect without any liability or obligation on the part of any party hereto, except that the obligations in Section 2.13, Section 3.4, Section 5.5, Section 9.5 and Article VIII, and any other obligations set forth in this Agreement which expressly survive termination hereof, shall survive such termination.

(b)Subject to the terms and conditions of this Agreement, upon a termination of this Agreement by Seller Parties pursuant to Section 8.1(d), Seller Parties shall be entitled to receive the Signing Deposit (including interest or other income therefrom) from the Escrow Agent, or, if Buyer elected to have the Buyer Guarantor execute and deliver the Termination Fee Guaranty, Buyer shall be obligated to pay Seller Parties the Signing Deposit, and Buyer Guarantor shall be obligated under the Termination Fee Guaranty to guaranty payment of the Signing Deposit to Seller Parties.  The payment of the Signing Deposit to Seller Parties by the Escrow Agent pursuant to the foregoing sentence, or the payment by the Buyer Guarantor of the Signing Deposit pursuant to the Termination Fee Guaranty, as applicable, is a condition to Seller Parties’ willingness to enter into this Agreement, and any such payment represents liquidated damages intended to reimburse Seller Parties for incurring the damages, costs and expenses related to entering into this Agreement, is not a penalty and is in lieu of any other rights or remedies under this Agreement.  For the avoidance of doubt, Buyer acknowledges and agrees that if Seller Parties exercise their right to terminate this Agreement pursuant to and in accordance with Section 8.1(d), Seller Parties shall have the right to immediately make a claim under the Termination Fee Guaranty, and such claim and the Buyer’s obligations under this Agreement and Buyer Guarantor’s obligations under the Termination Fee Guaranty shall survive any such termination of this Agreement by Seller Parties, and pursuit of any such claim under the Termination Fee Guaranty shall not be conditioned upon or otherwise require that Seller Parties actually terminate this Agreement.

(c)Upon the occurrence of any event or condition which provides Buyer with the right to terminate this Agreement pursuant to Section 8.1(c), Buyer, at its option, as its sole and exclusive remedy, may, in the event that Buyer has provided Seller Parties written notice of such event or condition (other than Seller Parties’ failure to close on the Closing Date) and Seller Parties have not cured the same within ten (10) days of receipt of such notice, (i) terminate this Agreement and the Termination Fee Guaranty and recover from Seller Parties any and all of Buyer’s out-of-pocket costs incurred in connection with Buyer’s due diligence and the negotiation of this Agreement, including, without limitation, non-refundable R&W Insurance

Costs, in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000), and upon such disbursement, this Agreement shall immediately become void and have no effect without any liability or obligations on the part of any party hereto, except that the obligations in Section 2.13, Section 3.4, Section 5.5, Section 9.5 and Article VIII, and any other obligations set forth in this Agreement which expressly survive termination hereof, shall survive such termination, or (ii) specifically enforce the conveyance of the Interests pursuant to the terms and conditions of this Agreement, provided that such enforcement action is brought within forty-five (45) days of the occurrence of any event or condition which provides Buyer with the right to terminate this Agreement pursuant to Section 8.1(c).

8.3Amendment.  This Agreement may be amended by the parties in writing by action of Buyer and Seller Parties at any time prior to Closing.

8.4Extension; Waiver.  At any time prior to the Closing, Buyer, on one hand, and Seller Parties, on the other hand, may pursuant to a written agreement (a) extend the time for the performance of any of the obligations or other acts of the other party, or (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or waive compliance with any of the agreements or conditions of the other party contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Article IX - GENERAL PROVISIONS

9.1Nonsurvival of Representations and Warranties.  Except as expressly provided for in this Agreement, none of the representations and warranties in this Agreement or in any Seller Closing Document or Buyer Closing Document shall survive the Closing.  This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing.

9.2Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)if to Buyer, to:

c/o BREIT Operating Partnership L.P.

345 Park Avenue

New York, New York 10154

Attn: Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

and a copy to:

c/o BREIT Operating Partnership L.P.

345 Park Avenue

New York, New York 10154

Attn: General Counsel

Email: realestatenotices@blackstone.com

and a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Sasan Mehrara, Esq.

Email: smehrara@stblaw.com

(b)if to Seller Parties, to:

c/o Cabot Properties Inc.
One Beacon Street

Suite 1700

Boston, MA 02108
Attn: Damian Bailey

Email:

with a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA  02210

Attn:	Christopher B. Barker, Esq.
Mark J. Lochiatto, Esq.
Email:	CBarker@goodwinlaw.com
MLochiatto@goodwinlaw.com

All notices shall be deemed given only when actually received.  Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.3Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate, agreement or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

9.4Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

9.5Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Seller Parties Disclosure Letter, the Confidentiality Agreement and the other agreements entered into in connection with the Interest Purchase and the other transactions contemplated by this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral among the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.7 (Indemnification) and the provisions of Article I or of any agreement governing the other transactions contemplated by this Agreement concerning the payment of consideration (the benefit of which shall inure to the benefit of those parties entitled to such consideration under the applicable agreement, who are in each case expressly intended to be third-party beneficiaries hereof and thereof) (collectively, “Third Party Provisions”), are not intended to confer upon any person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  The Third Party Provisions may be enforced by the beneficiaries thereof or on behalf of the beneficiaries thereof by Seller Parties.

9.6Governing Law; Consent to Jurisdiction.  THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS,  EXCEPT TO THE EXTENT THE LAWS OF THE STATE IN WHICH THE APPLICABLE PROPERTY IS LOCATED NECESSARILY APPLY, IN WHICH CASE THE LAWS OF SUCH STATE SHALL APPLY TO SUCH LIMITED EXTENT.  EACH OF BUYER AND THE SELLER PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE CHANCERY COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE (THE “DELAWARE COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE

ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES AN OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO AGREES (A) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS, AND (B) THAT SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE UNITED STATES POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE.  SERVICE MADE PURSUANT TO (A) OR (B) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

9.7Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.8Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.  Notwithstanding the foregoing, Buyer may designate one or more affiliates to which the Interests will be assigned at the Closing, provided that such affiliates are controlled by, control, or are under common control with, Buyer, and Buyer will continue to remain primarily liable under this Agreement notwithstanding any such designation.  In the event Buyer intends to designate any such affiliates to be the assignees of the Interests at Closing, Buyer shall send Seller Parties written notice of same at least five (5) Business Days prior to the Closing Date, which notice shall include the legal name and signature block of the proposed assignee.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.9Specific Enforcement.

(a)Except as otherwise provided in Section 7.2, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

(b)The parties hereto agree that irreparable damage would occur in the event that the parties’ obligations under Section 5.2 (Confidentiality) are not performed by one or more of the parties hereto in accordance with the terms hereof or were otherwise breached and that Buyer and Seller Parties shall be entitled to specific performance of the terms and provisions of such Sections or an injunction to prevent any breach of such sections, in addition to any other remedy at law or equity.

9.10Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

(a)Title Insurance and Surveys.  All fees, costs and other expenses to obtain any of the following items shall be allocated between Buyer and Seller Parties as set forth on Exhibit G attached hereto to the extent desired by Buyer: Owner’s Title Policies and any policies or date-down endorsements or other endorsements to existing title owner’s; and updated surveys or amendments or endorsements to existing surveys.  All fees, costs and expenses to obtain any of the following items shall be allocated to and solely the responsibility of Buyer:  updated title searches, reports or title insurance commitments; and lender’s title insurance policies of any lenders.

(b)Transfer Taxes and Recording Fees.  In the event that any real estate recording fees or Transfer Taxes become payable as a result of the Interest Purchase, the costs thereof shall be allocated between Seller Parties and Buyer as set forth on Exhibit G.  Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any taxes or fees described in this Section 9.11(b).  “Transfer Taxes” shall mean any and all taxes, fees, charges or costs imposed by state, county or local authorities on the direct or indirect transfer of title to real property regardless of whether referred to as a tax or otherwise.

(c)Representations and Warranties Insurance and REIT Opinion Costs.  Seller Parties shall reasonably cooperate with Buyer’s efforts to obtain representations and warranties insurance (the “Buyer’s R&W Insurance”) with respect to Seller Parties’ Entity Representations, including, without limitation, by causing its counsel to deliver the REIT Opinion, and Seller Parties shall be obligated to pay one hundred percent (100%) of the costs of the foregoing (collectively, the “R&W Insurance Costs”), including the premium for the Buyer’s R&W Insurance and the reasonable attorneys’ fees actually incurred by its counsel in issuing the REIT Opinion and performing the diligence associated with its issuance; provided, however, that, notwithstanding the foregoing to the contrary, (i) Seller Parties shall not be obligated to pay more than Three Million Seventy-Six Thousand Seven Hundred Eighty-One and 0/100 Dollars ($3,076,781) (the “Seller Parties R&W Insurance Costs Cap”) for the R&W Insurance Costs and Buyer shall be obligated to pay any R&W Insurance Costs in excess of the Seller Parties R&W Insurance Costs Cap except that, to the extent that the R&W Insurance Costs exceed the Seller Parties R&W Insurance Costs Cap, Buyer and Seller Parties shall each be responsible for paying 50% of the reasonable attorneys’ fees actually incurred by Seller Parties’ counsel in issuing the

REIT Opinion and performing the diligence associated with its issuance, (ii) except as set forth in this Section 9.11, Seller Parties shall not be obligated to incur any costs, expenses or other liability with respect to the Buyer’s R&W Insurance, (iii) Buyer shall receive a credit at Closing for any deposits or advances of the R&W Insurance Costs paid by Buyer prior to Closing (which credit shall be taken into account in determining whether the Seller Parties have paid amounts exceeding the Seller Parties R&W Insurance Cap), and (iv) for the avoidance of doubt, Buyer obtaining the Buyer’s R&W Insurance is not a condition to Closing.

(d)Escrow Fees.  Seller Parties and Buyer will each pay one-half of any escrow closing fees in connection with the closing of the transactions contemplated by this Agreement.

9.12Attorneys’ Fees.  In any action or proceeding involving this Agreement or the contents hereof, the prevailing party shall be entitled to recover from the other party the prevailing party’s reasonable costs and expenses in such action or proceeding, including reasonable attorneys’ fees.  The provisions of this Section 9.12 shall survive Closing.

9.13Joint and Several. The obligations of Seller Parties under this Agreement shall be joint and several.  Without limitation of the foregoing, each Seller Party shall be jointly and severally liable for the performance of all obligations of any one Seller Party under this Agreement.

9.14State-Specific Provisions. The following provisions shall apply to Properties located in the following states, and in the event of any inconsistency between the provisions of this Section 9.14 and the remainder of this Agreement, the provisions of this Section 9.14 shall control and any provision of this Agreement shall be deemed modified by the provisions contained in this Section 9.14 solely with respect to such Property to the extent required to effect each of the applicable state requirements herein.

(a)Arizona. Section 5.1(h) is hereby amended to add the following, solely with respect to Properties located in Arizona: “Subject to the terms of this Section 5.1(h), Seller Parties’ obligation to discharge mechanics’ and contractors’ liens shall include lien rights reserved by preliminary 20-day notice.”

(b)California.

(i)IN CONNECTION WITH THE RELEASES GIVEN BY BUYER IN SECTION 7.6, BUYER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH IS SET FORTH BELOW, AND BUYER EXPRESSLY WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, AS AMENDED OR MODIFIED, WHICH PROVIDES THAT: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR”

Buyer’s Initials: ___________

(ii)As used herein, the term “Natural Hazard Area” shall mean those areas identified as natural hazards in the Natural Hazard Disclosure Act, California Government Code Sections 8589.3, 8589.4, and 51183.5, and California Public Resources Code Sections 2621.9, 2694, and 4136, and any successor statutes or laws (the “Act”). Seller Parties shall provide Buyer with a Natural Hazard Disclosure Statement (“Disclosure Statement”) for each Property located in the State of California. Buyer acknowledges that Seller Parties (or the applicable Partnership Subsidiaries) have or will cause the Title Company to retain the services of an expert (the “Natural Hazard Expert”) to examine the maps and other information made available to the public by government agencies for the purpose of enabling Seller Parties (or the applicable Partnership Subsidiaries) to fulfill its disclosure obligations with respect to the Act and to prepare a written report of the results of its examination (the “Report”). Buyer acknowledges that the Report fully and completely discharges Seller Parties and the applicable Partnership Subsidiaries from its disclosure obligations under the Act, and, for the purpose of this Agreement, the provisions of California Civil Code Section 1103.4 regarding the non-liability of Seller Parties and the applicable Partnership Subsidiaries for errors or omissions not within their personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert dealing within the scope of its expertise with respect to the examination and Report. Buyer acknowledges and agrees that nothing contained in the Disclosure Statement shall release Buyer from its obligation to fully investigate the condition of the Properties, including, without limitation, whether the Properties are located in any Natural Hazard Area. Buyer shall be solely responsible for preparing and delivering its own Natural Hazard Disclosure Statement to subsequent prospective buyers of the Properties. The provisions of this Section 9.14(a)(ii) shall survive the Closing.

(iii)Notwithstanding any other provision hereof, Buyer shall cause deliver to be delivered to Seller Parties One Hundred Dollars ($100) as independent consideration for entering into this Agreement (the “Independent Consideration”), which shall be nonrefundable in all circumstances and shall be delivered to Seller as follows: If Buyer delivers the Signing Deposit to First American, then an amount equal to the Independent Consideration shall be promptly disbursed to Seller as the Independent Consideration, and if Buyer causes the Buyer Guarantor to provide a Termination Fee Guaranty in lieu of the Signing Deposit, then Buyer shall deliver an amount equal to the Independent Consideration to Escrow Agent within two (2) Business Days after the date of this Agreement, which amount shall be promptly disbursed to Seller Parties as the Independent Consideration.

(c)Florida.  The following notification is provided pursuant to and is intended to comply with the disclosure requirements of § 404.056, Florida Statutes: “RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

(d)Intentionally Omitted.

(e)New Jersey ISRA Compliance.

(i)Seller Parties have determined that certain of the tenants at their properties located in New Jersey, as set forth on Schedule 9.14(e) (each, an “ISRA Leasehold” and, collectively, the “ISRA Leaseholds”), are “industrial establishments” pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., or its successor statute, regulation or guidance (“ISRA”), and, therefore, the ISRA Leaseholds are subject to compliance with ISRA as a result of the transactions contemplated by this Agreement (“ISRA Compliance”).

(ii)Seller Parties will, at their sole cost and expense, prepare and submit to the NJDEP (after review and approval by Buyer, not to be unreasonably withheld conditioned or delayed) within ten (10) Business Days after the execution of this Agreement: (i) an ISRA General Information Notice for each of the ISRA Leaseholds and (ii), if applicable, an ISRA De Minimis Quantity Exemption Affidavit with accompanying application fee for each of the ISRA Leaseholds eligible for a De Minimis Quantity Exemption (the “DQE Affidavits”), each completed on NJDEP’s approved form and each signed and certified by the requisite signatory in accordance with NJDEP rules and guidance. Seller Parties shall promptly and diligently commence efforts to, and thereafter continue to use commercially reasonable efforts to, provide to Buyer, at the sole cost and expense of Seller Parties and on or prior to the Closing Date, a De Minimis Quantity Exemption for each of the eligible ISRA Leaseholds approved by NJDEP pursuant to ISRA.

(iii)For each of the ISRA Leaseholds not eligible for a DQE approval from NJDEP, Buyer will, at its sole cost and expense, prepare and submit to NJDEP on or prior to the Closing Date (after review and approval by Seller Parties, not to be unreasonably withheld, conditioned or delayed):  (i) a Remediation Certification naming the Buyer as the “Party Agreeing to Conduct Remediation;” (ii) a Remediation Funding Source; (iii) a Remediation Funding Source Surcharge and a Remediation Cost Review and RFS/FA form, and Buyer, at its own cost and expense, shall promptly proceed after Closing to complete ISRA Compliance with respect to each of the ISRA Leaseholds not eligible for a DQE approval from NJDEP.  Within ten (10) Business Days of the execution of this Agreement, Buyer will, at its sole cost and expense, retain the services of an LSRP (reasonably acceptable to Seller Parties) to serve as Buyer’s LSRP for ISRA Compliance at the Property.  For any ISRA Leasehold not eligible for a DQE approval from NJDEP, Buyer shall be required to promptly obtain a Response Action Outcome from Buyer’s LSRP for the entire leasehold.

(iv)The provisions of this Section 9.14(e) of this Agreement shall survive the Closing for a period of nine (9) months.

(v) As used in this Section 9.14(e) of this Agreement, the following terms have the meanings defined below:

(a)“De Minimis Quantity Exemption” or “DQE” shall mean an exemption from ISRA compliance obligations issued by NJDEP pursuant to ISRA based on de minimis quantities of hazardous substances or hazardous wastes generated, manufactured, refined, transported, treated, stored, handled or disposed of at an industrial establishment that would otherwise be subject to ISRA, as set forth at N.J.A.C. 7:26B-5.9 or its successor statute or regulation.

(b)“Engineering Controls” shall mean any physical mechanism to contain or stabilize contamination, or to ensure the effectiveness of a Remedial Action. Engineering Controls may include, without limitation, caps, covers, dikes, trenches, leachate control systems, signs, fences and physical access barriers.

(c) “Final Remediation Document” shall have the meaning as set forth at N.J.A.C. 7:26C-1.3, or its successor statute or regulation.

(d)“Institutional Controls” shall mean a mechanism used to limit human activities at or near a contaminated site, or to ensure the effectiveness of Remedial Action over time, when contaminants remain at a contaminated site in levels or concentrations above the applicable remediation standard that would allow unrestricted use of the applicable Property. Institutional Controls may include, without limitation, structure, land and natural resource use restrictions, classification exception areas, well restriction areas and deed notices.

(e) “LSRP” shall mean a Licensed Site Remediation Professional who has been issued a valid license pursuant to the Site Remediation Reform Act, N.J.S.A. 58:10C-1, and the implementing regulations, and who has been engaged with respect to any ISRA Leasehold at the Property.

(f) “NJDEP” shall mean the New Jersey Department of Environmental Protection or its successor agency.

(g)“Remedial Action” shall have the meaning as set forth at N.J.A.C. 7:26E-1.8, or its successor statute or regulation.

(h) “Remedial Action Permit” shall mean a permit issued by the NJDEP to regulate the operation, maintenance and inspection of Engineering Controls and/or Institutional Controls pursuant to N.J.S.A. 58:10C-19 and N.J.A.C 7:26C-7, or its successor statute or regulation.

(i)“Remediation Certification” shall mean a certification pursuant to ISRA which, when submitted to the NJDEP by Seller Parties with respect to a ISRA Leasehold, authorizes the transfer of ownership of such ISRA Leasehold from Seller Parties to Buyer prior to the approval of a De Minimis Quantity Exemption or issuance of a RAO by Seller Parties’ LSRP.

(j)“Remediation Cost Review and RFS/FA Form” shall mean the current version of the NJDEP form related to the estimate of the cost of remediation for the purpose of establishing and maintaining a Remediation Funding Source.

(k)“Remediation Funding Source” shall mean any of the funding sources promulgated by NJDEP in N.J.A.C. 7:26C-7 et seq. as required for the filing of a Remediation Certification.

(l) “Remediation Funding Source Surcharge” shall mean the annual fee (currently set as one percent (1%) of the required Remediation Funding Source) as required under N.J.S.A. 58:10B-11.

(m)“Response Action Outcome” or “RAO” shall mean a written determination by Sellers Parties’ LSRP that any contamination was remediated in accordance with all applicable Laws and NJDEP regulations as defined at N.J.S.A. 58:10C-2 and N.J.A.C. 7:26C-1.3; provided that Seller Parties’ LSRP shall be prohibited from issuing any RAO conditioned upon or utilizing any Engineering Controls, Institutional Controls and/or Remedial Action Permits as part of any Remedial Action relating to ISRA Compliance at the New Jersey Leaseholds.

(f)Texas.

(i)The parties acknowledge that Buyer has deposited with Seller Parties the amount of One Thousand Dollars ($1,000) (the “Independent Consideration”), which shall be earned by Seller Parties upon execution and delivery of this Agreement by Seller Parties and Buyer.  Seller Parties and Buyer hereby mutually acknowledge and agree that the Independent Consideration represents adequate bargained for consideration for Seller Parties’ execution and delivery of this Agreement and Buyer’s right to have inspected the Texas Properties pursuant to the terms of this Agreement.  The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement and is nonrefundable in all events.  Upon the Closing or the termination of this Agreement, the Independent Consideration shall be paid to Seller Parties.

(ii)BUYER AGREES (WHICH AGREEMENT SHALL SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT) TO INDEMNIFY, DEFEND, AND HOLD SELLER PARTIES, SELLER PARTIES’ PARTNERS, AFFILIATES, AND CONSULTANTS, AND THE MANAGERS, PARTNERS, TRUSTEES, SHAREHOLDERS, DIRECTORS, OFFICERS, ATTORNEYS, EMPLOYEES AND AGENTS EACH OF THEM FREE AND HARMLESS FROM ANY LOSS, INJURY, DAMAGE, CLAIM, LIEN, COST OR EXPENSE, INCLUDING REASONABLE ATTORNEYS’ FEES AND COSTS, ARISING OUT OF A BREACH BY BUYER OF THE PROVISIONS OF THIS AGREEMENT WITH RESPECT TO BUYER’S INSPECTION OF THE TEXAS PROPERTIES, OR OTHERWISE FROM THE EXERCISE BY BUYER OR BUYER’S AGENTS OF THE RIGHT OF ACCESS

UNDER THIS AGREEMENT, EVEN IF SUCH LOSS, INJURY, DAMAGE, CLAIM LIEN, COST OR EXPENSE IS ALLEGED TO HAVE BEEN CAUSED BY THE NEGLIGENCE OF THE INDEMNIFIED PARTY.  THIS SECTION 9.14(f)(ii) SHALL SURVIVE CLOSING OR THE TERMINATION OF THIS AGREEMENT.

(iii)A person who sells an interest in real property in this state shall give to the purchaser of the property a written notice that reads substantially similar to the following:

NOTICE REGARDING POSSIBLE ANNEXATION

If the property that is the subject of this contract is located outside the limits of a municipality, the property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the property for further information.

The seller shall deliver the notice to the purchaser before the date the executory contract binds the purchaser to purchase the property. The notice may be given separately, as part of the contract during negotiations, or as part of any other notice the seller delivers to the purchaser.  See exceptions in Property Code.

(iv)Section 49.452. NOTICE TO PURCHASERS.

(a) (1) Any person who proposes to sell or convey real property located in a district created under this title or by a special Act of the legislature that is providing or proposing to provide, as the district’s principal function, water, sanitary sewer, drainage, and flood control or protection facilities or services, or any of these facilities or services that have been financed or are proposed to be financed with bonds of the district payable in whole or part from taxes of the district, or by imposition of a standby fee, if any, to household or commercial users, other than agricultural, irrigation, or industrial users, and which district includes less than all the territory in at least one county and which, if located within the corporate area of a city, includes less than 75 percent of the incorporated area of the city or which is located outside the corporate area of a city in whole or in substantial part, must first give to the purchaser the written notice provided in this section.

SCHEDULE A

Index of Defined Terms

2nd Amendment Drive Outparcel Accountants	§5.22 §5.17
Acquisition Proposal	§4.3(a)
Act	§9.14(b)(ii)
Adjusted Working Capital	§1.4(g)
Affiliate Agreement	§2.17(f)
Agreed Amount	§7.2(f)
Agreed Value	§5.1(f)
Agreement	Preamble
Anti-Money Laundering Laws	§2.15
Anti-Terrorism Laws	§2.16
Assignment and Transfer Agreement	§6.4(a)
Audit Assistance	§5.17
Audit Inquiry Letter	§5.17
Banking Relationship Information	§2.19
Bankruptcy Code	§8.1
Base Adjusted Working Capital	§1.4(b)
BOA Account Bonds Bonds Credit Amount Bonds Indemnity	§5.19(a) §5.19(b) §5.19(b) §5.19(b)
Budgeted Real Estate Tax Amounts	§1.4(g)(vi)(e)
Buyer	Preamble
Business Day	§1.2
Buyer Closing Documents	§7.3(a)
Buyer Guarantor	§1.5(a)
Buyer Indemnified Party	§7.2(a)
Buyer Knowledge Party	§3.11(c)
Buyer Material Adverse Effect	§3.11(d)
Buyer Maximum Amount Buyer Parties Buyer Party	§7.3(b) §8.1 §5.2
Buyer’s Knowledge	§3.11(c)
Buyer’s Refund Buyer’s R&W Insurance	§1.4(m) §9.11(c)
Buyer Subsidiary	§3.3
Buyer Surviving Covenants	§7.1(d)(i)
Cabot Fund	Preamble
Cabot REIT	Recitals
CAM and Real Estate Tax Expenses	§1.4(i)
CAM and Real Estate Tax Payables	§1.4(i)

CAM and Real Estate Tax Receivables CCR Estoppels	§1.4(i) §5.18(b)
Chicago	§5.1(f)
Claim Notice	§7.2(d)
Claimed Amount	§7.2(d)
Closing	§1.2
Closing Adjusted Working Capital	§1.4(c)
Closing Cash Payment	§1.3
Closing Date	§1.2
Closing Pro-Rated Adjustment	§1.4(d)
Closing Statement	§6.4(f)
Code	§1.6(c)
Collective Refund	§1.4(m)
Collective Tax Period Confidentiality Agreement	§1.4(m) §5.2
Contract	§2.17(a)
Current Assets	§1.4(g)
Current Liabilities	§1.4(g)
Delaware Courts De Minimis Quantity Exemption	§9.6 §9.14(e)(v)(a)
Deposit Escrow Agreement Designated Agreement	§1.5(a) §5.10
Disclosed Contract	§2.17(g)
Disclosure Statement	§9.14(b)(ii)
Dispute	§7.2(f)
DQE	§9.14(e)(v)(a)
DQE Affidavits	§9.14(e)(ii)
Employee Arrangement Engineering Controls	§2.11(a)(ii) §9.14(e)(v)(b)
Enterprise Drive Distribution	§5.23
Enterprise Drive Interests	§5.23
Enterprise Drive Property	§5.23
Entity Representations	§2.21
Environmental Reports	§2.10
ERISA	§2.11(a)(i)
Escrow Agent	§1.5(a)
Estimated Closing Adjusted Working Capital	§1.4(b)
Estimated Closing Date Balance Sheet	§1.4(b)
Estimated Pro-Rated Adjustment	§1.4(a)
Excluded Entity	§2.2(a)
Excluded Interests Excluded Liability Exclusion Notice (2nd Amendment Drive) Exclusion Notice (Enterprise Drive) Exclusion Notice (Third Flag Parkway)	Recitals §7.2(a) §5.22 §5.23 §5.21
Existing Leases	§1.4(g)(v)

Existing Loans	§2.17(b)
Existing Policy	§5.1(f)
Existing Property Purchase Agreement	§2.9(l)
Existing Survey	§5.1(f)
FCPA	§2.15
Fidelity Filing Representations Final Remediation Document Financial Information	§5.1(f) §6.2(a) §9.14(e)(v)(c) §5.17
Financial Statements	§2.6(a)
First American Fundamental Representations	§5.1(f) §6.2(a)
GAAP	§1.4(b)
General Partner	Preamble
Governmental Entity	§2.5(b)
Ground Lease	§2.9(h)
Hatfield Letter of Credit	§5.19(a)
Holdback Escrow Agreement Holdback Escrow Amount	§1.5(c) §1.5(c)
Incentive Fees	§2.9(k)
Indebtedness	§2.17(b)
Indemnification Cut-Off Date	§7.2(b)(iii)
Indemnified Parties	§5.17
Indemnified Party	§5.7(a)
Indemnifying Parties	§5.7(a)
Indemnifying Party Independent Consideration Insolvency Event Institutional Controls	§5.7(a) §9.14(b)(iii) §8.1 §9.14(e)(v)(d)
Insurance Policies	§2.18
Interest Purchase	Recitals
Interests ISRA ISRA Compliance ISRA Leasehold	Recitals §9.14(e)(i) §9.14(e)(i) §9.14(e)(i)
Knowledge	§3.11(c)
Laws L/C Credit Amount	§2.5(b) §5.19(a)
Lease Modifications	§1.4(g)(v)
Lease Schedule	§2.9(d)
Leasing Agreement	§2.17(d)
Letters of Credit Lien Waivers	§5.19(a) §5.20
Liens	§2.2(b)
Lis Pendens	§5.23

Losses	§7.2(a)
LP Interests LSRP Material Adverse Effect	Recitals §9.14(e)(v)(e) §7.6(e)
Material Casualty Event	§5.16(c)
Material Casualty Notice Material Condemnation Event Material Condemnation Notice	§5.16(c) §5.16 §5.16(d)
Material Title Defect	§5.1(g)
Management Agreement Maximum Verus Payment	§2.17(d) §5.20
Most Recent Balance Sheet Natural Hazard Area Natural Hazard Expert	§2.6(a) §9.14(b)(ii) §9.14(b)(ii)
Neutral Auditor	§1.4(c)
New Leases NJDEP	§1.4(g)(v) §9.14(e)(v)(f)
Obligatory Removal Matters	§5.1(f)
OFAC	§2.16
Operating Expenses	§1.4(g)(vi)(b)
Operating Partnership OP Tax Claim	Recitals §5.4(d)(viii)
Organizational Documents	§2.2(c)
Owner’s Title Policies	§5.1(f)
Partnership Knowledge Party	§7.6(c)
Partnership Subsidiaries	Recitals
Person Permitted Exceptions	§2.2(a) §5.1(g)
Plan Assets Regulation	§2.11(b)
Portfolio	Recitals
Post-Closing Adjustment Escrow	§1.4(o)
Post-Closing Adjustment Escrow Period	§1.4(o)
Post-Closing Adjustment Liabilities	§1.4(o)
Post-Closing Balance Sheet	§1.4(c)
Pre-12/15 Capital Projects	§2.20
Pre-12/15 Existing Leases	§1.4(g)(v)
Pro-Rated Adjustment	§1.4(g)
Pro-Rated Items	§1.4(g)(vi)
Properties	Recitals
Post-12/15 Existing Leases	§1.4(g)(v)
Purchase Consideration	§1.3
Purchase Price RAO	§1.3(i) §9.14(e)(v)(m)
Real Estate Taxes	§1.4(g)(vi)(a)
Real Property Representations	§2.21

REIT	§2.12(j)
REIT Common Shares	Recitals

REIT Opinion

REIT Tax Claim

Remedial Action

Remedial Action Permit

Remediation Certification

Remediation Cost Review and RFS/FA Form

Remediation Funding Source

Remediation Funding Source Surcharge

Report

§6.4(c) §5.4(d)(viii) §9.14(e)(v)(g) §9.14(e)(v)(h) §9.14(e)(v)(i) §9.14(e)(v)(j) §9.14(e)(v)(k) §9.14(e)(v)(l) §9.14(b)(ii)
Required SEC Filings	§5.2
Response Response Action Outcome R&W Insurance Costs Seefried	§7.2(f) §9.14(e)(v)(m) §9.11(c) §5.20
Seller Closing Documents	§7.2(a)
Seller Deemed Approval Objection Notice Seller Estoppel Seller Indemnified Party Seller Indemnifying Parties	§1.4(c) §6.2(d) §7.3(a) §7.2(a)
Seller Indemnity Maximum Amount	§7.2(b)(ii)
Seller Objection Notice	§1.4(c)
Seller Parties	Preamble
Seller Parties Disclosure Letter	Article II
Seller Parties’ Knowledge	§7.6(c)
Seller Parties R&W Insurance Cap	§9.11(c)
Seller Representatives	§4.3(a)
Seller’s Refund Seller Surviving Covenants	§1.4(m) §7.1(b)(i)
Seller’s Tax Period	§1.4(m)
Service Contracts	§2.9(f)
Signing Deposit SNDA	§1.5(a) §5.18(a)
Space Lease	§2.9(d)
Straddle Period Return	§5.4(b)
Subsidiary	§2.2(a)
Subsidiary Interests	Recitals
Swaps	§2.17(c)
Target	Recitals
Target Companies	Recitals
Taxes Tax Representations	§2.12(a) §6.2(a)
Tax Return	§2.12(a)
Tenant Inducement Costs	§1.4(g)

Termination Fee Guaranty Third Flag Outparcel	§1.5(a) §5.21
Third Party Provisions	§9.5
Threshold Amount Title Affidavit	§7.2(b)(i) §5.1(i)
Title Commitments	§5.1(f)
Title Company	§5.1(f)
Transfer Taxes	§9.11(b)
True-Up Date	§1.4(d)
Uncollected Tenant Payments	§1.4(g)(vi)(d)
USA Patriot Act Verus	§2.16 §5.20
Violations	§5.1(j)

IN WITNESS WHEREOF, the parties hereto have caused this Interest Purchase Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

BREIT INDUSTRIAL BOBCAT HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Giovanni Cutaia
Name:	Giovanni Cutaia
Title:	Senior Managing Director and Vice President

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CABOT INDUSTRIAL VALUE FUND IV, L.P., a Delaware limited partnership

By:	Cabot Industrial Value Fund IV Manager, Limited Partnership, a Massachusetts limited partnership, its General Partner
By:	Cabot Industrial Value Fund IV Manager GP, LLC, a Massachusetts limited liability company, its General Partner

By: Cabot Properties, Inc., a Massachusetts corporation, its Sole Manager

By:	/s/ Damian Q. Bailey
Name:	Damian Q. Bailey
Title:	Senior Vice President, Investments

CABOT INDUSTRIAL VALUE FUND IV MANAGER, LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	Cabot Industrial Value Fund IV Manager GP, LLC, a Massachusetts limited liability company, its General Partner

By: Cabot Properties, Inc., a Massachusetts corporation, its Sole Manager

By:	/s/ Damian Q. Bailey
Name:	Damian Q. Bailey
Title:	Senior Vice President, Investments

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